  As filed with the Securities and Exchange Commission on September 15, 1999
                                                Registration No. 333-78059
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                --------------

                             AMENDMENT NO. 2

                                    TO
                                   FORM S-1
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                                --------------
                           DATA CRITICAL CORPORATION
            (Exact Name of Registrant as Specified in Its Charter)

                                --------------

            Delaware                              3663                            91-1901482
 (State or Other Jurisdiction of      (Primary Standard Industrial             (I.R.S. Employer
 Incorporation or Organization)       Classification Code Number)           Identification Number)

     19820 North Creek Parkway, Suite 100, Bothell, Washington 98011

                              (425) 482-7000
   (Address Including Zip Code, and Telephone Number Including Area Code, of
                   Registrant's Principal Executive Offices)

                                --------------
                               Jeffrey S. Brown
                     President and Chief Executive Officer
                           Data Critical Corporation

     19820 North Creek Parkway, Suite 100, Bothell, Washington 98011

                              (425) 482-7000
 (Name, Address Including Zip Code, and Telephone Number Including Area Code,
                             of Agent for Service)

                                --------------
                                  COPIES TO:

              Craig E. Sherman, Esq.                           J. Robert Suffoletta, Esq.
              Eric L. Dobmeier, Esq.                          Patrick J. Schultheis, Esq.
            Joanna S. Lin Black, Esq.                        Richard Jay Silverstein, Esq.
                VENTURE LAW GROUP                                 Craig N. Lang, Esq.
            A Professional Corporation                      WILSON SONSINI GOODRICH & ROSATI
 4750 Carillon Point, Kirkland, Washington 98033                Professional Corporation
                  (425) 739-8700                    650 Page Mill Road, Palo Alto, California 94304
                                                                     (650) 493-9300

                                --------------
  Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

                                --------------
  If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [_]
  If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]__________
  If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]__________
  If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]__________
  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]


                     CALCULATION OF REGISTRATION FEE

--------------------------------------------------------------------------------------
                                           Proposed        Proposed
 Title of each class of      Amount        maximum          maximum        Amount of
    securities to be         to be      offering price     aggregate      registration
       registered        registered(1)   per unit(2)   offering price(2)     fee(3)
--------------------------------------------------------------------------------------
Common Stock, par value
 $0.001................    4,025,000        $13.00      $52,325,000.00     $14,546.35
--------------------------------------------------------------------------------------

(1) Includes 525,000 shares of common stock issuable upon exercise of the underwriters' over-allotment option.

(2) Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(a) under the Securities Act.

(3) Includes $12,468.30 previously paid by the registrant in connection with the filing of the registration statement on May 7, 1999.

  The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with
Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+                                                                              +
+We will amend and complete the information in this prospectus. Although we + +are permitted by US federal securities laws to offer these securities using + +this prospectus, we may not sell them or accept your offer to buy them until + +the documentation filed with the SEC relating to these securities has been + +declared effective by the SEC. This prospectus is not an offer to sell these + +securities or our solicitation of your offer to buy these securities in any +
+jurisdiction where that would not be permitted or legal.                      +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

                SUBJECT TO COMPLETION -- September 15, 1999

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

PROSPECTUS
       , 1999


                       [DATA CRITICAL LOGO APPEARS HERE]

                        3,500,000 Shares of Common Stock

--------------------------------------------------------------------------------

  Data Critical            The Offering:
  Corporation:

  . We provide wireless    . We are offering 3,500,000 shares of our common
    access to patient        stock.
    vital signs and
    other medical data     . The underwriters have a 30-day option to purchase
    from remote              a maximum of 525,000 additional shares from us to
    locations.               cover over-allotments.

  . Data Critical          . This is our initial public offering, and no
    Corporation              public market currently exists for our shares.
    19820 North Creek        The initial public offering price is estimated to
    Parkway                  be between $11.00 and $13.00.
    Suite 100
    Bothell, Washington    . Closing:     , 1999.
    98011
    (425) 482-7000

  Trading Symbol & Market:

  . DCCA/Nasdaq

------------------------------------------------------------
                                             Per Share Total
------------------------------------------------------------
     Public offering price:                     $       $
     Underwriter fees:
     Proceeds to Data Critical Corporation:
------------------------------------------------------------

   This investment involves risk. See "Risk Factors" beginning on page 7.

--------------------------------------------------------------------------------

Neither the SEC nor any state securities commission has determined whether this prospectus is truthful or complete, nor have they made, nor will they make, any determination as to whether anyone should buy these securities. Any representation to the contrary is a criminal offense.

--------------------------------------------------------------------------------

Donaldson, Lufkin & Jenrette

             U.S. Bancorp Piper Jaffray

                           Warburg Dillon Read LLC

                                                             DLJdirect Inc.

[Inside front cover of prospectus]

Heading titled "StatView System."

[Photographs of a StatView receiver displaying an electrocardiogram waveform and a healthcare provider using a StatView receiver]

Beneath the photograph of the StatView receiver is a sentence reading: "The StatView system notifies caregivers in near real-time of the latest waveforms and vital signs from patients."

Heading titled "MobileView System."

[Photographs of a MobileView receiving unit displaying waveforms and a physician using a MobileView receiver]

Immediately above the photograph of the MobileView receiving unit is a sentence reading: "The MobileView system lets physicians in remote locations view the latest waveforms, vital signs, and other life-critical information from patients."

   You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. We are offering to sell, and seeking offers to buy, shares of common stock only in jurisdictions where such offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our common stock. In this prospectus, "Data Critical," "we," "us," and "our" refer to Data Critical Corporation, unless the context otherwise requires.

                               TABLE OF CONTENTS

                                                                          Page
Prospectus Summary.......................................................   4
Risk Factors.............................................................   7
Use of Proceeds..........................................................  16
Dividend Policy..........................................................  16
Capitalization...........................................................  17
Dilution.................................................................  18
Selected Financial Data..................................................  19
Management's Discussion and Analysis of Financial Condition and Results
 of Operations...........................................................  20
Business.................................................................  30

                                                                            Page
Management.................................................................  45
Certain Transactions.......................................................  55
Principal Stockholders.....................................................  56
Description of Capital Stock...............................................  58
Shares Eligible for Future Sale............................................  61
Underwriting...............................................................  63
Legal Matters..............................................................  65
Experts....................................................................  65
Additional Information.....................................................  65
Index to Financial Statements.............................................. F-1

                               ----------------

   MobileView(TM), StatView(TM), AlarmView(TM), Internet ECG(TM), Wireless Telemedicine(TM), WT(TM) and the Data Critical Corporation name and corporate logo are all trademarks of Data Critical Corporation. We also have other trademarks that we use in our business. We license the name PalmVue(TM) from Hewlett-Packard Company. All other brand names or trademarks appearing in this prospectus are the property of their respective holders.

                               PROSPECTUS SUMMARY

   This summary highlights information contained elsewhere in this prospectus. You should read this entire prospectus carefully, especially "Risk Factors." Unless otherwise indicated, all information contained in this prospectus assumes:

  . no exercise of the underwriters' over-allotment option
  . the conversion of all outstanding shares of preferred stock into common stock
  . a 1-for-4 reverse split of our common stock

                           Data Critical Corporation

   We design, manufacture, market, install and support communication and information systems, using wireless technology and proprietary software to allow access to health information, including patient vital signs and other diagnostic data. Our systems provide for information retrieval from remote sources, both inside and outside the hospital environment, and are integrated and coordinated through either a wireless network utilizing our interactive device, a personal computer or the internet. Our focus within health care is on the hospital, physician and at-home consumer markets.

   We have entered into strategic alliances with the following leading manufacturers of patient-monitoring medical equipment to assist us in the development, marketing and distribution of our systems:

  . GE Marquette Medical Systems, Inc., a subsidiary of General Electric
    Company
  . Hewlett-Packard Company
  . Nellcor Puritan Bennett, a subsidiary of Mallinckrodt Inc.
  . Protocol Systems, Inc.
  . Siemens Medical Systems, Inc., a subsidiary of Siemens AG

   We sell our systems through our direct sales force and jointly with these strategic partners. Our systems are currently being used in more than 100 hospitals in over 30 states, including:

 . Baylor University Medical Center in Dallas, TX
 . Duke University Medical Center in Durham, NC
 . Heartland Hospital in St. Joseph, MO
 . Kaiser Foundation Hospital in San Francisco, CA
 . The Mayo Clinic in Scottsdale, AZ
 . Montefiore Medical Center - Einstein Division in New York, NY
 . Memorial Sloan Kettering Cancer Center in New York, NY
 . Mt. Sinai School of Medicine in New York, NY
 . Northwest Hospital in Seattle, WA
 . St. Mary's Hospital in Pueblo, CO

   Below is a brief description of our systems:

Hospital Systems

  . StatView is a wireless system that simultaneously sends an alarm and patient data, such as vital signs and electrocardiogram (ECG) waveforms, to the StatView receiving unit, which is generally carried by nurses within a hospital. This system is intended to deliver this patient data whenever a patient experiences a severe adverse event. The data transmitted includes patient name, bed number, heart rate and a six to ten second ECG waveform.

  . AlarmView attaches to the back of non-networked patient monitors, infusion pumps and other medical equipment and transmits near immediate alarms and critical patient data to wireless receivers, thereby creating a virtual network for stand-alone medical monitoring equipment at a relatively low-cost per unit. AlarmView can be integrated with the same wireless receiver used for StatView. We submitted our AlarmView system for approval by the U.S. Food and Drug Administration
   (FDA) in August 1999, and expect to begin making commercial sales of AlarmView systems in the first half of 2000.

Physician Systems

  . MobileView transmits data that is collected by the StatView system from individual patient bedside and telemetry monitors to physicians or other caregivers at remote locations usually outside of the hospital. The MobileView system uses digital wireless technology on a wide area network to provide caregivers with immediate remote access to critical patient information, including multiple ECGs, vital signs parameters and associated waveforms and nurse notes. Physicians use a portable, wireless hand-held device to access this information.

  . Our DataView system allows physicians to review this same data collected by StatView through a personal computer.

Consumer System

  . Our Internet ECG system is designed to allow consumers to conduct stress management, physical fitness and educational activities by viewing their own ECGs through an application downloaded via the internet. Through a proprietary hand-held device, the consumer would be able to relay heart rate and ECG waveform information through a personal computer's microphone to a website running our software. The website would then relay additional biofeedback, exercise training data and personal educational information back to the consumer in near real-time.

  . We have completed development of the initial release of the Internet ECG system, but it is not yet commercially available.



   We believe that our systems reduce the overall costs of a healthcare organization by allowing caregivers to monitor the vital signs of patients remotely while performing other tasks. As a result, hospitals can reassign or reallocate their staff of medical technicians whose primary responsibility is to centrally monitor patient critical care data captured by medical equipment. Moreover, we believe that our systems improve patient care by providing immediate remote access to critical care information, which allows healthcare professionals to respond more rapidly to adverse changes in patients' conditions. Our systems are designed to open standards, use standard components and interface with equipment manufactured by numerous medical device manufacturers. We believe our open system architecture will allow us to partner with additional equipment manufacturers. In addition, data received by our systems can be encrypted before being transmitted, thereby improving the security and confidentiality of sensitive patient information.

   Our objective is to be the leading developer of wireless health information communications systems for the hospital, physician and at-home consumer markets. Our strategy to accomplish this objective includes:

  . pursuing additional strategic alliances
  . increasing market penetration and generating follow-on sales opportunities
  . expanding internationally

  . expanding the use of the internet to link physicians and at-home consumers
  . maintaining and building on our technology leadership

   Our company was incorporated in Oklahoma in October 1992 under the name Intellicomm Corp. We changed our name to Data Critical Corp. in October 1993 and reincorporated in Delaware in March 1998. In May 1999, we changed our name to Data Critical Corporation. Our principal executive offices are located at 19820 North Creek Parkway, Suite 100, Bothell, WA, 98011. Our telephone number is (425) 482-7000 and our fax number is (425) 482-7010. Our website is located at www.datacritical.com. Information contained in our website is not incorporated by reference into this prospectus, and you should not consider such information as part of this prospectus.

                                  The Offering

Common stock offered by Data Critical........  3,500,000 shares

Common stock to be outstanding after this
 offering....................................  9,824,869 shares

Use of proceeds..............................  For general corporate purposes, including working capital, capital expenditures and
                                               possible acquisitions.

Proposed Nasdaq National Market symbol.......  DCCA

   The common stock to be outstanding after this offering is based on shares outstanding as of June 30, 1999, and excludes 869,311 shares of common stock issuable upon the exercise of outstanding stock options at a weighted average price of $1.62 per share, 488,971 shares of common stock issuable upon the exercise of warrants at a weighted average exercise price of $2.97 per share. Generally, unless otherwise indicated, all information in this prospectus assumes no exercise of the underwriters' overallotment option.

                             Summary Financial Data

   The following table contains summary financial data for Data Critical. You should read this information along with the Financial Statements and related Notes included elsewhere in this prospectus.

   Pro forma per share amounts in the table below reflect the conversion of preferred stock of Data Critical into common stock as if the shares had been converted immediately upon their issuance. The pro forma as adjusted balance sheet data in the table below reflects the sale of 3,500,000 shares of common stock offered hereby at the initial public offering price of $12.00 per share, after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by Data Critical. The financial data as of June 30, 1999 and for the six months ended June 30, 1998 and June 30, 1999 are unaudited.

                                    Years Ended December        Six Months
                                             31,              Ended June 30,
                                   -------------------------  ----------------
                                    1996     1997     1998     1998     1999
                                    (In thousands, except per share data)
Statement of Operations Data:
Revenue..........................  $   190  $   471  $ 4,137  $   658  $ 3,585
Gross margin.....................      163      123    2,296      335    2,168
Net loss.........................   (2,004)  (4,002)  (5,822)  (3,350)  (2,521)
Basic and diluted loss per common
 share...........................  $ (2.44) $ (4.28) $ (5.03) $ (2.82) $ (2.30)
Unaudited pro forma basic and
 diluted loss per share..........                      (1.01)            (0.40)

                                                     At June 30, 1999
                                             ---------------------------------
                                                         Pro      Pro Forma
                                              Actual   Forma(1) As Adjusted(2)
                                             --------  -------- --------------
Balance Sheet Data:
Cash and cash equivalents................... $  1,118   $1,118     $39,548
Working capital (deficit)...................     (455)    (455)     37,975
Total assets................................    6,015    6,015      44,445
Short-term obligations......................    1,089    1,089       1,089
Long-term obligations, net of current
 portion....................................      218      218         218
Mandatorily redeemable preferred stock,
 $0.01 par value............................   19,956      --          --
Stockholders' (deficit) equity..............  (18,898)   1,058      39,488

--------

(1) Reflects the conversion of all outstanding shares of preferred stock into shares of common stock.

(2) Reflects the sale of common stock by Data Critical at an assumed initial public offering price of $12.00 per share and the application of net proceeds therefrom.

                                  RISK FACTORS

   You should consider carefully the risks described below before you decide to buy our common stock. The risks and uncertainties described below are not the only ones facing us. The risks below summarize the risks that we currently believe are material risks of this offering. However, additional risks and uncertainties that we do not presently know about or that we currently believe are immaterial may also adversely impact our business. If any of the following risks actually occur, our business, financial condition and results of operations would likely suffer. In such case, the trading price of our common stock could fall, and you may lose all or part of the money you paid to buy our common stock.

If our potential customers in the healthcare industry are not willing to adopt our communications systems, our growth and revenues will be limited.

   Healthcare industry participants may not accept the transmission of critical data through networked medical monitoring equipment as readily as we anticipate. We believe that the complex nature of time-critical data transmission has and may continue to hinder the development and acceptance of communications solutions such as ours by the healthcare industry. Conversion from traditional methods of communication may not occur as rapidly as we expect. Even if such acceptance or conversion does occur, healthcare industry participants may use alternative products and services offered by others.

   We believe that we must gain significant market share in the healthcare industry with our systems before competitors introduce alternative products or systems with features and benefits similar to ours. Our business model is based on our belief that the value and market appeal of our solution will grow as the number of participants and scope of data transmitted increase. We may not achieve the critical mass of users that is necessary to become successful. Any significant shortfall in the number of users of our systems would adversely affect our business, financial condition and results of operations.

We cannot assure you that we will achieve profitability.

   We have not achieved profitability and, although our revenue has grown in recent quarters, we cannot be certain that we will realize sufficient revenue to achieve profitability. Data Critical has incurred net losses of $7.3 million from inception through December 31, 1997, $5.8 million in 1998 and $2.5 million in the first six months of 1999. As of June 30, 1999, we had an accumulated deficit of $20.2 million. We expect to continue to incur net losses for the foreseeable future. We anticipate continuing to incur significant sales and marketing, product development and general and administrative expenses and, as a result, we will need to generate significantly higher revenue to achieve and sustain profitability.

Our success is highly dependent on sales, marketing and development alliances with a small number of strategic partners.


   We depend on our alliances with strategic partners to generate increased acceptance of our systems. To date, we have established only a limited number of strategic alliances and these alliances are in the early stages of development. We currently maintain co-marketing partnerships with Hewlett-Packard Company, Protocol Systems, Inc. and Siemens Medical Systems, Inc., whose larger sales forces sell our systems on a commission basis. In addition, we have original equipment manufacturing and distribution partnerships with GE Marquette Medical Systems, Inc. and Nellcor Puritan Bennett, a subsidiary of Mallinckrodt Inc.

   A substantial portion of our revenue in 1998 and the first six months of 1999 was derived from the sale of systems marketed or distributed through Hewlett-Packard Company and GE Marquette Medical Systems, Inc. Either of these companies may decide to discontinue their distribution, marketing or original equipment manufacturing relationships with us, including as a result of proposed corporate reorganizations. Our agreements with these companies may be cancelled on short-term notice. If either company limits or discontinues marketing or selling our systems, our business, financial condition and results of operations would fall short of our expectations.

   If any of these strategic alliances are terminated or if we fail to establish additional alliances, we would not be able to execute our business model and our business, financial condition and results of operations would suffer significantly. We may not experience increased use of our systems even if we establish and maintain these strategic alliances.

We expect to commit substantial resources to marketing, development and operations expenses; if we are unable to generate increasing revenues in excess of these commitments, our business will suffer.

   We anticipate that our expenses will increase substantially for at least the next 12 months as we increase our sales and marketing activities, further develop our technology, broaden our system offerings, expand our distribution channels and potentially pursue acquisitions. If we fail to significantly increase our revenue as expected as we implement our system development and distribution strategies, our business, financial condition and results of operations would materially suffer. In addition, we may not experience any revenue growth in the future, and our revenue could decline. Our efforts to expand our sales and marketing activities, system offerings, and direct and indirect distribution channels and our efforts to pursue strategic alliances may not succeed or may prove more expensive than we currently anticipate. As a result, we cannot predict our future operating results with any degree of certainty.

We may experience fluctuations in our quarterly operating results because our revenues are heavily dependent on the timing of customer installations of our systems and our sales mix by distribution channel.

   Our revenue in any quarter depends significantly on the timing of systems shipped and installations completed. The unexpected delay or cancellation of shipments or installations at the end of a quarter could substantially reduce revenue in that quarter, adversely affect our operating results and impair our business in future periods. Because we do not know when, or if, our potential customers will place orders, finalize contracts and permit installation, we cannot accurately predict revenue and operating results for future quarters. In addition, the mix of sales between distribution channels will have a significant impact on quarterly and annual revenue and profitability because we receive higher revenue and gross margin on direct sales, including those made through our alliances with strategic partners, than we do on original equipment manufacturer sales.

   We believe that quarter-to-quarter comparisons of our operating results are not a good indication of our future performance. It is likely that in future quarters our operating results may be below the expectations of securities analysts and investors and, as a result, the price of our common stock may fall. Our operating results have varied in the past, and we expect that they will continue to vary significantly from quarter to quarter.

Our success is dependent on sales of one product for a large portion of our revenue.

   In 1998 and the first six months of 1999 substantially all of our revenue was derived from the sale of our StatView system. Although we expect that our MobileView and AlarmView systems will account for an increasing portion of revenue in the future, it is likely that sales of our StatView system will continue to represent a substantial portion of our revenue for at least the next 12 months. Any factors adversely affecting the pricing of, demand for or market acceptance of our StatView system, such as competition or technological change, could significantly impair our business, financial condition and results of operations.

If we are unable to keep pace with technological innovation in our industry, our ability to continue the rapid growth of our business will be impaired.

   The medical equipment and wireless communications industries are each characterized by rapid technological change, changes in end user preferences, and the emergence of new industry standards and practices that could render our existing systems and proprietary technology obsolete. Our success depends, in part, on our ability to continue to enhance our existing systems and to develop new systems that meet the changing needs of our customers. If we are unable to develop and introduce in a timely manner new and enhanced systems that incorporate the latest developments in medical equipment and wireless communications technologies, our business, financial condition and results of operations will suffer. The pace of change in information-dependent markets, such as the healthcare industry, is rapid and there are frequent new product introductions and evolving industry standards. We may be unsuccessful in responding to technological developments and changing customer needs. In addition, our systems may become obsolete due to the adoption of new technologies or standards by our customers or competitors. We have experienced development delays in the past and may experience similar or more significant delays in the future. Difficulties in system development could delay or prevent the successful introduction or marketing of new or enhanced systems.

Our infrastructure may be unable to keep pace with our growth.

   We have rapidly and significantly expanded our operations and expect this expansion to continue. Our revenue grew from $471,000 in 1997 to $4.1 million in 1998 and from $658,000 in the first six months of 1998 to $3.6 million in the first six months of 1999. We have recently moved our Redmond, Washington headquarters and assembly plant into new facilities in Bothell, Washington. In addition, we expect to hire a significant number of new employees to implement and expand our operational, sales, marketing and customer support activities. In April 1999, we began implementing an integrated management information system, which includes all sales, accounting, inventory and manufacturing control functions. This implementation is expected to be completed in the fourth quarter of 1999. There can be no assurance that this implementation will be completed on a timely basis. We expect to face increasing daily operational challenges as our business continues to grow, and we may fail to properly manage our growth.

If our customers experience system defects, delays in transmission or security breaches with our products, we could face damage to our business reputation and potential legal liability.

   Our customer satisfaction and our reputation could be harmed if we or our customers experience any system defects, delays, failures or loss of data. We depend on the efficient operation of wireless networks and the internet for communication, and a major catastrophic event or other event beyond our control including a major security breach in the transmission of data on our systems, could cause loss of revenue and market share, damage our reputation and result in liability to us. In addition, our systems may be vulnerable to computer viruses, programming errors, attacks by third parties or similar disruptive problems.

   Furthermore, patient care could suffer and we could be liable if our systems fail to deliver correct information in a timely manner. Our contracts attempt to limit our liability arising from our errors; however, these provisions may not be enforceable and may not protect us from future liability. While we have general liability and product liability insurance, including coverage for errors and omissions, we may not be able to maintain this insurance on reasonable terms in the future. In addition, our insurance may not be sufficient to cover large claims and our insurer could disclaim coverage on claims. If we are liable for an uninsured or underinsured claim or if our premiums increase significantly, our business, financial condition and results of operations could suffer.

We may experience substantial delays or difficulties in obtaining required governmental approvals.

   As a manufacturer of wireless telecommunications systems, we are subject to regulation under the Communications Act of 1934, as amended, the Telecommunications Act of 1996 and Federal Communications Commission regulations, as well as the applicable laws and regulations of the various states administered by the relevant state public service commissions. Regulatory requirements affecting our operations are subject to change. Such changes may adversely affect our business by hindering our ability to compete with other wireless telecommunications product manufacturers, or our ability to continue providing our existing systems or to introduce future systems or system enhancements.

   Our systems are also considered medical devices and are subject to regulation by the FDA. Before we can market our systems we must obtain pre-market notification clearance under Section 510(k) of the Federal Food, Drug, and Cosmetic Act. In addition, material changes to our systems may also be subject to FDA review and clearance prior to marketing or sale in the U.S. The process of obtaining 510(k) clearance can be expensive and time-consuming, and may require the submission of extensive supporting data. If the 510(k) process is extended for a considerable length of time for any of our new systems, the commencement of commercial sales of our new systems will be delayed substantially or indefinitely. We filed for 510(k) clearance for our AlarmView system in August 1999.

   As a provider of healthcare related systems, we are also subject to extensive and frequently changing federal regulations that govern the licensing, conduct of operations, and other aspects of our business. Federal certification and licensing programs establish standards for day-to-day operation of our research and manufacturing facilities. Regulatory agencies verify our compliance with such standards through periodic inspections. Although we have been found to be in compliance with all such standards to date, our facilities may not pass future inspections conducted to ensure compliance with federal or any other applicable licensing or certification laws.

   We also are subject to extensive federal and state regulation relating to the confidentiality and release of patient medical records. New legislation governing the distribution of medical records has been proposed at both the federal and state levels. It may be costly to implement security or other measures designed to comply with any new legislation. Moreover, we may be restricted or prevented from delivering patient records electronically. We cannot assure you that we will not be required to incur significant costs to comply with current or future laws or that we will not be adversely affected by the cost of such compliance.

   Furthermore, we may expand sales of our systems to international markets. Such an expansion would require us to comply with a wide variety of foreign laws and practices, tariffs and other trade barriers. If we fail to obtain the necessary regulatory approvals in foreign markets on a timely basis, our business, financial condition and results of operations could be materially adversely affected.


Our Internet ECG system is not proven and may not be accepted by the at-home consumer healthcare industry.

   Our Internet ECG system has not been commercially released and may never be adequately developed and marketed by us. Developing and marketing our internet solutions to the at-home consumer healthcare industry will be costly and time-consuming. Our internet solutions require that consumers exchange information in a new and different way. In addition, in order to maximize the benefits of our internet solutions, at-home healthcare consumers must be willing to allow sensitive personal information to be stored on our internet databases. We have not yet determined how to commercialize our Internet ECG system, and we cannot assure you that the at-home consumer healthcare industry will accept this system. In addition, although we believe that our Internet ECG system is not subject to regulatory oversight, the FDA has recently been more active in reviewing health-related activities on the internet, and any regulatory overview could delay substantially or indefinitely the release of our system. If we fail to develop or market our internet solutions, or if the at-home consumer healthcare industry fails to accept our internet solutions, the future growth of our business would likely suffer.

We may not be able to effectively compete in the market for wireless data communications.

   We are not aware of any direct competitors that are developing or selling products enabling wireless data transmission of medical data. However, many companies selling products using traditional methods of patient monitoring, such as direct patient oversight and monitoring through wired systems and voice communications, are well positioned to compete with us. If such companies are drawn into our market, we may be unable to effectively compete. To maintain and improve our competitive position, we must continue to successfully:

  . demonstrate the benefits of our systems to current and potential customers
  . market to hospitals and healthcare professionals
  . maintain stable and constructive alliances with key manufacturers of complementary medical equipment
  . develop new and improved technologies


   Many of our potential competitors have longer operating histories, significantly greater financial, technical, marketing and other resources, better name recognition and a larger installed base of customers. Many of our potential competitors may also have well-established relationships with our existing and prospective customers. Due to these and other advantages, our potential competitors may develop products comparable or superior to our systems or adapt more quickly to new technologies, evolving industry standards, new product introductions or changing customer requirements.

   In addition, there is the possibility that one or more of our strategic partners or other medical equipment manufacturers may decide to develop products that directly compete with our systems. We also expect that competition will increase as a result of medical equipment, wireless and software industry consolidation. Increased competition is likely to result in price reductions, reduced gross margins and loss of market share, any one of which could cause our business, financial condition and results of operations to suffer.

We may not be able to hire and retain the personnel necessary to support our expanding business.

   Our success will depend significantly on our senior management team, including: Dr. David Albert, Chief Scientist and Chairman of the Board; Jeffrey Brown, President and Chief Executive Officer; Michael Singer, Chief Financial Officer; and Bradley Harlow, Vice President of Business Development and General Manager, International, as well as other key engineering employees. We face intense competition for these people and may not be able to attract and retain them. Although we have recently expanded our direct sales force and plan to hire additional sales personnel, we need to substantially expand our sales operations and marketing efforts, both domestically and internationally, in order to increase market awareness and sales of our systems. Our systems require a sophisticated sales effort targeted at several people within the information technology departments of our prospective customers. In addition, we currently have a small customer service and support organization and will need to increase our staff to support new customers and the expanding needs of existing customers. Hiring customer service and support personnel is highly competitive in our industry due to the limited number of people available with the necessary technical skills. We cannot assure you that we will be able to hire and retain sufficient numbers of qualified customer service and support personnel. We maintain key person life insurance on the life of Jeffrey Brown in the amount of $1.0 million.

We will incur more deferred compensation expense in the third and fourth quarters of 1999, which could adversely affect our financial condition and the results of operations.

   During 1998, and for the six month period ended June 30, 1999, we have recorded $605,000 and $354,000, respectively, of deferred compensation from the issuance of stock options with exercise prices less than the fair value of common stock. This deferred compensation is recognized as expense ratably over the vesting period of the options. In 1998, and for the six month period ended June 30, 1999 we recognized $53,000 and $142,000, respectively, of expense related to this deferred compensation.

   Since June 30, 1999, we have granted options to certain employees and consultants to purchase 202,500 shares of common stock at an exercise price of $6.00. Accordingly, we will record higher deferred compensation expense in the third and fourth quarters of 1999, which could adversely affect our financial condition and the results of operations.

Our sales are dependent on third party single-source and limited-source suppliers.

   We use third party manufacturers to purchase necessary components and to manufacture and test key parts of our systems, including the StatView receiver and the AlarmView transmitter. Certain components, such as the bitmap display, are presently only available from a single source. Other parts and components that we rely on are available from limited sources. Our reliance upon these single or limited-source suppliers and third party manufacturers involves risks and uncertainties, including the possibility of a shortage or discontinuation of key components and reduced control over delivery schedules, manufacturing capability, quality and cost. Any reduced availability of such components or key parts, when needed, could cause us to delay the delivery of complete systems resulting in the delayed payment or cancellation of orders by our customers, thereby adversely affecting our business, financial condition and results of operations.

We may fail to protect our proprietary technology and to maintain access to the proprietary information of third parties that support our competitive position.

   Our owned and licensed intellectual property is important to our business. We could be subject to intellectual property infringement claims as the number of our competitors grows and the functionality of our systems overlaps with competitive offerings. These claims, even if not meritorious, could be expensive and divert our attention from our core business operations. If we become liable to third parties for infringement of their intellectual property rights, we could be required to pay substantial damages and to develop alternative non-infringing technology, obtain a license or cease selling the systems that contain the infringing intellectual property. We may be unable to develop non-infringing technology or obtain a license on commercially reasonable terms, if at all. In addition, we may not be able to protect against misappropriation or infringement of our intellectual property by third parties. If misappropriation or infringement occurs, we may not be able to detect it or to effectively enforce our rights.

Changes in the healthcare industry could force us to make costly modifications to our business model.

   The healthcare industry is highly regulated and is subject to changing political, economic and regulatory influences. These factors affect the purchasing practices and operation of healthcare organizations. Changes in current healthcare financing and reimbursement systems could cause us to make unplanned modifications to our systems, or result in delays or cancellations of orders. Federal and state legislatures have periodically considered programs to reform or amend the U.S. healthcare system at both the federal and state level. These programs may contain proposals to increase governmental involvement in healthcare, lower reimbursement rates or otherwise change the environment in which healthcare industry participants operate. Healthcare industry participants may respond by reducing their investment or postponing investment decisions, including investments in our systems. We do not know what effect any such proposals would have on our business. Many healthcare providers are consolidating to create integrated healthcare delivery systems. These providers may try to use their market power to negotiate price reductions for our systems. If we are forced to reduce our prices, our business, financial condition and results of operations would suffer. As the healthcare industry consolidates, competition for customers will become more intense.

If our systems are not Year 2000 compliant, we may face unexpected expenses.

   Issues with respect to the year 2000 could affect the performance of our systems. We believe our systems are designed to operate prior to, during and after the calendar year 2000 without error relating to date data. However, we have only tested our systems for their intended use on a stand-alone basis in a test lab. Our business may suffer adverse effects if our systems cause significant Year 2000 problems in a particular situation or configuration within the systems of our customers. Our customers use our systems in many different configurations and in conjunction with many other components and systems, and we have no way to test whether all those configurations and systems will properly handle the transition to the year 2000.

   We also depend on other vendors and suppliers to be Year 2000 compliant. Many of these organizations may not be Year 2000 compliant, and we do not know what effect this may have on our systems. We potentially could be liable for the failure of our systems even if someone else caused the failure. Furthermore, the costs to our customers of becoming Year 2000 compliant may result in reduced funds being available to purchase and implement our systems.

Our system development efforts and marketing plans may require us to seek additional capital. As a result, your investment may be diluted.

   We expect that the proceeds generated from this offering, combined with our current cash resources and credit facilities, will be sufficient to meet our capital requirements for at least the next 12 months. However, we may need to raise additional capital at an earlier time to support expansion, develop new or enhanced systems, respond to competitive pressures, acquire complementary businesses or technologies or take advantage of other unanticipated opportunities. We may need to raise additional funds by selling debt or equity securities or entering into strategic alliances or other arrangements. We may be unable to raise any additional capital on reasonable terms and in a timely fashion. Any additional issuance of equity securities would dilute your investment.

Trading in our shares could be subject to extreme price fluctuations, and you could experience difficulties trading your shares.

   There was no public trading market for our shares prior to this offering. The initial public offering price will be established by negotiation between the underwriters and us. You may not be able to resell your shares at or above the initial public offering price due to a number of factors, including:

  . actual or anticipated quarterly variations in our operating results
  . changes in expectations of future financial performance or changes in estimates of securities analysts
  . announcements of technological innovations
  . announcements relating to strategic alliances
  . customer relationship developments
  . conditions affecting the healthcare industry in general
  . changes in our executive management team
  . the operating or stock price performance of comparable companies

   The trading price of our common stock may be volatile. The stock market in general, and the market for technology companies in particular, has experienced extreme volatility that often has been unrelated to the operating performance of particular companies. These broad market and industry fluctuations may adversely affect the trading price of our common stock, regardless of our actual operating performance. In the past, following periods of volatility in the market price of a company's securities, securities class action litigation has often been filed. If this were to happen to us, litigation would likely be expensive and would divert management's attention from running our business.

Delaware law and our certificate of incorporation may inhibit potential acquisition bids that could be beneficial for stockholders.

   Delaware law may inhibit potential acquisition proposals. We are subject to the anti-takeover provisions of the Delaware General Corporation Law, which regulates corporate acquisitions. Delaware law prevents us from engaging in a business combination with any interested stockholder for three years following the date that such stockholder became an interested stockholder. For purposes of Delaware law, a business combination includes a merger or consolidation or the sale of more than 10% of our assets. In general, Delaware law defines an interested stockholder as any entity or person beneficially owning 15% or more of the outstanding voting stock of a corporation and any entity or person affiliated with or controlling or controlled by such entity or person. Under Delaware law, a Delaware corporation may opt out of the antitakeover provisions. We do not intend to opt out of these antitakeover provisions of Delaware law.

   In addition, we have adopted provisions in our certificate of incorporation that may discourage potential acquisition proposals and delay or prevent a change in control of our company.

   These provisions include the following:

  . our board of directors may issue up to three million shares of preferred stock and determine the applicable powers, preferences and rights and the qualifications, limitations or restrictions of such stock, including voting rights, without any vote or further action by stockholders
  . our directors are elected to staggered three-year terms
  . stockholders cannot call special meetings
  . the nomination of a director or the taking of certain actions requires advance notice
  . stockholders cannot take action by written consent

Future sales by our existing stockholders could adversely affect the market price of our common stock.

   Sales of our common stock in the public market following this offering could adversely affect the market price of our common stock. Of the 9,824,869 million shares that will be outstanding upon the consummation of this offering:

  .  3,500,000 million shares will be freely tradeable in the public market

  . approximately           additional shares may be sold after the
    expiration of 180-day lock-up agreements
  . approximately           additional shares may be sold upon the exercise
    of stock options and warrants after the expiration of 180-day lock-up agreements

   The market price for our common stock could fall substantially if our stockholders sell large amounts of our common stock in the public market following this offering. These sales, or the possibility that these sales may occur, could make it more difficult for us to sell equity or equity-related securities in the future.

                        FORWARD-LOOKING STATEMENTS

   This prospectus contains forward-looking statements based on our current expectations, assumptions, estimates and projections about Data Critical and our industry that involve risks and uncertainties. These forward-looking statements are usually accompanied by words such as "believe," "anticipate," "plan," "seek," "expect," "intend" and similar expressions. Our actual results may differ materially from the results discussed in the forward-looking statements because of factors such as the risk factors set forth in this prospectus. We undertake no obligation to update any forward-looking statements for any reason, even if new information becomes available or other events occur in the future.

                                USE OF PROCEEDS

   We estimate that the net proceeds we will receive from the sale of shares in this offering will be $38.4 million ($44.3 million if the underwriters' over-allotment option is exercised in full), after deducting the estimated underwriting discounts and commissions and offering expenses payable by us and assuming an initial public offering price of $12.00 per share.

   We expect to use the net proceeds of this offering for general corporate purposes, including working capital and capital expenditures. A portion of the net proceeds may also be used for the acquisition of businesses, products or technologies that are complementary to those of Data Critical. From time to time, we may consider and evaluate potential acquisitions; however, we have no current understandings or agreements regarding any acquisitions. Pending such uses, we intend to invest the net proceeds from this offering in short-term, investment-grade, interest-bearing securities.

                                DIVIDEND POLICY

   We have not paid any cash dividends on our common stock. We currently intend to retain any future earnings for the continued development and expansion of our business. We are subject to the terms of a credit agreement that restricts our ability to pay dividends and may in the future become subject to the terms of other credit agreements or other contractual provisions that impose restrictions or limitations on the payment of dividends. In the absence of such restrictions or limitations, the payment of any dividends will be at the discretion of our board of directors.

                                 CAPITALIZATION

   The following table sets forth our capitalization as of June 30, 1999:

  . on an actual basis

  . on a pro forma basis to give effect to the conversion of all outstanding shares of preferred stock into shares of common stock, and the filing of a restated certificate of incorporation to provide for authorized capital of 25,000,000 shares of common stock and 3,000,000 shares of undesignated preferred stock

  . on a pro forma as adjusted basis to reflect the sale of common stock by Data Critical at an assumed initial public offering price of $12.00 per share and the application of such net proceeds

   This table should be read in conjunction with Data Critical's Financial Statements and the related Notes appearing elsewhere in this prospectus.

                                                        At June 30, 1999
                                                 --------------------------------
                                                                       Pro Forma
                                                  Actual   Pro Forma  As Adjusted
                                                 --------  ---------  -----------
                                                  (In thousands, except share
                                                             data)
Long-term obligations, net of current portion..  $    218  $    218    $    218
Mandatorily redeemable preferred stock, $0.01
 par value; 19,731,893 shares authorized,
 4,904,689 shares issued and outstanding
 (actual); no shares authorized, no shares
 issued and outstanding (pro forma and pro
 forma as adjusted)............................    19,956        --          --
Stockholders' (deficit) equity:
 Preferred stock, $0.001 par value; no shares
  authorized, issued or outstanding (actual);
  3,000,000 shares authorized, no shares issued
  or outstanding (pro forma and pro forma as
  adjusted)....................................        --        --          --
 Common stock $0.001 par value; 30,000,000
  shares authorized, 1,420,180 shares issued
  and outstanding (actual); 25,000,000 shares
  authorized, 6,324,869 shares issued and
  outstanding (pro forma); 25,000,000 shares
  authorized, 9,824,869 shares issued and
  outstanding (pro forma as adjusted)..........     2,082    22,038      60,468
 Deferred compensation.........................      (764)     (764)       (764)
 Accumulated deficit...........................   (20,216)  (20,216)    (20,216)
                                                 --------  --------    --------
 Total stockholders' (deficit) equity..........   (18,898)    1,058      39,488
                                                 --------  --------    --------
Total capitalization...........................  $  1,276  $  1,276    $ 39,706
                                                 ========  ========    ========

   The common stock to be outstanding after this offering is based on shares outstanding as of June 30, 1999 and excludes:

  . 869,311 shares of common stock issuable upon the exercise of outstanding stock options at a weighted average price of $1.62 per share and 488,971 shares of common stock issuable upon the exercise of warrants at a weighted average exercise price of $2.97 per share

  . 72,505 additional shares of common stock available for issuance under our 1994 Stock Option Plan and 1,188,000 additional shares of common stock available for issuance under our stock option and employee stock purchase plans approved in May 1999

                                    DILUTION

   As of June 30, 1999, Data Critical had a pro forma net tangible book value of $515,000, or $0.08 per share of common stock after giving effect to the conversion of all outstanding shares of preferred stock into common stock. Pro forma net tangible book value represents the amount of total tangible assets of Data Critical less its total liabilities. After giving effect to the sale of the 3,500,000 shares of common stock offered by us at an assumed initial public offering price of $12.00 per share, and the adjustments set forth above, the pro forma as adjusted net tangible book value of Data Critical as of June 30, 1999 would have been $38.9 million, or $3.96 per share. The pro forma as adjusted net tangible book value assumes that the proceeds to us, net of underwriting discounts and commissions and offering expenses, will be approximately $38.4 million. Based on the foregoing, there would be at June 30, 1999 an immediate increase in net tangible book value of $3.88 per share to existing stockholders and an immediate dilution of $8.04 per share to new investors. The following table illustrates this per share dilution:

   Assumed initial public offering price per share...............       $12.00
     Pro forma net tangible book value per share at June 30,
      1999....................................................... $0.08
     Increase per share attributable to new investors............  3.88
                                                                  -----
   Pro forma as adjusted net tangible book value per share after
    this offering................................................         3.96
                                                                        ------
   Dilution per share to new investors...........................       $ 8.04
                                                                        ======

   The following table summarizes on a pro forma basis, as of June 30, 1999, the differences between the existing stockholders and new investors with respect to:

  . the number of shares of common stock purchased from us

  . the total consideration paid to us and

  . the average price paid per share

   Underwriting discounts and commissions and offering expenses have not been deducted.

                             Shares Purchased  Total Consideration
                             ----------------- ------------------- Average Price
                              Number   Percent   Amount    Percent   Per Share
Existing stockholders....... 6,324,869   64.4% $17,800,000   29.8%    $ 2.81
New investors............... 3,500,000   35.6   42,000,000   70.2%     12.00
                             ---------  -----  -----------  -----
    Total................... 9,824,869  100.0% $59,800,000  100.0%
                             =========  =====  ===========  =====

   As of June 30, 1999, there were:


  . 869,311 shares of common stock issuable upon the exercise of outstanding stock options at a weighted average price of $1.62 per share

  . 488,971 shares of common stock issuable upon the exercise of stock warrants at a weighted average exercise price of $2.97 per share

   To the extent that any of these options or warrants are exercised, there will be further dilution to new investors.

                            SELECTED FINANCIAL DATA

   The following historical selected financial and operating data set forth below should be read along with the Financial Statements, their related Notes and other information included elsewhere in this prospectus. The selected statement of operations data for the years ended December 31, 1996, 1997 and 1998 and the selected balance sheet data as of December 31, 1997 and 1998 have been derived from our audited financial statements included elsewhere in this prospectus. The selected statement of operations data for the years ended September 30, 1994, 1995 and 1996 and the selected balance sheet data as of September 30, 1994, 1995 and 1996 have been derived from our audited financial statements not included in this prospectus. Effective January 1, 1996 we changed our fiscal year end from September 30 to December 31. The selected balance sheet data as of December 31, 1996 has been derived from unaudited financial statements of Data Critical not included in this prospectus. The selected statement of operations data for the six months ended June 30, 1998 and June 30, 1999 and the selected balance sheet data as of June 30, 1999 have been derived from unaudited financial statements of Data Critical appearing elsewhere in this prospectus and, in the opinion of our management, include all adjustments, consisting only of normal recurring adjustments, which are necessary for a fair presentation of the results of operations for this period. The results for any quarter are not necessarily indicative of results for any future quarterly or annual results.

                               Years Ended           Years Ended December        Six Months
                              September 30,                   31,              Ended June 30,
                          ------------------------  -------------------------  ----------------
                           1994    1995     1996     1996     1997     1998     1998     1999
                          ------  -------  -------  -------  -------  -------  -------  -------
                                    (In thousands, except for per share data)
Statement of Operations Data:
Revenue.................  $   60  $   232  $   187  $   190  $   471  $ 4,137  $   658  $ 3,585
Cost of revenue.........      38      393       35       27      348    1,841      323    1,417
                          ------  -------  -------  -------  -------  -------  -------  -------
Gross margin............      22     (161)     152      163      123    2,296      335    2,168
                          ------  -------  -------  -------  -------  -------  -------  -------
Operating expenses:
  Research and
   development..........      85      270      883      957    1,702    2,194    1,065    1,078
  Sales and marketing...      --      282      543      512    1,200    3,512    1,440    1,997
  General and
   administrative.......     269      720      756      738    1,268    2,564    1,228    1,620
                          ------  -------  -------  -------  -------  -------  -------  -------
Total operating
 expenses...............     354    1,272    2,182    2,207    4,170    8,270    3,733    4,695
                          ------  -------  -------  -------  -------  -------  -------  -------
Loss from operations....    (332)  (1,433)  (2,030)  (2,044)  (4,047)  (5,974)  (3,398)  (2,527)
Other income (expense),
 net....................     (11)      37       28       40       45      152       48        6
                          ------  -------  -------  -------  -------  -------  -------  -------
Net loss................  $ (343) $(1,396) $(2,002) $(2,004) $(4,002) $(5,822) $(3,350) $(2,521)
                          ======  =======  =======  =======  =======  =======  =======  =======
Basic and diluted loss
 per common share.......  $(0.32) $ (1.55) $ (2.21) $ (2.44) $ (4.28) $ (5.03) $ (2.82) $ (2.30)
                          ======  =======  =======  =======  =======  =======  =======  =======
Pro forma basic and
 diluted loss per common
 share..................                                              $ (1.01)          $ (0.40)
                                                                      =======           =======


                            At September 30,         At December 31,       At June 30,
                          ----------------------  -----------------------  -----------
                           1994    1995    1996    1996    1997    1998       1999
                          ------  ------  ------  ------  ------  -------  -----------
                                              (In thousands)
Balance Sheet Data:
Cash and cash
 equivalents............  $  142  $  398  $  792  $  661  $  865  $ 3,053   $  1,118
Working capital
 (deficit)..............    (372)  1,620     628   2,552     717    2,343       (455)
Total assets............     256   2,057   1,459   3,311   1,788    5,625      6,015
Short-term obligations..     500      --      --      --      31      348      1,089
Long-term obligations,
 net of current
 portion................      --      --      --      --   1,641      151        218
Mandatorily redeemable
 preferred stock........     134   4,119   5,536   8,282   8,927   19,248     19,956
Stockholders' (deficit)
 equity.................    (413) (2,189) (4,527) (5,189) (9,226) (16,218)   (18,898)

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

Overview

   Data Critical commenced operations in April 1993 to develop communications solutions for individuals who have a need for notification of data that requires an immediate response, also known as time-critical data. From 1993 through 1996, we primarily focused on expanding our research and development efforts, refining our business plan, developing industry and strategic relationships, building a management team and financing these activities. Since inception, we have funded our operations primarily through debt and equity financing from stockholders, cash receipts from sales and commercial credit facilities.

   From inception through 1997, revenue was derived primarily from fees and royalties paid under product engineering and development contracts, and to a lesser extent from the sale of wireless communications systems developed for both medical and non-medical applications. In late 1996, we focused our development and marketing efforts on specific medical applications. Accordingly, in 1997 we hired management and other key employees experienced in sales, manufacturing and regulatory matters in the healthcare industry. As a result of this new focus, our results of operations since the end of 1997 are not directly comparable to those of prior periods.

   We commercially launched our StatView system late in the third quarter of 1997. The StatView system was our primary source of revenue for 1998 and the first six months 1999, and will continue to be the primary generator of our revenue for at least the next 12 months. StatView system revenue includes the net sales price of the system, installation and training services and software maintenance. In future periods, we expect to receive additional revenue from the sale of newly developed systems, such as AlarmView, which we expect to launch for commercial service in the first half of 2000, and MobileView.

   Our revenue recognition policy is as follows:

  . revenue from direct sales of systems is generally recognized upon installation

  . revenue from OEM sales of systems is generally recognized upon shipment

  . revenue generated from installation and training fees is recognized upon completion of the related services

  . revenue from annual software maintenance fees is deferred and recognized over the term of the applicable agreement

   Deferred revenue was $442,000 at December 31, 1998 and $1.6 million at June 30, 1999. This deferred revenue resulted primarily from the recognition of systems shipped but not installed and software maintenance fees. We recognize deferred revenue upon the installation of systems and recognize revenue from software maintenance agreements generally over one year terms. We expect that deferred revenue from software maintenance agreements will represent a decreasing percentage of revenue in future periods. We expect deferred revenue from these types of contracts to vary as a percentage of revenue from quarter to quarter.

   We sell our systems through a national direct field sales force, alliances with strategic partners and OEM arrangements. Our direct sales force regularly works together with the sales teams of our strategic partners, in particular Hewlett-Packard Company, Siemens Medical Systems, Inc. and Protocol Systems, Inc. We also sell our systems through OEM relationships with GE Marquette Medical Systems, Inc. and Nellcor Puritan Bennett, a subsidiary of Mallinckrodt Inc. Due to revenue variability between direct and OEM sales channels, future variations in mix of sales between such channels could have a significant impact on revenue. We intend to increase the proportion of our revenues generated by direct sales versus OEM sales.

   Although a number of the components used in our systems are readily available, some of these components are specifically manufactured for us. Due to the significant investment in capital equipment that would be necessary to manufacture these items in-house and the relatively low volumes we require, we have chosen to utilize contract manufacturing firms to manufacture these components. We generally purchase these components under contracts that provide for fixed unit costs with incentives for process and design improvements that result in future manufacturing cost savings.

   Due to our history of net operating losses, we currently pay no federal or state income tax. As of December 31, 1998, we had $12.8 million of net operating loss carry forwards for federal income tax purposes, which expire beginning in 2008. Federal and state law restrictions, such as those related to ownership changes in our voting stock, as defined in the Internal Revenue Code, will limit our ability to use these net operating losses to offset future income tax obligations in any one year.

Results of Operations

   The following table sets forth for the periods indicated the percentage of revenue of certain line items included in Data Critical's statement of operations data:

                                                                 Six Months
                                                                 Ended June
                                                                    30,
                                                 Year Ended     --------------
                                              December 31, 1998  1998    1999
                                              ----------------- ------   -----
   Revenue...................................       100.0%       100.0%  100.0%
   Cost of revenue...........................        44.5         49.1    39.5
                                                   ------       ------   -----
   Gross margin..............................        55.5         50.9    60.5
                                                   ------       ------   -----
   Operating expenses:
    Research and development.................        53.0        161.9    30.1
    Sales and marketing......................        84.9        218.8    55.7
    General and administrative...............        62.0        186.6    45.2
                                                   ------       ------   -----
   Total operating expenses..................       199.9        567.3   131.0
                                                   ------       ------   -----
   Loss from operations......................      (144.4)      (516.4)  (70.5)
   Other income (expense), net...............         3.7          7.3     0.2
                                                   ------       ------   -----
   Net loss..................................      (140.7)%     (509.1)% (70.3)%
                                                   ======       ======   =====

   Six Months ended June 30, 1999 compared to Six Months ended June 30, 1998

   Revenue. Revenue increased $2.9 million or 444.8% to $3.6 million compared to $0.7 million for the six months ended June 30, 1999 and 1998, respectively. This increase was primarily due to increased sales of StatView systems from our OEM arrangement with GE Marquette Medical Systems, Inc. and sales generated by our direct sales force and co-marketing activities with our alliances with strategic partners. Our percentage revenue growth is not expected to continue at the same rate in future periods.

   Gross margin. Gross margin consists of revenue less cost of revenue. Cost of revenue associated with our systems consists of purchased components, cost of contract manufacturing, labor for assembly and installation, and overhead. Gross margin increased $1.8 million or 547.2%, in the six month period ended June 30, 1999 compared to the comparable period of 1998. Gross margin as a percentage of revenue increased to 60.5% in the six months of 1999 from 50.9% for the comparable period of 1998. Gross margin increased in absolute dollars primarily as a result of increased revenue generated by additional sales of StatView systems. The improvement in the gross margin percentage resulted primarily from cost reductions on components for our StatView receivers purchased in the first six months of 1999 and from higher costs per system in the first six months of 1998 due to inefficiencies related to production start-up costs.

   Research and development. Research and development expenses consist primarily of personnel and related costs, travel and contract engineering services. Research and development expenses increased $13,000 or 1.2% to $1.1 million in the six month period ended June 30, 1999 compared to the comparable period of 1998.

   Sales and marketing. Sales and marketing expenses consist primarily of personnel and related expenses, sales commissions, trade show and advertising expenses, telecommunications costs and consulting fees. Sales and marketing expenses increased $0.6 million or 38.7% to $2.0 million compared to $1.4 million for the six months ended June 30, 1999 and 1998, respectively. This increase was primarily due to a doubling of sales personnel and an increase in associated expenses, including sales commissions.

   General and administrative. General and administrative expenses consist primarily of personnel and related expenses, travel, communication and professional fees. General and administrative expenses increased $392,000 or 31.9% to $1.6 million compared to $1.2 million for the six months ended June 30, 1999 and 1998, respectively. This increase was primarily due to increases in salary and bonus for existing personnel and the addition of regulatory and office support staff.

   Operating expenses. Operating expenses increased $962,000 or 25.8% to $4.7 million compared to $3.7 million for the six months ended June 30, 1999 and 1998, respectively. This is primarily due to an increase in the number of employees performing sales and marketing, general and administrative, and research and development functions. Operating expenses as a percentage of revenue decreased to 131.0% in the first six months of 1999 from 567.3% in the comparable period of 1998.

   Other income (expense), net. Other income (expense), net, decreased $42,000 or 87.5% to a net income of $6,000 in the first six months of 1999 from a net income of $48,000 in the comparable period of 1998. This resulted primarily from an increase in borrowings in the first six months of 1999.

   1998 compared to 1997

   Revenue. Revenue increased to $4.1 million in 1998 from $471,000 in 1997, an increase of 778.3%. This increase resulted primarily from increased sales of our StatView system, which was launched in the second half of 1997. This increase in StatView sales was primarily due to:

  . the hiring and training of a direct sales force in late 1997
  . increased StatView system sales to GE Marquette Medical Systems, Inc.
  . direct sales of StatView systems for Hewlett-Packard monitoring devices beginning in July 1998

   Gross margin. Gross margin increased to $2.3 million in 1998 from $123,000 in 1997. Gross margin as a percentage of revenue increased to 55.5% in 1998 from 26.1% in 1997. Gross margin increased in absolute dollars primarily as a result of increased revenue generated by additional sales of StatView systems. The margin percentage increase resulted primarily from our write off of $197,000 in inventory related to a discontinued product, which adversely affected our 1997 gross margin. In addition, 1998 gross margins were reduced by inefficiencies related to production start-up costs, changing contract manufacturers and minimal production volumes.

   Research and development. Research and development expenses increased to $2.2 million in 1998 from $1.7 million in 1997, an increase of 28.9%. This increase was primarily due to incurring a full year of salary and benefits for a Director of Engineering hired in May 1997, additional personnel hired during 1998, an increase in travel expenditures to support an increasing number of alliances with strategic partners and an increase in contract engineering services.

   Sales and marketing. Sales and marketing expenses increased to $3.5 million in 1998 from $1.2 million in 1997, an increase of 192.7%. This increase was primarily due to a full year of costs associated with our direct sales force, of which hiring began in August 1997, and includes an increase in salaries, benefits and related costs and increased sales commissions.

   General and administrative. General and administrative expenses increased to $2.6 million in 1998 from $1.3 million in 1997, an increase of 102.2%. This increase was primarily due to incurring a full year of salary, benefits and related costs for the addition, from June through November 1997, of several senior management positions, and their related support staff.

   Operating expenses. Operating expenses increased to $8.3 million in 1998 from $4.2 million in 1997, an increase of 98.3%, primarily due to an increase in the number of employees performing sales and marketing, general and administrative, and research and development functions.

   Other income (expense), net. Other income (expense), net, increased to a net income of $152,000 in 1998 from a net income of $45,000 in 1997. The increase in 1998 resulted from an increase in interest income from the investment of net proceeds received from our Series D preferred stock offering completed in the first half of 1998. This increase was partially offset by an increase in interest expense from bridge loans outstanding from November 1997 until March 1998, increases in term loans used for equipment purchases and the use of our revolving line of credit.

   1997 compared to 1996

   Revenue. Revenue increased to $471,000 in 1997 from $190,000 in 1996, an increase of 147.9%. This increase was primarily due to sales of our StatView system to GE Marquette Medical Systems, Inc. beginning in December 1997 and an increase in royalties.

   Gross margin. Gross margin decreased to $123,000 in 1997 from $163,000 in 1996, a decrease of 24.5%. Gross margin as a percentage of revenue declined to 26.1% in 1997 from 85.8% in 1996. Gross margin decreased as a percentage of revenue and in absolute dollars primarily as a result of our write off of $197,000 in inventory related to a discontinued product. This inventory write-off was partially offset by gross margin from increased revenue generated by sales of our StatView system. The decrease in the margin percentage resulted primarily from the relative decrease in the portion of revenue derived from product development contracts and software products, which have higher margins than system sales.

   Research and development. Research and development expenses increased to $1.7 million in 1997 from $957,000 in 1996, an increase of 77.8%. This increase was primarily due to an increase in the number of employees and contract engineering services.

   Sales and marketing. Sales and marketing expenses increased to $1.2 million in 1997 from $512,000 in 1996, an increase of 134.4%. This increase was primarily due to salaries, commissions, benefits and related support costs from the creation of our direct sales force, which was formed in the second half of 1997.

   General and administrative. General and administrative expenses increased to $1.3 million in 1997 from $738,000 in 1996, an increase of 71.8%. This increase resulted primarily from salary, benefits and related costs for the addition of several senior management positions and support staff hired from June through November 1997. In addition, rent and related facilities costs increased due to office space additions in 1997.

   Operating expenses. Operating expenses increased to $4.2 million in 1997 from $2.2 million in 1996, an increase of 88.9%, primarily due to an increase in the number of employees performing sales and marketing, general and administrative, and research and development functions.

   Other income (expense), net. Other income (expense), net, increased to a net income of $45,000 in 1997 from a net income of $40,000 in 1996. This increase resulted primarily from an increase in interest income from the investment of higher average cash balances in 1997, which was partially offset by an increase in interest incurred on bridge loans drawn in November 1997 and an increase in term loan balances used to purchase equipment.

 Selected Quarterly Results of Operations

   The following table presents unaudited quarterly statement of operations data for each of the six quarters ended June 30, 1999, including such amounts expressed as a percentage of total revenue. In the opinion of management, this unaudited quarterly data has been prepared on the same basis as Data Critical's audited financial statements appearing elsewhere in this prospectus, and reflect all adjustments consisting only of normal recurring adjustments, which are necessary for a fair presentation of the information for the periods presented. You should read the quarterly data presented below along with the Financial Statements and related Notes appearing elsewhere in this prospectus.

   The results of operations for any quarter are not necessarily indicative of future quarterly results of operations. See "Risk Factors."

                                              Quarters Ended
                         ---------------------------------------------------------------
                         March 31,  June 30,   Sept. 30,  Dec. 31,   March 31,  June 30,
                           1998       1998       1998       1998       1999       1999
                         ---------  --------   ---------  --------   ---------  --------
                                         (In thousands)
Statement of Operations
 Data:
Revenue.................  $   265   $   393     $ 1,553   $ 1,926     $ 1,758   $ 1,827
Cost of revenue.........      132       191         679       839         660       757
                          -------   -------     -------   -------     -------   -------
Gross margin............      133       202         874     1,087       1,098     1,070
                          -------   -------     -------   -------     -------   -------
Operating expenses:
Research and
 development............      492       573         536       593         551       527
Sales and marketing.....      628       812         921     1,151       1,073       924
General and
 administrative.........      595       633         643       693         726       894
                          -------   -------     -------   -------     -------   -------
Total operating
 expenses...............    1,715     2,018       2,100     2,437       2,350     2,345
                          -------   -------     -------   -------     -------   -------
Loss from operations....   (1,582)   (1,816)     (1,226)   (1,350)     (1,252)   (1,275)
Other income (expense),
 net....................      (15)       63          60        44          17       (11)
                          -------   -------     -------   -------     -------   -------
Net loss................  $(1,597)  $(1,753)    $(1,166)  $(1,306)    $(1,235)  $(1,286)
                          =======   =======     =======   =======     =======   =======
Percentage of Revenue:
Revenue.................    100.0%    100.0%      100.0%    100.0%      100.0%    100.0%
Cost of revenue.........     49.8      48.6        43.7      43.6        37.6      41.4
                          -------   -------     -------   -------     -------   -------
Gross margin............     50.2      51.4        56.3      56.4        62.4      58.6
                          -------   -------     -------   -------     -------   -------
Operating expenses:
Research and
 development............    185.7%    145.8%       34.5%     30.7%       31.3%     28.9%
Sales and marketing.....    237.0     206.6        59.3      59.8        61.0      50.6
General and
 administrative.........    224.5     161.1        41.4      36.0        41.3      48.9
                          -------   -------     -------   -------     -------   -------
Total operating
 expenses...............    647.2     513.5       135.2     126.5       133.6     128.4
                          -------   -------     -------   -------     -------   -------
Loss from operations....   (597.0)   (462.1)      (78.9)    (70.1)      (71.2)    (69.8)
Other income (expense),
 net....................     (5.6)     16.0         3.8       2.3         1.0      (0.6)
                          -------   -------     -------   -------     -------   -------
Net loss................   (602.6)%  (446.1)%     (75.1)%   (67.8)%     (70.2)%   (70.4)%
                          =======   =======     =======   =======     =======   =======

Liquidity and Capital Resources

   Since inception, we have satisfied our liquidity needs primarily from the net proceeds of approximately $17.8 million generated through private sales of common and preferred stock and, to a lesser extent, from bank borrowings and advance deposits received from customers on open orders.

   Net cash used in operating activities was $2.2 million in the first six months of 1999, $5.3 million in 1998, $3.7 million in 1997 and $1.8 million in 1996. Net cash used in operating activities for each of these periods primarily consisted of net losses as well as increases in accounts receivable, prepaid expenses and inventories partially offset by increases in accounts payable, accrued expenses, customer deposits, net deferred revenue and depreciation and amortization. Working capital decreased to a deficit of $455,000 at June 30, 1999 from $2.3 million at December 31, 1998, primarily due to net losses from operating activities. Working capital increased to $2.3 million at December 31, 1998 from $717,000 at December 31, 1997, primarily due to the net proceeds of $9.1 million received from the private sale of our Series D preferred stock.

   Investing activities used net cash of $554,000 in the first six months of 1999 and $394,000 in 1998, provided net cash of $1.6 million in 1997 and used net cash of $1.5 million in 1996. Net cash used in investing activities for the first six months of 1999 and for 1998 primarily consisted of purchases of equipment and systems, including computer equipment. Net cash provided by investing activities in 1997 primarily consisted of sales of marketable securities, which were partially offset by purchases of computer and office equipment. Net cash used in investing activities in 1996 primarily consisted of net purchases of marketable securities, investment in an unconsolidated affiliate, payment of licensing fees and patent acquisition costs and the purchase of computer and office equipment.

   Net cash provided by financing activities was $840,000 for the first six months of 1999, $7.9 million in 1998, $2.3 million in 1997 and $3.6 million in 1996. Net cash provided by financing activities for the first six months of 1999 consisted of proceeds from the issuance of notes payable partially offset by debt repayments. Net cash provided by financing activities during 1998 primarily consisted of net proceeds of $7.0 million from the issuance of preferred stock and proceeds from the issuance of $450,000 of term debt obligations. Net cash provided by financing activities in 1997 primarily consisted of net proceeds of $650,000 from the issuance of common stock on the exercise of warrants and the issuance of bridge notes payable of $1.6 million. Net cash provided by financing activities during 1996 primarily consisted of net proceeds of $3.2 million from the issuance of preferred stock and $400,000 from the issuance of convertible notes.

   From inception through June 30, 1999, we have invested a total of approximately $1.6 million in fixed assets, consisting primarily of computer equipment, related software and office furniture. We expect to spend an additional $600,000 over the next 12 months for additional fixed assets, principally leasehold improvements and furnishings for our new offices, computer systems, demonstration equipment and additional production test equipment. Approximately $200,000 of this amount will be invested in an integrated management information system, which comprises all sales, accounting, inventory and manufacturing control systems, the implementation of which began in April 1999 and is expected to conclude in the fourth quarter of 1999. We had no material commitments for capital expenditures at June 30, 1999.

   As of June 30, 1999, we had $1.1 million of cash and cash equivalents. As of that date, our principal commitments consisted of obligations outstanding under operating leases and commercial bank loans.

   We have a working capital line of credit that allows us to borrow up to 75% of eligible accounts receivable to a maximum of $1.5 million. The line is collateralized by substantially all of our assets and incurs interest at the bank's prime rate plus 0.75%. This line of credit expires in April 2000 and requires us to comply with various financial covenants including tangible net worth and liquidity ratios. As of June 30, 1999, $900,000 in borrowings were outstanding and $340,000 in letters of credit issued to provide collateral for our new facility lease were drawn under this line of credit, leaving an available balance of $260,000.

   In April 1999, we established a subordinated debt facility totaling $1.5 million that expires in October 1999. Loans made under this facility will be secured by substantially all of our assets, subordinated to the commercial bank loans referenced above. Advances under the subordinated debt agreement are subject to certain conditions, and these advances are limited to $500,000 or more per advance and are payable at interest only for the first twelve months at an 11% rate and in equal monthly principal and interest payments for the following 24 months. As of June 30, 1999, nothing was outstanding under this debt facility. In connection with this debt facility, we also granted the lender an option to purchase up to 105,000 shares of our Series D preferred stock at a purchase price of $5.00 per share. This option expires upon an initial public offering or merger, consolidation or sale of substantially all of our assets.

   The same lender has also provided a lease line of credit for up to $1.0 million, comprised of $800,000 to finance equipment and $200,000 to finance equipment, leasehold improvements and software. Advances made under the lease line are payable over 36 equal monthly installments. As of June 30, 1999, nothing was outstanding under this lease line. As part of this lease line, the lender received a warrant to purchase 12,500 shares of Series D preferred stock at an exercise price of $1.00 per share. This warrant expires upon the earlier of April 27, 2006 or five years after our initial public offering.

   Although it is difficult for us to predict future liquidity requirements with certainty, we believe that the net proceeds from this offering, together with our existing liquidity sources and anticipated funds from operations, will satisfy our cash requirements for at least the next 12 months. Thereafter, we may require additional funds to support our working capital requirements or for other purposes and may seek additional funds through public or private equity or debt financings or from other sources. There can be no assurance that additional financing will be available to us or that, if available, such financing will be available on terms favorable to us and our stockholders.

Year 2000 Readiness Disclosure

   Many currently installed computer systems and software products are coded to accept or recognize only two digit entries in the date code field. These systems and software products will need to accept four digit entries to distinguish 21st century dates from 20th century dates. As a result, computer systems and software used by many companies and governmental agencies may need to be upgraded to comply with such Year 2000 requirements or risk system failure or miscalculations causing disruptions of normal business activities.

State of Readiness

   We have made a preliminary assessment of the Year 2000 readiness of our information technology systems, including the hardware and software that enable us to provide and deliver our systems. Our assessment plan consisted of:

  . quality assurance testing of our systems, including internally developed proprietary software incorporated in our systems, which has been completed for our StatView systems and is ongoing for our other systems

  . contacting third-party vendors and licensors of material hardware, software and services that are both directly and indirectly related to the delivery of our systems, which is scheduled for completion in October of 1999
  . an assessment of repair or replacement requirements, which has identified no material issues to date
  . implementation, which is ongoing
  . creation of contingency plans in the event of Year 2000 failures, which will be a continuous assessment

   In accordance with our Year 2000 compliance plan we have begun to identify measures that will help to avoid Year 2000 disruptions to our business operations. As part of our move to larger facilities in June 1999, we replaced all data connectivity and telephone equipment with updated hardware. In addition, our new facility is located in a newly constructed office park. We are currently implementing a new integrated management information system primarily in order to manage our growth. We will test this new system for Year 2000 compliance during the third and fourth quarters of 1999, with an expected completion date in the fourth quarter of 1999.

   We believe our hardware and software component vendors provide products that are currently Year 2000 compliant. We will require our material hardware and software component vendors to provide assurance of their Year 2000 compliance. We will complete this process during the fourth quarter of 1999. We are currently assessing our non-information technology systems and will seek assurance of Year 2000 compliance from providers of material non-information technology systems. Until such testing is complete and such vendors and providers are contacted, we will not be able to completely evaluate whether our information technology systems or non-information technology systems will need to be revised or replaced.

   We have not specifically contacted our existing customers regarding the Year 2000 compliance of our systems. However, we have posted our Year 2000 policy on our website since November 1998, and we reference our Year 2000 policy on each customer quote and purchase order.

Costs

   To date, we have not incurred significant costs in connection with identifying or evaluating Year 2000 compliance issues including costs associated with time spent by employees in the evaluation process and Year 2000 compliance matters generally. If these costs are substantially higher than anticipated in future periods, it could have a material adverse effect on our business, financial condition and results of operations. The cost of Year 2000 compliance will be accounted for as an operating expense and funded from working capital.

Risks

   We are not currently aware of any Year 2000 compliance problems relating to our technology or our internal systems that would have a material adverse effect on our business, financial condition and results of operations. Third-party software or hardware incorporated in our systems for sale to customers or in our internal systems may need to be revised or replaced, all of which could be time consuming and expensive. In addition, we may discover Year 2000 compliance problems in our technology that will require substantial revisions. If we fail to fix or replace third-party software or hardware or upgrade our technology on a timely basis, the result could be lost revenue, increased operating costs, the loss of customers and other business interruptions, any one of which could have a material adverse effect on our business, financial condition and results of operations. Moreover, the failure to adequately address Year 2000 compliance issues in our technology and our internal systems could result in claims of mismanagement, misrepresentation or breach of contract and related litigation, which could be costly and time-consuming to defend. In addition, there can no assurance that governmental agencies, utility companies, Internet access companies, third-party service providers and others outside our control will be Year 2000 compliant. The failure by these types of entities to be Year 2000 compliant could result in a systemic failure beyond our control, such as a prolonged internet, telecommunications or electrical failure, which could also prevent us from delivering our systems to our customers, and therefore have a material adverse effect on our business, financial condition and results of operations.

 Contingency Plan

   As discussed above, we are engaged in an ongoing Year 2000 assessment and the development of contingency plans. The responses received from third-party vendors and service providers will be taken into account in determining the nature and extent of any contingency plans. We have identified our worst-case scenario as the interruption of our business resulting from the inability of our vendors to deliver components or the failure of public utilities to provide services. We have not yet completed our worst-case scenario contingency plan. Without a worst-case scenario contingency plan we may not have enough time to complete remedial measures and implement contingency planning for the worst-case scenario. We plan to complete our worst-case scenario contingency plan in accordance with our compliance plan in the fourth quarter of 1999.

Recent Accounting Pronouncements

   In March 1998, the American Institute of Certified Public Accountants issued Statement of Position 98-1 (SOP 98-1), "Accounting for the Cost of Computer Software Developed or Obtained for Internal Use." SOP 98-1 is effective for financial statements for years beginning after December 15, 1998. SOP 98-1 provides guidance over accounting for computer software developed or obtained for internal use including the requirement to capitalize specified costs and amortization of such costs. The implementation of SOP 98-1 is not expected to have a material impact on our financial position or results of operations.

   In April 1998, the American Institute of Certified Public Accountants issued Statement of Position 98-5 (SOP 98-5), "Reporting on the Costs of Start-Up Activities." SOP 98-5, which is effective for fiscal years beginning after December 15, 1998, provides guidance on the financial reporting of start-up costs and organization costs. It requires costs of start-up activities and organization costs to be expensed as incurred. The implementation of SOP 98-5 is not expected to have a material impact on our financial position or results of operations.

                                    BUSINESS

   We design, manufacture, market, install and support communication and information systems to allow access to health information, including patient vital signs and other diagnostic data, using wireless technology and proprietary software. Our systems provide for information retrieval from remote sources, both inside and outside the hospital environment, and are integrated and coordinated through either a wireless network utilizing our interactive device, a personal computer or the internet. Our focus within health care is on the hospital, physician and at-home consumer markets. The following are examples of data that can be transmitted using our technology:

  . ECG waveforms                       . heart rate
  . blood pressure                      . temperature
  . oxygen levels in the blood          . patient name and location
  . ventilator data                     . physician and nurse notes

   We have entered into strategic alliances with the following leading manufacturers of patient-monitoring medical equipment to assist us in the development, marketing and distribution of our systems:

  . GE Marquette Medical Systems, Inc., a subsidiary of General Electric
    Company

  . Hewlett-Packard Company

  . Nellcor Puritan Bennett, a subsidiary of Mallinckrodt Inc.

  . Protocol Systems, Inc.

  . Siemens Medical Systems, Inc., a subsidiary of Siemens AG

   We sell our systems through our direct sales force and jointly with these strategic partners. Our systems are currently being used in more than 100 hospitals is over 30 states, including:

  . Baylor University Medical Center    . Montefiore Medical Center -
    in Dallas, TX                          Einstein Division in New York, NY

  . Duke University Medical Center in   . Memorial Sloan Kettering Cancer
    Durham, NC                            Center in New York, NY

  . Heartland Hospital in St. Joseph,   . Mt. Sinai School of Medicine in
    MO                                    New York, NY

  . Kaiser Foundation Hospital in San   . Northwest Hospital in Seattle, WA
    Francisco, CA
                                        . St. Mary's Hospital in Pueblo, CO
  . The Mayo Clinic in Scottsdale, AZ

Industry Background

   Recent technological advances in digital wireless communications and the demands of an increasingly mobile workforce have resulted in the proliferation of wireless hand-held information communication devices. The capabilities of these sophisticated devices, which include personal digital assistants, wireless receivers and smart phones, are fostering the development of information-intensive applications than can result in greater workforce productivity and efficiency.

   At the same time, healthcare facilities, such as hospitals and extended care facilities, are focused on reducing costs and enhancing workforce productivity. These facilities are seeking to improve the response time, decision-making quality and overall efficiency of caregivers, including physicians and nurses, who treat patients in life-critical situations.

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

Dynamics of Healthcare Industry

 Large Market with Need for Reduced Costs

   According to the Health Care Financing Administration (HCFA), healthcare is estimated to be the largest single sector of the U.S. economy in 1999, representing approximately $1.2 trillion, or 14% of the U.S. gross domestic product. According to data from the American Hospital Association, in 1997 there were 6,097 hospitals and 1,035,890 hospital beds in the United States. Inefficiencies within the healthcare system consume significant time, resources and capital. During 1998, an estimated $250 billion, or 25 percent of every healthcare dollar, was spent on excessive administrative costs, the delivery of unnecessary care and performance of redundant tests and procedures. One responsive measure taken by the government and managed care companies has been to impose restrictions on hospital admittance and reimbursement. This has resulted in higher levels of acuity and a lower number of patients being treated in an inpatient environment, each requiring closer monitoring in order to maintain an appropriate level of care.

 Aging of the Population

   Rapid growth in the aged population is expected as the baby boomers move into the elderly population group. According to the U.S. Census Bureau, the 75+ age group is expected to grow from 13.2 million in 1990 to over 16.6 million by the year 2000. The population of seniors age 85+ is expected to increase from
3.1 million in 1990 to 4.3 million by the year 2000. As the proportion of population who are elderly increases, the average age of hospital patients increases as well. Since the elderly are more susceptible to complications while hospitalized, monitoring of their vital signs is critical to ensure against unforeseeable adverse events.

 Migration of Patients to Less Costly Care Environments

   In response to escalating healthcare costs, government and private pay sources have implemented cost-containment measures designed, when appropriate, to migrate post-acute patients more quickly from higher intensity care, high cost units such as intensive care units to lower intensity care, lower cost units such as step-down units. These patients continue to require monitoring even though they have been moved to a lower cost setting which has a much lower nurse-to-patient ratio. Hospitals spend significant capital to upgrade their monitoring equipment to accommodate the level of care required by these patients. Because of this trend of moving more ill patients out of critical areas of the hospital sooner, hospitals are converting more of their general medical/surgical beds to step-down units or telemetry units.

 Underdeveloped Communications Technology in Hospitals

   Underdeveloped information systems and communications procedures within hospitals, specifically relating to critical care patient information, contribute to inefficiencies and high cost in the healthcare industry. Caregivers must attend to several patients in various locations while simultaneously accessing time-critical patient medical information that is monitored and collected by medical equipment. Within hospitals, patients are monitored by medical equipment that either is centrally connected or operates on a stand-alone basis. According to Frost and Sullivan, the worldwide hospital monitoring equipment market, which includes cardiac, respiratory, blood gas, and neurological monitoring equipment, is estimated to be approximately $6.4 billion in 1999. The large number of medical monitoring devices in each hospital and the fact that these devices are manufactured by numerous medical equipment suppliers has hampered the ability of many hospitals to create integrated critical care patient communications networks. While most hospitals operate in a decentralized nurse mode, the information from medical equipment is available only at a central location. Consequently, most hospitals employ monitoring technicians to centrally monitor critical care patient data captured by medical equipment and inform caregivers when problems arise. This method of communicating critical care information is time-consuming, costly and can adversely impact the care of patients requiring immediate attention. Due to these conditions, neither monitoring technicians nor caregivers within hospitals are able to attend to other vital stand-alone medical equipment on a regular basis.

Growth of Wireless Communications

   In recent years, the proliferation of wireless communications solutions has extended the reach and connectivity of mobile professionals. For example, in voice communications, cellular telephones have enabled mobile users to place phone calls from virtually any location. Similarly, advances in wireless data communications, including wireless local area networks (LANs) and radio modems, have enabled the extension of enterprise networks to the notebook computers and handheld information communication devices of mobile users. The projected growth of wireless data communications systems, driven by increasing connectivity options for mobile users, will result in increased accuracy, timeliness and convenience of information access, thereby reducing costs and improving productivity. Frost & Sullivan expects revenue from wireless data services to triple to more than $9 billion in 2000 from an estimated $3 billion in 1997.


The Internet as a Critical Healthcare Information Tool


   Consumers are seeking more information in order to actively manage their personal health and wellness. As a result, many consumers are turning to the Internet to obtain health information. According to Cyber Dialogue, an industry research firm, during 1998, approximately 22 million adults in the United States searched online for health and medical information. In addition, Cyber Dialogue estimates that in the year 2000, the number of adults in the United States searching for online health and medical information will grow to approximately 33 million, and they will spend approximately $150 billion for all types of health-related products and services. Cyber Dialogue also estimates that approximately 70% of the persons searching for health and medical information online believe the Internet empowers them by providing them with resourceful information to make better informed health decisions. Over the past decade, the healthcare industry has changed radically as employers seeking to reduce their healthcare costs have turned from indemnity insurance to managed health plans. Approximately 180 million people, or 90% of the insured U.S. population, are now subject to some form of managed care. We believe that consumers increasingly question the motivations of their caregivers and are more inclined to take an active role in the decisions that affect their health and wellness as well as that of their families.

The Data Critical Solution

   Data Critical's systems extend the power of wireless technology to the healthcare industry by employing a suite of hardware and software systems that transmit complex time-critical data over wireless networks and through the internet. Our systems improve communications and decision-making both in the hospital and in remote locations, thereby improving the delivery of patient care and reducing healthcare costs.

   Our solution provides the following key benefits:

   Increased Work Efficiency. Our systems extend a hospital's existing patient-monitoring capability by allowing physicians and nurses to remotely monitor critically-ill patients and communicate on a near-immediate basis. By gathering data from a broad array of patient-monitoring and other medical equipment and distributing that data to a wireless communications device, caregivers can monitor patient conditions while continuing to perform tasks elsewhere. When there are adverse changes in a particular patient's condition, caregivers are immediately alerted. Alarms can then be automatically and simultaneously transmitted to individual nurses, physicians or other caregivers.

   Reduced Costs. Most hospitals employ technicians with the responsibility to monitor patient data from central locations. Those hospitals that use monitoring technicians generally employ one to two full time equivalents per nursing station. Our systems reduce the need for hospitals to maintain large staffs of monitoring technicians. We believe that in many situations hospitals can realize full return on their investment within 12 months of purchasing our systems simply through the redeployment of these hospital personnel.

   Improved Quality of Care. Our systems are designed to provide critical patient information on a near-immediate basis directly to caregivers in and out of the hospital. This near immediate delivery of information allows for more rapid response times with better information. Our products allow hospitals to maintain or improve quality of care, especially in light of the current trend of declining caregiver-to-patient ratios.

   Ease of Use. We have designed our receivers based on feedback from healthcare professionals that dictated operational simplicity and hand-held form factors. Device operation is rapidly learned. We believe that our design features allow our customers to quickly and easily deploy our systems without requiring extensive or technical training.

   Open Architecture. Our systems are designed to interface with medical equipment manufactured by numerous medical equipment suppliers. By providing a standard, scaleable system we can interface with the medical equipment that is already deployed in hospitals. In addition, the ability of our systems to operate with other similar medical equipment allows us to partner with various manufacturers.

   Security and Confidentiality. Certain of our systems include strict authentication methods and data encryption technology. These security features allow for the exchange of confidential patient information without that information being compromised. In addition, our Wireless Telemedicine (WT) Server software provides access to the proprietary network software of our strategic partners' patient monitoring systems.

Our Strategy

   Our objective is to be the leader in providing wireless health information communications systems to industries that depend upon the interactive transmission of complex and time-critical data to mobile individuals. The principal elements of our strategy include the following:

   Pursue Additional Strategic Alliances. We are continuing to pursue additional strategic alliances that will augment or expand our distribution channels and system offerings. In the immediate term, we are pursuing additional partners for our AlarmView system. In addition to our direct sales force, we distribute our systems through leading vendors of complementary medical equipment. We expect to build upon the expertise we gain though these strategic alliances to facilitate additional alliances and move into new markets. We will continue to review mutually beneficial opportunities to share new technologies, such as cross-licensing opportunities. We also intend to enter into strategic relationships with one or more internet portals and other web-based healthcare companies to promote the use of our Internet ECG system and DataView system.

   Increase Market Penetration and Generate Follow-On Sales Opportunities. The initial target market for our systems includes approximately 5,000 hospitals and 50,000 cardiology-related physicians in the U.S. Each of these hospitals has multiple placement opportunities for our systems in various areas throughout the hospital, including critical care units, step-down units, emergency rooms, telemetry units and obstetrics. Since commencing distribution of our systems in late 1997, we have installed our systems in over 100 U.S. hospitals. We intend to increase our market penetration in major U.S. hospitals by building upon the existing installed base of products manufactured by our strategic alliance partners. In addition, once we have introduced our systems to a hospital and have demonstrated the benefits of these systems to healthcare professionals, we plan to sell our systems to other areas of practice within that hospital.

   International Expansion. We intend to expand sales of our systems into international markets, including Europe and Japan. The international healthcare market makes use of similar networked and stand-alone monitoring devices and has similar scope to that of the U.S. healthcare market. We believe that there may be significant demand for our systems in international markets because hospitals outside the U.S. are even less equipped with remote monitoring and interconnectivity systems than U.S. hospitals. We intend to build upon our existing strategic alliances through their dealer and distributor organizations to further our international expansion strategy.

   Expand Use of the Internet to Link Physicians and At-home Consumers. Through our Internet ECG system and the DataView system, we expect to expand our ability to rapidly provide complex data to these users. We believe that many of our existing technologies for the efficient transmission of data may have broad applications for hospitals, physicians and patients seeking to access and deliver information from and to remote locations, through either wireless or wired devices linked to the internet. We have developed core technology to address the need to transmit medical information from homes through the internet.

   Maintain and Build on Technology Leadership. We are a technology leader in providing for the communication of complex healthcare data through wireless systems and networks. To strengthen and extend our communications solutions, we plan to continue investing in research and development to expand the features and functionality of our systems. For example, future systems may extend the remote communications network to other types of medical equipment, such as infusion pumps, ventilators, incubators, medical information systems, smart beds, nurse call devices and home care devices. In addition, we may apply our technology to other industries where the rapid communication of detailed information is critical, and where the mobility of end users is key, such as law enforcement or other government services.

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

Our Systems

   We design our systems to address the needs of the healthcare industry. Caregivers are highly dependent on access to complex and time-critical data and benefit greatly from the rapid transmission of such data.

   The following table provides a summary of the features and benefits of our systems:

  Market Focus Systems                     Features and Benefits
-------------------------------------------------------------------------------
  Hospitals    StatView     . Hand-held unit that alerts caregivers within ten
                              seconds when alarms from patient monitors or
                              other medical equipment are triggered
                            . Provides reminder messages and periodic patient
                              updates
                            . Enables immediate responses to patient alarms
                            .  Allows caregivers to monitor graphic
                               representations of data, known as waveforms, and
                               vital signs while performing tasks elsewhere in
                               the hospital

             ------------------------------------------------------------------
               AlarmView    .  Uses wireless technology to deliver alarms and
                               other information collected by stand-alone
                               medical equipment to a patient-monitoring
                               system, creating a virtual network
                            .  Designed to allow rapid response to non-
                               networked medical equipment
                            .  Designed to increase caregiver efficiency and
                               flexibility at a low cost per unit

-------------------------------------------------------------------------------
  Physicians   MobileView   . Uses digital wireless technology on a wide area
                              network to provide critical patient information
                              to caregivers in remote locations usually outside
                              of the hospital
                            . Allows caregivers to remotely review ECGs, vital
                              signs parameters, associated waveforms, and nurse
                              notes
                            . Permits faster and more informed clinical
                              consultation and decision-making from remote
                              locations
                            . Delivers quality waveforms without faxes or phone
                              lines

             ------------------------------------------------------------------
               DataView     .  Allows caregivers to access data collected by
                               StatView through a personal computer
-------------------------------------------------------------------------------
  Consumers    Internet ECG . Enables consumers to view their ECGs through an application downloaded via the internet
                            . Permits at-home use for stress management, self-
                              monitoring of physical fitness and educational
                              activities

 Hospital Systems

 StatView

   The StatView system is a local wireless system that alerts nurses when alarms from patient-monitoring systems are triggered. The StatView system connects to an existing patient-monitoring network, collects alarm data from these monitors and transmits vital signs and waveforms through a dedicated wireless transmitter to a StatView receiver unit worn by the nurse. Alarm events can be transmitted automatically to individuals or groups and periodic updates can be transmitted to the appropriate caregivers. Nurses using the StatView system carry a compact graphic wireless receiver that sounds alarm tones or vibrates whenever a patient monitor generates an alarm. The receiver then displays bed number, patient name, diagnosis (such as ventricular tachycardia), heart rate, and, with one button click, a six second ECG waveform. By looking at the waveform, nurses can determine the urgency of the alarm and be informed prior to reaching a patient's bedside.

   The following diagram illustrates a typical StatView installation:




                             [CHART APPEARS HERE]

                               "StatView System"

[Beneath the heading is a diagram containing four icons. Starting from the left, there are two icons, one showing three telemetry units labeled "Portable Monitors" and one below this showing two monitors labeled "Bedside Monitors." These icons are both linked to an icon of a monitor labeled "Central Station," which is linked to a third icon to the right labeled "WT Server." The "WT Server" icon is linked to an icon labeled "Wireless Transmitter" that is depicted as transmitting signals to two icons of a StatView receiving unit labeled "StatView Receiver."]

   The StatView system has the following key features and benefits:

  . transmits alarm data to lightweight, hand-held StatView receivers within ten seconds
  . enables alarm information to be sent to all nurses or to the patient's assigned caregiver
  . sends reminder pages for any alarms that have not been acknowledged within a specific time period
  . allows caregivers to configure the transmission of periodic updates

 AlarmView

   AlarmView is a wireless system that is designed to connect to stand-alone devices to create a virtual monitoring network. AlarmView attaches to the back of non-networked patient monitors, infusion pumps and other intelligent devices and can deliver near immediate alarms and other information to wireless receivers in less than ten seconds. The information from AlarmView transmitters can be sent to the same StatView receivers already worn by caregivers. As the volume of patient admissions changes, the AlarmView transmitter can be easily transferred to devices manufactured by multiple vendors without requiring costly and time-consuming setup since AlarmView is designed to automatically interface upon connection. We submitted our AlarmView system for approval by the FDA in August 1999, and expect to begin commercial sales of AlarmView systems in the first half of 2000.

   AlarmView has the following key features and benefits:

  . increases efficiency and flexibility within hospital wards

  . low cost per unit

  . can store information not recorded by stand-alone devices

  .  can integrate with StatView

Physician Systems

 MobileView

   MobileView transmits data that is collected by the StatView system from individual patient bedside and telemetry monitors to physicians or other caregivers at remote locations usually outside of the hospital. The MobileView System uses digital wireless technology on a wide area network to provide caregivers with immediate remote access to critical patient information, including multiple ECGs, vital signs parameters and associated waveforms and nurse notes. Physicians can access this information through a portable, wireless hand-held device or through a website that uses our DataView system. MobileView is designed to be easily integrated into a wide variety of monitoring equipment and is compatible with our StatView system.

 DataView

   Our DataView system allows physicians to review data collected by StatView systems through a website.

   The following diagram illustrates a typical MobileView and DataView installation:





                             [CHART APPEARS HERE]

                       "MobileView and DataView Systems"

[Beneath the heading is a diagram containing eight icons. Starting from the left, there are two icons, one showing three telemetry units labeled "Portable Monitors" and one below this showing two monitors labeled "Bedside Monitors." These icons are both linked to an icon of a monitor to labeled "Central Station," which is linked to a third icon to the right labeled "WT Server." The "WT Server" icon is linked to an icon labeled "Wireless Carrier." The "Wireless Carrier" icon is connected to an icon of a communications tower that is depicted as transmitting signals to an icon of two MobileView receiving units labeled "MobileView" on the far right of the page.

The "Wireless Carrier" icon is also connected to an icon of a personal computer labeled "DataView" to the far right beneath the MobileView receiving unit icons.]

   The MobileView system has the following key features and benefits:

  . delivers quality waveforms and other patient data to remote locations

  . enables faster clinical consultation and decision making
  . transmits data securely
  . integrates with StatView

  . provides a dial-up, wireless connection to the patient-monitoring network

Consumer System

 Internet ECG

   We have completed development of the initial release of our Internet ECG system, which is designed for consumers to view their own ECGs and review them through an application downloaded via the internet. Through a proprietary hand-held device, the consumer would be able to relay heart rate and ECG waveform information via a personal computer's microphone to a website running our software. The website would then relay additional biofeedback, exercise training data and personal educational information back to the consumer almost simultaneously. The Internet ECG system is not yet commercially available. We intend to pursue agreements with internet portals and other web-based healthcare companies for distribution of this system.

The Wireless Telemedicine (WT) Server

   Our StatView and MobileView systems depend on our WT Server, which is designed to collect, compress and encrypt critical patient data for transmission to individual handheld devices through wireless networks. The WT Server combines an Intel server running Microsoft NT with our proprietary technology, which is designed to ensure secure and rapid transmission of confidential patient information.

   The WT Server has the following key features and benefits:

  . compatible with the leading patient monitoring systems

  . internet browser-based system administration
  . allows multiple concurrent wireless connections
  . radio frequency transmitter provides unit coverage area
  . modem interface with digital wireless networks


Strategic Alliances

   We have entered into strategic alliances with manufacturers of medical equipment to:

  . increase our revenue
  . gain access to proprietary technology
  . increase our market penetration
  . provide important specialized industry experience
  . enhance our system portfolio

We have entered into direct sales and co-marketing arrangements with the following companies:

   Hewlett-Packard Company. Hewlett-Packard Company's Medical Product Group is a worldwide manufacturer and supplier of clinical measurement and diagnostic equipment for the healthcare industry. In September 1997, we obtained a nonexclusive license to a patent from Hewlett-Packard for the transmission of data over an alphanumeric paging network. This patent is used in our MobileView system. The Hewlett-Packard license agreement has an indefinite duration, subject to termination if either party breaches its material obligations thereunder. We also have an arrangement with Hewlett-Packard to engage in joint sales and marketing programs and trade show presentations for StatView and MobileView systems.

   Siemens Medical Systems, Inc. Siemens Medical Systems, a division of Siemens AG, manufactures and sells a wide variety of medical equipment, including life support, anesthesia, and electrocardiography products. In July 1998, we entered into an agreement with Siemens under which Siemens has enabled us to integrate our MobileView and StatView systems with Siemens' Infinity Patient Monitoring System. The Siemens agreement is effective through January 2000, with successive automatic 12 month renewal periods. Either party may terminate the Siemens agreement upon 60 days notice or if the other party breaches its material obligations thereunder. We have also engaged in joint sales and marketing programs and trade show presentations with Siemens for our MobileView and StatView systems.

   Protocol Systems, Inc. Protocol designs, manufactures and markets patient monitoring instruments and systems in more than 80 countries worldwide. In March 1998, we entered into an agreement with Protocol under which Protocol has paid us to integrate our MobileView and StatView systems with Protocol's Flexible Monitoring System. We have also agreed to provide Protocol with an OEM system under jointly agreed upon labeling. The Protocol agreement is effective through April 2001, subject to early termination if either party breaches its material obligations thereunder. Protocol may elect to extend the agreement for an additional three year term.

We have entered into original equipment manufacturing arrangements with the following companies:

   GE Marquette Medical Systems, Inc. GE Marquette Medical Systems, a subsidiary of General Electric Company, manufactures and supplies patient-monitoring products in more than 65 countries worldwide. In January 1997, we entered into an agreement with GE Marquette under which we granted GE Marquette nonexclusive worldwide distribution rights to the StatView system under the trade name IMPACT. We also granted GE Marquette the exclusive right to distribute StatView systems with certain custom features, subject to minimum purchase requirements. The GE Marquette agreement is effective through January 2000, subject to early termination if either party breaches its material obligations thereunder.

   Mallinckrodt Inc. Nellcor Puritan Bennett, a subsidiary of Mallinckrodt Inc., manufactures and sells a wide range of healthcare products, including pulse oximetry monitoring devices, in more than 100 countries worldwide. In February 1999, we entered into an agreement with Nellcor Puritan Bennett under which Nellcor Puritan Bennett paid us to integrate our AlarmView systems with Nellcor Puritan Bennett's products. Nellcor Puritan Bennett has also agreed to serve as a nonexclusive distributor of AlarmView. The Nellcor Puritan Bennett agreement is effective through February 2004, subject to early termination if either party breaches its material obligations thereunder.

Customers and Markets

   Data Critical currently focuses on the healthcare industry because of the critical need of healthcare professionals to have immediate access to time-critical patient data. Our target customers include hospitals and physicians primarily across the U.S., and to a lesser extent in Canada and Europe. We believe that such groups would benefit from using the StatView and AlarmView systems, by reducing costs and increasing productivity. Our target markets also include aggregators of individual physicians such as large medical groups, independent practice associations, physician practice management companies and other large organized physician entities. We also target physicians who practice outreach telemedicine. Additionally, we believe that specialist physicians with patients who require immediate medical attention upon sudden change in medical status, such as cardiologists, nephrologists, obstetricians and gynecologists, would benefit from using our

MobileView systems. Although our products are only being used by hospitals and physicians, we are targeting the at-home consumer market.

   Below is a summary of our target domestic markets and end users:


  Market Category          System             Market Size

---------------------------------------------------------------------------
  Hospitals                StatView           More than 5,000 hospitals
                           AlarmView          in the U.S.

---------------------------------------------------------------------------
  Physicians               MobileView         Approximately 50,000
                                              cardiology-related physicians
                           DataView           in
                                              the U.S.

---------------------------------------------------------------------------
  At-home Consumers        Internet ECG       More than 58 million
                                              people with cardiovascular
                                              disease in the U.S.


   Our systems are being used in more than 100 hospitals in over 30 states. Our current customers include:

  . Baylor University Medical            . Montefiore Medical Center -
    Center in Dallas, TX                    Einstein Division in New York, NY


  . Duke University Medical Center       . Memorial Sloan Kettering Cancer
    in Durham, NC                          Center in New York, NY


  . Heartland Hospital in St.            . Mt. Sinai School of Medicine in New
    Joseph, MO                             York, NY


  . Kaiser Foundation Hospital in        . Northwest Hospital in Seattle, WA
    San Francisco, CA


                                         . St. Mary's Hospital in Pueblo, CO
  . The Mayo Clinic in Scottsdale,
    AZ

Sales, Marketing and Customer Support

   We market and sell our systems both through direct marketing and sales programs and through OEM relationships with our strategic partners. We currently have 15 sales territories in two regions supported by four telephone direct sales account managers. In addition, our strategic partners provide field sales people who actively sell and market our StatView and/or MobileView systems to their respective accounts. We carefully select our strategic partners and work closely with them throughout their sales process to increase our revenue potential. We maintain direct co-marketing relationships with several of our partners, which allow us more control and flexibility over the sales and marketing process of our systems.

   We also directly target physicians and large medical groups for MobileView and nurses and nursing professional associations for StatView. We maintain an extensive, online database of all U.S. hospitals that is updated quarterly. This database is a key source of sales information covering capital equipment purchase cycles, key decision makers and the status of all contacts made at the account. We attend and showcase our systems at major trade shows, including those sponsored by the American Heart Association, the Association of Nurse Executives and the Society of Critical Care Medicine. At many of these trade shows, we co-promote our products in our strategic partners' booths. We also send direct mailings to potential customers promoting our systems, and support the external research efforts of institutions that are reviewing technology uses within the healthcare industry.

   We believe that a high level of customer support is necessary to achieve wide acceptance of our systems. We provide customer support services twenty-four hours a day, seven days a week. We employ technical support personnel who work directly with our direct sales force, strategic partners and customers. We also provide training programs for our customers.

Manufacturing

   Our manufacturing operations consist primarily of final assembly and testing, quality assurance, packaging and shipping. Our current manufacturing facility is located in Bothell, Washington. Our facilities are regulated by the FDA and are subject to periodic audits for compliance with the FDA's quality system regulations.

   We currently rely on outside contract manufacturers for certain components of our systems. We purchase standard server hardware directly from third party manufacturers and install our proprietary software on these servers. We have developed a supplier selection procedure and approved vendor list to maintain quality. In addition, we monitor our suppliers' performance to ensure consistent quality, reliability and yield.

Research and Development

   The emerging market for the use of wireless communications in the healthcare industry is characterized by rapid technological developments, frequent new product introductions and evolving industry standards. Advances in operating systems, radio frequency systems and hardware are enabling the rapid proliferation of new solutions.

   Through our research and development efforts, we strive to use the most current technology to ensure that we provide systems that meet the needs of an ever-changing marketplace. We believe that our future success will depend in large part on our ability to continue to maintain and enhance our software applications, wireless technologies and other proprietary technology while simultaneously improving the performance, features and reliability of our systems. The success of our new system introductions will be dependent on several factors, including:

  . identification of a realizable market opportunity
  . definition of new systems
  . timely completion and introduction of new systems
  . market acceptance of our systems

   To enable us to develop new systems more rapidly, we intend to leverage the modular nature of our system architecture. In addition, we intend to rely on our alliances with strategic partners for additional research and development resources to create solutions that interface with their products.

   In the first six months of 1999 and the years 1998, 1997 and 1996, expenses attributable to research and development totaled $1.1 million, $2.2 million, $1.7 million and $957,000, respectively. We believe that the timely development of new and enhanced systems and technologies is necessary to remain competitive in the marketplace. Accordingly, we intend to continue recruiting and hiring experienced development personnel, as well as making other investments in research and development.

Competition

   Currently, we are not aware of any product offerings directly competitive to our systems. Our systems compete primarily with traditional methods of patient monitoring, such as direct patient oversight, monitoring through wired systems and voice communications. If we are successful in establishing a need for our systems, we expect that additional entrants will be drawn into our market. In addition, there is the possibility that one or more of our strategic partners or other medical equipment manufacturers may decide to develop products that directly compete with our systems. We may have difficulty competing with these potential competitors because many of them may have longer operating histories, significantly greater resources, better name recognition and a larger installed base of products and technologies.

   Our systems compete on the basis of cost-efficiency, enhanced mobility, features, functionality and price. We believe we compete favorably with regard to each of these factors. To maintain and improve our competitive position, we must:

  . continue to prove the benefits of our systems
  . develop new and improved technologies

  . market to hospitals, healthcare professionals and consumers
  . maintain and continue to create alliances with key manufacturers of complementary medical equipment

Patents and Intellectual Property Rights

   We rely on a combination of patent, copyright, trademark and trade secret laws and other agreements with employees and third parties to establish and protect our proprietary rights. Currently, we own three patents, two of which were filed with the U.S. Patent and Trademark Office (PTO) in 1993 and one in 1996, have one pending patent application that was filed with the PTO in 1996, and license two patents, filed with the PTO in 1991 and 1995, and certain trade secrets and other intellectual property rights from third parties. The duration of patents filed with the PTO is 20 years from the date of filing. Our patents cover specific technology related to the wireless transmission of waveforms. Our strategic partners have also disclosed and/or licensed to us source code or output protocols, which are proprietary to their medical equipment and monitoring systems. We believe that no other company in our industry currently has the access to the breadth of medical monitoring equipment and source/output code that we do.

   We require each of our employees and consultants, including our executive officers, to enter into standard agreements containing provisions requiring confidentiality of proprietary information and assignment to us of all inventions made during the course of their employment. We also enter into nondisclosure agreements and limit access to and distribution of our software, documentation and other proprietary information.

   Despite our efforts to protect our proprietary rights, unauthorized parties may attempt to copy aspects of our systems or may independently develop technologies that are substantially equivalent to ours. We cannot be certain that our patent application will be allowed or that our existing patents will be held valid and enforceable by a court if we desire to enforce them. In addition, employees or other parties may breach confidentiality agreements or other contracts we have entered, and we may not be able to effectively enforce our rights in the event of such breaches.

Government Regulation

 Federal Communications Commission

   In the U.S., we are subject to various FCC rules and regulations. The FCC requires that wireless access devices meet various standards, including safety standards with respect to human exposure to electromagnetic radiation and basic signal leakage. The FCC has approved our radio frequency system components. In addition, we currently hold an FCC license on 26 frequencies in the UHF spectrum.

   We are also subject to regulation under the Telecommunications Act of 1996 and other federal, state and international laws and regulations. Additional laws and regulations may also be adopted with respect to wireless communications networks covering issues such as user privacy and quality of products and services. The adoption of any additional laws or regulations, or our failure to comply with existing laws and regulations, may impede the growth of wireless communications networks, decrease the demand for our systems and have a material adverse effect on our business, financial condition and results of operations.

 Food and Drug Administration

   The FDA is responsible for assuring the safety and effectiveness of medical devices under the Federal Food, Drug and Cosmetic Act. Our StatView, MobileView and AlarmView systems are subject to regulation by the FDA because they have been defined as medical devices used in the diagnosis and treatment of disease.

   Under FDA regulations, medical devices are classified into one of three classes on the basis of the controls deemed by the FDA to be necessary to reasonably ensure their safety and effectiveness: Class I, Class II and Class
III. Class I requires only general controls such as labeling, pre-market notification and adherence to good manufacturing practices. Class II requires general and specific controls such as performance standards and post-market surveillance. Class III requires pre-market approval by the FDA. The FDA has classified our StatView system as a Class III product. MobileView is currently classified as a Class II product, grandfathered under the Hewlett-Packard PalmVue classification. We submitted our AlarmView system for FDA approval as a Class III product during August 1999.

   Before we can market systems that are classified as Class III products, we must obtain pre-market notification clearance under Section 510(k) of the Federal Food, Drug, and Cosmetic Act. In addition, material changes to our systems may also be subject to FDA review and clearance prior to marketing or sale in the U.S. The FDA will typically grant 510(k) clearance if we can establish that our device is "substantially equivalent" to a legally marketed Class I or II medical device or to a Class III device for which the FDA has not yet required the submission of a pre-market approval application.

   The process of obtaining 510(k) clearance can be expensive and time-consuming, and may require the submission of extensive supporting data. If we fail to obtain 510(k) clearance for any of our new or modified systems, or if the 510(k) process is extended for a considerable length of time, the commencement of commercial sales of our such systems will be delayed substantially or indefinitely.

 Healthcare Regulations

   As a provider of healthcare related systems, we are also subject to extensive and frequently changing federal regulations that govern the licensing, conduct of operations and other aspects of our business. Federal certification and licensing programs establish standards for day-to-day operation of our research and manufacturing facilities. Regulatory agencies verify our compliance with such standards through periodic inspections and required participation in proficiency testing programs. Although we have been found to be in compliance with all such standards to date, our facilities may not pass future inspections conducted to ensure compliance with federal or any other applicable licenses or certification laws.

 Patient Medical Record Confidentiality Laws

   The confidentiality of patient records and the circumstances under which records may be released for transmission through our systems are subject to substantial regulation by state governments. These state laws and regulations govern both the disclosure and the use of confidential patient medical record information. Although compliance with these laws and regulations is at present principally the responsibility of the hospital, physician or other healthcare provider, regulations governing patient confidentiality rights are evolving rapidly. Additional legislation governing the dissemination of medical record information has been proposed at both the state and federal level. This legislation may require holders of confidential patient information to implement security measures that could require substantial expenditures. Changes to state or federal laws could materially restrict the ability of healthcare providers to transmit information from patient records using our systems.

Employees

   As of August 31, 1999, we had 69 employees, including 6 in manufacturing, 21 in sales and marketing, 5 in services and support, 17 in research and development, 4 in regulatory affairs and 16 in general and administrative functions. We believe that our employee relations are good.

Facilities

   Our principal executive offices and final assembly and testing facilities are located in Bothell, Washington where we lease approximately 17,000 square feet under a lease that expires in June 2004. We also maintain a facility used primarily as an advanced development laboratory in approximately 4,700 square feet of space in Oklahoma City, Oklahoma under a lease that expires on December 31, 2000.

Legal Proceedings

   We are not a party to any material legal proceedings.

                                   MANAGEMENT

Executive Officers and Directors

   The executive officers and directors of Data Critical as of August 31, 1999 are as follows:

 Name                         Age Position
 ----                         --- --------
 David E. Albert, M.D........  44 Chief Scientist and Chairman of the Board
 Jeffrey S. Brown............  39 President, Chief Executive Officer and Director
 Bradley R. Harlow...........  42 Vice President of Business Development and
                                  General Manager, International
 Craig S. Kairis.............  41 Vice President of Sales
 Michael E. Singer...........  37 Vice President and Chief Financial Officer
 Robert W. Benson............  43 Vice President and Chief Information Officer
 Richard L. Earnest (1)(2)...  57 Director
 Ronald H. Kase (2)..........  40 Director
 George M. Middlemas (1)(2)..  53 Director
 David B. Swedlow (1)........  53 Director

--------
(1) Member of the audit committee

(2) Member of the compensation committee

   David E. Albert, M.D. founded Data Critical in October 1992 and serves as Chief Scientist and Chairman of the Board of Data Critical. Prior to founding Data Critical, Dr. Albert served as a consultant to Hewlett-Packard's Cardiology Business Unit from 1990 to 1992. Dr. Albert was president and founder of Corazonix Corp. from 1984 to 1989, and from 1984 to 1987 served as a consultant to Quinton Instrument Co. in Seattle. Dr. Albert holds an A.B. degree from Harvard University and an M.D. from Duke University.

   Jeffrey S. Brown has served as President and Chief Executive Officer of Data Critical since September 1994. Mr. Brown has also served as a director of Data Critical since September 1994. Prior to joining Data Critical, he served as Vice President of Sales and Marketing/Business Development for McCaw Wireless Data where he was responsible for the general management of this start-up business unit from January 1993 to September 1994. From June 1992 to January 1993, Mr. Brown was Director of Product Development at McCaw Cellular Engineering where he was responsible for developing key wireless products, including packet and circuit switched data and advanced voice service products. From 1990 to June 1992, Mr. Brown was Director of Marketing Operations and National Accounts at PacTel Cellular, a subsidiary of Pacific Telesys. Mr. Brown has also held sales and marketing positions at Pacific Bell, a subsidiary of Pacific Telesys, from 1984 to 1990, and at AT&T from 1982 to 1984. Mr. Brown earned a B.A. in political science from the University of California at Berkeley and an M.B.A. from Golden Gate University.

   Bradley R. Harlow joined Data Critical as Vice President and General Manager of Data Critical in August 1997 and became Vice President of Business Development and General Manager, International in July 1999. Prior to joining Data Critical, he served as Vice President of Worldwide Sales and Marketing at Instromedix, Inc., a producer of ambulatory products that transmit data over phone lines, from 1991 until 1997. From 1989 to 1991, he served as General Manager of the Avionics/Marine department at Icom America Communications Company. Mr. Harlow also held management positions at Spacelabs/ATL Ultrasound from 1982 to 1989 and at Kaiser Industries from 1979 to 1982. In addition, Mr. Harlow is a faculty advisor and instructor at the Marshall School of Business at the University of Southern California, Los Angeles. Mr. Harlow earned both a B.S. in accounting from Oregon State University and an M.B.A. from Albers School of Business at Seattle University. Mr. Harlow also serves as a director of Prevention Concepts Incorporated, a private ultrasound cardiac risk analysis company.

   Craig S. Kairis joined Data Critical as Vice President of Business Development in February 1995 and became Vice President of Sales in July 1999. Prior to joining Data Critical, he served as director of sales at McCaw Wireless Data, from January 1994 until February 1995. Prior to his role at McCaw, Mr. Kairis served in sales, marketing, channel development and systems integration positions at IBM from July 1980 until December 1993. Mr. Kairis holds a B.A. degree in business from the University of Washington.

   Michael E. Singer has served as Vice President and Chief Financial Officer of Data Critical since June 1999. Prior to joining Data Critical, from 1992 to 1999 Mr. Singer was an investment banker focusing on mergers & acquisitions and corporate financings for health care companies. During that period of time, Mr. Singer served as a principal at Banc of America/NationsBanc Montgomery Sercuities from 1998 to 1999, vice president at Alex, Brown & Sons from 1997 to 1998 and vice president at Wolfensohn & Co., Incorporated from 1992 to 1997. From 1990 to 1992, Mr. Singer worked at Union Bank of Switzerland in Zurich, Switzerland in global corporate and institutional banking, and in 1986 at the Commission of the European Communities in Brussels, Belgium. Mr. Singer holds a Ph.D. degree from the London School of Economics, a M.A. degree from the Maxwell School of Public Affairs, Syracuse University and a B.A. degree from Washington and Lee University.

   Robert W. Benson joined Data Critical as Chief Financial Officer in July 1997 and became Vice President and Chief Information Officer in June 1999. Prior to joining Data Critical, he served as executive vice president and chief financial officer of Stellar One Corp., a digital telecommunications equipment and software developer, from 1994 until 1997. Prior to his role at Stellar One Corp., Mr. Benson was chief financial officer at Special Devices, Inc., a manufacturer of pyrotechnic devices for the automotive and aerospace industries, from 1991 until 1994. Mr. Benson holds a B.S. degree in accounting from California State University.

   Richard L. Earnest has served as a director of Data Critical since May 1997. Since December 1998, Mr. Earnest has been the mayor of the city of Del Mar, California. From 1995 to 1997, Mr. Earnest served as chief executive officer of Tudor Publishing Company, a private educational software company. From 1993 to 1995, Mr. Earnest was chief executive officer at Demax Software, Inc., a VAX and UNIX security products company. From 1991 to 1993, Mr. Earnest was the chief executive officer at AdvantEDGE Systems Group, a software re-engineering company. From 1989 to 1991, Mr. Earnest was chief executive officer at Peregrine Systems. From 1983 to 1989, he was the president at VM Software, Inc. Mr. Earnest is a director of Security Dynamics Technologies Inc., a computer network security products company, and also serves as a director on the board of various private companies.

   Ronald H. Kase has served as a director of Data Critical since March 1998. Since January 1991, Mr. Kase has been employed by New Enterprise Associates, a venture capital investment firm, and became a general partner in May 1995. Mr. Kase also serves as a director of Endocardial Solutions and several privately-held healthcare companies.

   George M. Middlemas has served as a director of Data Critical since February 1995. Since 1991, Mr. Middlemas has been a managing general partner of Apex Investment Partners, a Chicago-based venture capital firm that focuses on telecommunications, information technology and software investments. Mr. Middlemas earned an M.B.A. from Harvard University and is a certified public accountant. Mr. Middlemas is a director of Security Dynamics Technologies Inc., a computer network security products company, and Tut Systems, Inc., a telecommunications products company, and also serves as a director on the board of various private companies.

   David B. Swedlow has served as a director of Data Critical since July 1998. Dr. Swedlow founded and has been a principal of The Swedlow Group, a medical technologies consulting firm, since April 1998. From 1987 to April 1998, Dr. Swedlow was Senior Vice President of Medical Affairs and Technology Development at Nellcor Puritan Bennett. Dr. Swedlow earned a B.S. from the Massachusetts Institute of Technology and an M.D. from Harvard Medical School.

Board of Directors

   We currently have authorized seven directors. Our board of directors currently has one vacancy. The executive officers serve at the discretion of the board of directors. There are no family relationships among any of our directors or executive officers.

   Our board of directors will be divided into three classes effective upon the closing of this offering. The class I directors, Jeffrey S. Brown, Richard L. Earnest and one director to be named to fill an existing vacancy, will serve an initial term until the 2000 annual meeting of stockholders, the class II directors, David B. Swedlow and George M. Middlemas, will serve an initial term until the 2001 annual meeting of stockholders, and the class III directors, David E. Albert and Ronald H. Kase, will serve an initial term until the 2002 annual meeting of stockholders. Each class will be elected for three-year terms following its respective initial term.

Director Compensation

   Directors are not compensated for their services. We reimburse directors for reasonable travel expenses relating to their attendance at each meeting. Non-employee directors are eligible to participate in the 1999 Directors' Stock Option Plan. Directors who are employees are eligible to participate in our 1999 Stock Option Plan and our 1999 Employee Stock Purchase Plan. Under our 1994 Stock Option Plan, Mr. Brown was granted an option to purchase 208,832 shares of common stock at an exercise price of $0.80 per share in September 1994, an option to purchase 41,167 shares of common stock at an exercise price of $1.60 per share in November 1997 and an option to purchase 75,000 shares of common stock at an exercise price of $2.40 per share in May 1998. Mr. Earnest was granted an option to purchase 12,500 shares of common stock under our 1994 Stock Option Plan at $0.80 per share in May 1997. Mr. Middlemas was granted an option to purchase 12,500 shares of common stock under our 1994 Stock Option Plan at an exercise price of $1.60 per share in February 1998. Mr. Kase was granted an option to purchase 12,500 shares of common stock under our 1994 Stock Option Plan at an exercise price of $1.60 per share in March 1998.
Mr. Swedlow was granted an option to purchase 3,125 shares of common stock under our 1994 Stock Option Plan at an exercise price of $2.40 per share in July 1998. These options vest over a four-year period.

Committees of the Board of Directors

   In April 1995, the board of directors established the audit committee and in December 1994, the board of directors established the compensation committee. The audit committee reviews our annual audit and meets with our independent auditors to review our internal controls and financial management practices. The board of directors' audit committee currently consists of Messrs. Earnest, Middlemas and Swedlow. The compensation committee recommends to the board of directors compensation for our executive officers and administers our stock purchase and stock option plans. The compensation committee currently consists of Messrs. Earnest, Kase and Middlemas.

Compensation Committee Interlocks and Insider Participation

   No interlocking relationship exists between the board of directors or compensation committee and the board of directors or compensation committee of any other company, nor has any such interlocking relationship existed in the past.

Executive Compensation

   The following table lists the compensation received for services rendered to Data Critical for the fiscal year ending December 31, 1998 by our chief executive officer and each of the other four most highly compensated executive officers, each of whose aggregate compensation during our last fiscal year exceeded $100,000. Throughout the rest of the prospectus, we will refer to the following officers as our named executive officers.

                           Summary Compensation Table

                                                                    Long-Term
                                                                   Compensation
                                                                      Awards
                                                                   ------------
                                                       Annual
                                                    Compensation    Securities
                                                  ----------------  Underlying
         Name and Principal Position(s)            Salary   Bonus    Options
         ------------------------------           -------- ------- ------------
David E. Albert, M.D. ........................... $121,042 $25,000        --
 Chief Scientist and Chairman of the Board
Jeffrey S. Brown.................................  180,000  40,000    75,000
 President and Chief Executive Officer
Bradley R. Harlow................................  141,875  12,731    75,000
 Vice President of Business Development and
 General Manager, International
Craig S. Kairis..................................  111,458   5,000    32,500
 Vice President of Sales
Robert W. Benson.................................  119,583  23,000        --
 Vice President and Chief Information Officer

--------
   This table excludes perquisites and other personal benefits which did not exceed the lesser of $50,000 or 10% of the total annual compensation of such officers.

Stock Option Grants

   The following table provides summary information regarding stock options granted to the named executive officers during the year ended December 31, 1998, and consists of options granted under our 1994 Stock Option Plan. The option term for each option listed below is seven years. The 5% and 10% assumed annual rates of compounded stock price appreciation are mandated by SEC rules. There can be no assurance that the actual stock price appreciation over the seven year option term will be at the assumed 5% and 10% levels or at any other defined level. Unless the market price of the common stock appreciates over the option term, no value will be realized from the option grants made to the named officers.

                             Option Grants in 1998

                                                                            Potential
                                                                         Realizable Value
                                        Individual Grants                   at Assumed
                         ----------------------------------------------- Annual Rates of
                         Number of   Percent of                            Stock Price
                         Securities Total Options                        Appreciation for
                         Underlying  Granted to   Exercise or              Option Term
                          Options   Employees in  Base Price  Expiration ----------------
Name                      Granted    Fiscal Year   per Share     Date      5%      10%
----                     ---------- ------------- ----------- ---------- ------- --------
David E. Albert, M.D....       --         --            --          --        --       --
Jeffrey S. Brown........   75,000       23.6%        $2.40     9/28/05   $73,278 $170,769
Bradley R. Harlow.......   75,000       23.6%         2.40     9/28/05    73,278  170,769
Craig S. Kairis.........   32,500       10.2%         2.40     9/28/05    31,754   74,000
Robert W. Benson........       --         --            --          --        --       --

Option Exercises and Holdings

   The following table provides summary information concerning the shares of common stock represented by outstanding stock options held by each of the named executive officers as of December 31, 1998. No options were exercised by the named executive officers during the year ended December 31, 1998.

                          1998 Year-End Option Values

                              Number of Securities      Value of Unexercised
                             Underlying Unexercised         In-the-Money
                                   Options at                Options at
                                December 31, 1998         December 31, 1998
                            ------------------------- -------------------------
Name                        Exercisable Unexercisable Exercisable Unexercisable
----                        ----------- ------------- ----------- -------------
David E. Albert, M.D.......        --           --            --           --
Jeffrey S. Brown...........   219,123      105,876    $2,445,955   $1,041,110
Bradley R. Harlow..........    18,750      131,250       210,000    1,350,000
Craig S. Kairis............    21,250       41,250       238,000      410,000
Robert W. Benson...........    15,625       46,875       175,000      525,000

   Value is determined by subtracting the exercise price from the proposed initial public offering price of the common stock, multiplied by the number of shares underlying the options.

Employment Agreements


   None of our named executive officers has an employment agreement with Data Critical.

   In June 1999, we entered into an employment agreement with Michael Singer, our Chief Financial Officer, for a period of five years. Until June 2000, we may terminate the agreement only for cause. Thereafter, we may terminate the agreement without cause upon 30 days' prior written notice. Mr. Singer may terminate the agreement at any time without cause upon 30 days' prior written notice. The agreement provides for an annual base salary of $160,000, with increases and/or bonuses in the discretion of our board of directors, and provides that Mr. Singer shall be entitled to one year's severance if he is terminated without cause. In connection with his employment, we have agreed to grant Mr. Singer 7,500 shares of common stock and options to purchase a total of 175,000 shares of common stock. We have also agreed to reimburse Mr. Singer for any federal excise "parachute" taxes imposed upon him as a result of compensation he may receive in connection with a merger, acquisition or other change of control of Data Critical. The agreement also contains a non-competition agreement, which provides that for a period of one year after termination of Mr. Singer's employment, he will not compete with Data Critical or solicit its customers or employees.

Stock Plans

 1999 Stock Option Plan.

   Our 1999 Stock Option Plan was adopted by the board of directors and approved by our stockholders in May 1999. 1,000,000 shares plus an annual increase in each of the next five years equal to the lesser of 250,000 shares or two percent of the outstanding shares of common stock on the last day of the preceding fiscal year of common stock have been reserved for issuance under the 1999 Stock Plan. As of June 30, 1999, no options to purchase common stock had been exercised, options to purchase a total of 12,000 shares at a weighted average exercise price of $6.00 per share were outstanding and 988,000 shares remained available for future option grants.

   The purposes of the 1999 Stock Plan are to attract and retain the best available personnel at Data Critical, to provide additional incentives to our employees and consultants and to promote the success of our business. The 1999 Stock Plan provides for the grant of incentive stock options to employees and directors who are employees, and nonstatutory stock options to employees, non-employee directors and consultants. To the extent an option holder would have the right in any calendar year to exercise for the first time one or more incentive stock options for shares having an aggregate fair market value (under all plans of Data Critical and determined for each share as of the date the option to purchase the shares was granted) in excess of $100,000, any such excess options shall be treated as nonstatutory stock options. If not terminated earlier, the 1999 Stock Plan will terminate in May 2009.

   The 1999 Stock Plan is administered by the compensation committee of the board of directors. The administrator determines the terms of options granted under the 1999 Stock Plan, including the number of shares subject to the option, exercise price, term and exercisability of the options. The exercise price of all incentive stock options granted under the 1999 Stock Plan must be at least equal to the fair market value of the common stock of Data Critical on the date of grant. The exercise price of any incentive stock option or nonstatutory stock option granted to an option holder who owns shares representing more than 10% of the total combined voting power of all classes of outstanding capital stock of Data Critical must equal at least 110% of the fair market value of the common stock on the date of grant. The exercise price of all nonstatutory stock options must equal at least 85% of the fair market value of the common stock on the date of grant if required by applicable law. Payment of the exercise price may be made in cash or other consideration as determined by the administrator.

   Options granted under the 1999 Stock Plan generally become exercisable at the rate of 25% of the total number of shares subject to the options 12 months after the date of grant, and 25% of the total number of shares subject to the options every 12 months thereafter.

   In the event of the sale of all or substantially all of the assets of Data Critical, or the merger of Data Critical with another corporation, each option will be accelerated so that 50% of the unvested shares covered by each option, up to a maximum of 50% of all unvested shares covered by all options held by the option holder, shall become fully vested. The administrator has the authority to amend or terminate the 1999 Stock Plan as long as such action does not adversely affect any outstanding option and provided that stockholder approval shall be required for an amendment to increase the number of shares subject to the 1999 Stock Plan, to change the designation of the class of persons eligible to be granted options, or to change the limitation on grants to individual employees.

 1994 Stock Option Plan.

   Our 1994 Stock Option Plan was adopted by the board of directors and approved by the stockholders in December 1994. 950,000 shares of common stock have been reserved for issuance under the 1994 Stock Plan. As of June 30, 1999, options to purchase 20,184 shares of common stock had been exercised, options to purchase a total of 857,311 shares at a weighted average exercise price of $1.56 per share were outstanding and 72,505 shares remained available for future option grants. After the completion of this offering, no further options will be granted under the 1994 Plan.

   The 1994 Stock Plan provides for the grant of incentive stock options to employees and directors who are employees, and nonstatutory stock options to employees, non-employee directors and consultants. If not terminated earlier, the 1994 Stock Plan will terminate in December 2001.

   The 1994 Stock Plan may be administered by the board of directors or a committee of the board of directors. The 1994 Stock Plan is currently administered by the compensation committee of the board of directors. The administrator determines the terms of options granted under the 1994 Stock Plan, including the number of shares subject to the option, exercise price, term and exercisability. The term of options may not exceed seven years, or five years in the case of an incentive stock option granted to a 10% stockholder. Options granted under the 1994 Stock Plan generally become exercisable at the rate of 25% of the total number of shares subject to the options 12 months after the vesting commencement date, and 25% of the total number of shares subject to the options every 12 months thereafter.

   In the event of the sale of all or substantially all of our assets, or the merger of Data Critical with another corporation, then each option may be assumed or an equivalent option substituted by the successor corporation. The administrator may instead elect to accelerate the exercisability of each option in its discretion. The administrator has the authority to amend or terminate the 1994 Stock Plan as long as such action does not adversely affect any outstanding option. Stockholder approval is required for an amendment to increase the number of shares subject to the 1994 Stock Plan, to change the designation of the class of persons eligible to be granted options, or to change the limitation on grants to individual employees.

 1999 Directors' Stock Option Plan.

   1999 Directors' Stock Option Plan was adopted by the board of directors and approved by the stockholders in May 1999. 100,000 shares of common stock have been reserved for issuance under the Directors' Plan. As of June 30, 1999, no options to purchase shares of common stock had been granted by Data Critical. The Directors' Plan provides for the grant of nonstatutory stock options to non-employee directors of Data Critical. The Directors' Plan is designed to work automatically without administration; however, to the extent administration is necessary, it will be performed by the board of directors. To the extent that conflicts of interest arise, it is expected that such conflicts will be addressed by having any interested director abstain from both deliberations and voting regarding matters in which such director has a personal interest.

   The Directors' Plan provides that each person who is or becomes a non-employee director of Data Critical will be granted a nonstatutory stock option to purchase 15,000 shares of common stock on the later of the date on which the option holder first becomes a non-employee director of Data Critical or the date of the closing of this offering. Thereafter, on the date of our annual stockholders' meeting each year, each non-employee director of Data Critical will be granted an additional option to purchase 5,000 shares of common stock if, on such date, he or she has served on our board of directors for at least six months.

   The Directors' Plan sets neither a maximum nor a minimum number of shares for which options may be granted to any one non-employee director, but does specify the number of shares that may be included in any grant and the method of making a grant. No option granted under the Directors' Plan is transferable by the option holder other than by will or the laws of descent or distribution or pursuant to a qualified domestic relations order, and each option is exercisable, during the lifetime of the option holder, only by such option holder. The Directors' Plan provides that each option shall be fully vested and exercisable on the date of grant. If a non-employee director ceases to serve as a director for any reason other than death or disability, he or she may, but only within 90 days after the date he or she ceases to be a director of Data Critical, exercise options granted under the Directors' Plan. If he or she does not exercise such option within such 90 day period, such option shall terminate. The exercise price of all stock options granted under the Directors' Plan shall be equal to the fair market value of a share of our common stock on the date of grant of the option. Options granted under the Directors' Plan have a term of ten years.

   Upon a change in control of Data Critical, each non-employee director shall have either a reasonable time within which to exercise their options prior to the effectiveness of such change in control, at the end of which time the option shall terminate, or the right to exercise the option, or receive a substitute option with comparable terms, as to an equivalent number of shares of stock of the corporation succeeding Data Critical in the change in control. The board of directors may amend or terminate the Directors' Plan but must obtain stockholder consent if required by any applicable law. If not terminated earlier, the Directors' Plan will have a term of ten years.

 1999 Employee Stock Purchase Plan.

   Data Critical's 1999 Employee Stock Purchase Plan was adopted by the board of directors and approved by the stockholders in May 1999. 100,000 shares plus an annual increase in each of the next five years equal to the lesser of 150,000 shares or one percent of the outstanding shares of common stock on the last day of the preceding fiscal year of common stock have been reserved for issuance under the Purchase Plan. As of June 30, 1999, no rights to purchase stock under this plan had been granted by Data Critical.

   The Purchase Plan, which is intended to qualify under Section 423 of the Internal Revenue Code, will be implemented by a series of overlapping offering periods of 24 months in duration, with new offering periods (other than the first offering period) commencing on February 1 and August 1 of each year. Each offering period will consist of four consecutive purchase periods of six months in duration. The initial offering period is expected to commence on the date of this offering and end on July 31, 2001; the initial purchase period is expected to end on January 31, 2000. The Purchase Plan will be administered by the compensation committee. Employees, including officers and employee directors, of Data Critical, or of any majority-owned subsidiary designated by the board of directors, are eligible to participate in the Purchase Plan if they are employed by Data Critical or any such subsidiary for at least 20 hours per week and more than five months per year. The Purchase Plan permits eligible employees to purchase common stock through payroll deductions, which may not be less than 1% and not more than 20% of an employee's compensation, at a price equal to the lower of 85% of the fair market value of Data Critical's common stock at the beginning of each offering period or at the end of each purchase period. Employees may end their participation in the offering at any time during the offering period, and participation ends automatically on termination of employment with Data Critical. If not terminated earlier, the Purchase Plan will have a term of 20 years.

   The Purchase Plan provides that in the event of a merger of Data Critical with or into another corporation or a sale of all or substantially all of Data Critical's assets, each right to purchase stock under the Purchase Plan will be assumed or an equivalent right substituted by the successor corporation unless the board of directors shortens the offering period so that employees' rights to purchase stock under the Purchase Plan are exercised prior to the merger or sale of assets. The board of directors has the power to amend or terminate the Purchase Plan as long as that action does not adversely affect any outstanding rights to purchase stock under the Purchase Plan.

401(k) Plan

   Data Critical provides a tax-qualified employee savings and retirement plan, commonly known as a 401(k) plan, which covers our eligible employees. Pursuant to the 401(k) plan, employees may elect to reduce their current annual compensation up to the lesser of 15% or the statutorily prescribed limit, which is $10,000 in calendar year 1999, and have the amount of the reduction contributed to the 401(k) plan. The 401(k) plan is intended to qualify under Sections 401(a) and 401(k) of the Internal Revenue Code, so that contributions by our employees to the 401(k) plan, and income earned on plan contributions, are not taxable to employees until withdrawn from the 401(k) plan, and so that contributions will be deductible by Data Critical when made. The trustee of the 401(k) plan invests the assets of the 401(k) plan in the various investment options as directed by the participants.

Limitation of Liability and Indemnification Matters

   As permitted by the Delaware General Corporation Law, our restated certificate of incorporation limits the personal liability of its officers and directors to the maximum extent permitted by Delaware law for breach or alleged breach of their fiduciary duties. Delaware law provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except for liability for

  . any breach of the director's duty of loyalty to Data Critical or its stockholders
  . acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law
  . unlawful payments of dividends or unlawful stock repurchases or redemptions or other distributions
  . any transaction from which a director derives an improper personal benefit

   In addition, our bylaws provide that Data Critical is required to indemnify its officers and directors to the fullest extent permitted by law, including in those circumstances in which indemnification would otherwise be discretionary. Data Critical is required to advance expenses to its officers and directors as incurred in connection with proceedings against them for which they may be indemnified. Data Critical has entered into indemnification agreements with its officers and directors containing provisions that are in some respects broader than the specific indemnification provisions contained in Delaware law. The indemnification agreements require Data Critical to indemnify such officers and directors against liabilities that may arise by reason of their status or service as officers and directors, other than liabilities arising from willful misconduct of a culpable nature, to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified, and to obtain directors' and officers' insurance if available on reasonable terms. Data Critical has also obtained directors' and officers' liability insurance.

   At present, Data Critical is not aware of any pending or threatened litigation or proceeding involving a director, officer, employee or agent of Data Critical in which indemnification would be required or permitted. Data Critical is not aware of any threatened litigation or proceeding that might result in a claim for such indemnification. Data Critical believes that its charter provisions and indemnification agreements are necessary to attract and retain qualified persons as directors and officers.

                              CERTAIN TRANSACTIONS

   On July 10, 1996, Data Critical entered into a Product Development Agreement with Nomadics, Inc. and Colin Cumming, the President of Nomadics, under which Nomadics has agreed to perform engineering services, and we agreed to provide operating capital pursuant to a note in the principal amount of $50,000 with an interest rate of 8.0% per annum, due July 10, 2000. The outstanding principal due under this note is convertible at our election into up to a 3.6% equity interest in Nomadics at any time prior to July 10, 2000. The largest aggregate amount outstanding under the loan during fiscal year 1998 was $59,878, and the amount outstanding as of June 30, 1999 was $62,211. As of the date of this prospectus, Data Critical owns 130,208 shares of common stock of Nomadics representing a 10.8% ownership share. David E. Albert, M.D., our Chief Scientist and Chairman of the Board, formerly served on the board of directors of Nomadics.

   From September to November of 1996, Data Critical sold an aggregate of 1,187,809 shares of Series C preferred stock for $3.20 per share. Apex Investment Fund II, L.P. whose general partner is George M. Middlemas, a director of Data Critical, purchased 181,885 shares, and ML Oklahoma and Kimberlin Family Partners, L.P., each of which beneficially owns more than five percent of our common stock, purchased 31,250 shares and 317,485 shares, respectively in the Series C financing. Also, Mr. Middlemas, individually, purchased 15,625 shares.

   On November 4, 1997, Data Critical and 15 lenders entered into a bridge loan agreement under which Data Critical issued bridge notes in the principal amount of $2,120,482 with an interest rate of 9.0% per annum, due upon November 1, 1999 or upon the close of a private or public offering sale of equity securities by Data Critical resulting in cash proceeds of at least $4,000,000. Pursuant to the bridge loan agreement, common stock purchase warrants were granted to the lenders which permit the lenders to purchase an aggregate of 198,792 shares of common stock at an exercise price of $1.60 per share at any time on or before November 1, 2002. In March 1998, all lenders holding bridge notes issued by Data Critical under the bridge loan agreement tendered them as payment for the purchase of 530,119 shares of Series D preferred stock at a price of $4.00 per share. Apex Investment Fund II, L.P. loaned us $302,208, which converted into 75,552 shares of Series D preferred stock, and received a warrant to purchase 28,332 shares of common stock. Kimberlin Family Partners, L.P. loaned us $1,000,000, which converted into 250,000 shares of Series D preferred stock, and received a warrant to purchase 93,750 shares of common stock.

   From March to June of 1998, Data Critical sold an aggregate of 2,296,734 shares of its Series D preferred stock for $4.00 per share. Apex Investment Fund II, L.P., purchased 75,552 shares, New Enterprises Associates VII, L.P., NEA Presidents Fund, L.P. and NEA Ventures 1998, L.P. purchased 1,075,000, 18,750 and 1,250 shares, respectively and Ronald L. Kase, one of our directors is a general partner of each. Kimberlin Family Partners, L.P. purchased 250,000 shares. Acacia Ventures Partners, L.P. and South Pointe Venture Partners, L.P. purchased 451,250 and 48,750 shares, respectively, and together beneficially own more than five percent of our common stock. Mr. Middlemas, individually, purchased 6,250 shares. Michael Singer, our Chief Financial Officer, purchased 12,500 shares.

                             PRINCIPAL STOCKHOLDERS

   The following table summarizes information regarding the beneficial ownership of our common stock as of August 31, 1999 and as adjusted to reflect the sale of the common stock in this offering and the conversion of all outstanding shares of preferred stock into shares of common stock by:

  . each person known by us to own beneficially more than five percent of our common stock

  .  each of our directors and named executive officers and

  .  all of our directors and executive officers as a group.

   Except pursuant to applicable community property laws or as otherwise noted below this table, we believe each stockholder identified in the table possesses sole voting and investment power with respect to all shares of common stock shown as beneficially owned by such stockholder. The number of shares beneficially owned by a person includes all shares the individual has the right to acquire within 60 days of August 31, 1999. Unless otherwise indicated, the address of each stockholder identified below is: c/o Data Critical Corporation, 19820 North Creek Parkway, Suite 100, Bothell, Washington 98011.

                                                     Percentage of Shares
                                                      Beneficially Owned
                              Number of Shares  ------------------------------
Name of Beneficial Owner     Beneficially Owned Before Offering After Offering
Ronald H. Kase
New Enterprise Associates
 VII LP(1)..................     1,098,125           17.4%           11.2%
 2490 Sand Hill Road
 Menlo Park, CA 94025

Kimberlin Family Partners,
 L.P.
Oshkim Limited Partners
Oshkim Family Partners
Spencer Trask Holdings,
 Inc.(2)....................       994,096           15.4            10.0
 535 Madison Ave., 18th
  Floor
 New York, NY 10022

George M. Middlemas
Apex Investment Fund II,
 L.P.(3)....................       726,099           11.4             7.4
 233 South Wacker Dr., Suite
  9500
 Chicago, IL 60606

ML Oklahoma Venture
 Partners, Limited
 Partnership................       553,125            8.7             5.6
 10830 E. 45th St., Suite
  307
 Tulsa, OK 74146

Acacia Venture Partners,
 L.P........................       500,000            7.9             5.1
South Pointe Venture
 Partners, L.P.(4)
 101 California Street,
  Suite 3160
 San Francisco, CA 94111
David E. Albert, M.D........       525,937            8.3             5.4
 100 North Broadway, Suite
  2200
 Oklahoma City, OK 73102

Jeffrey S. Brown(5).........       237,873            3.6             2.4

Bradley R. Harlow(6)........        93,750            1.5               *

Robert W. Benson(7).........        31,250              *               *

Craig S. Kairis(8)..........        36,875              *               *

David Swedlow(9)............         3,125              *               *
Richard L. Earnest(10)......         6,250              *               *
 2194 San Dieguito Drive
 Del Mar, CA 32014

All directors and executive
 officers as a group
 (10 persons)(11)...........     2,808,972           41.3%           27.3%

--------
  *  Less than one percent of the outstanding shares of common stock.

 (1) Includes 1,075,000 shares held by New Enterprise Associates VII, Limited Partnership; 18,750 shares held by NEA Presidents Fund, L.P.; 1,250 shares held by NEA Ventures 1998, L.P. Ronald H. Kase, one of our directors, is general partner of each of these entities, and as such may be deemed to share voting and investment power with respect to such shares. Mr. Kase disclaims beneficial ownership of such shares, except to the extent of his pecuniary interest. Also includes 3,125 shares issuable upon exercise of options held by Mr. Kase.

 (2) Includes 582,906 shares and immediately exercisable warrants to purchase 93,750 shares held by Kimberlin Family Partners, L.P.; 218,875 shares and immediately exercisable warrants to purchase 45,326 shares held by Oshkim Limited Partners, L.P.; 39,062 shares held by Oshkim Family Partners; and immediately exercisable warrants to purchase 14,177 shares held by Spencer Trask Holdings, Inc.

 (3) Includes 663,392 shares and immediately exercisable warrants to purchase 28,332 shares held by Apex Investment Fund II, L.P. George Middlemas, one of our directors, is general partner of Apex Management Partnership, the sole general partner of Apex Investment Fund II, L.P., and as such may be deemed to share voting and investment power with respect to such shares. Mr. Middlemas disclaims beneficial ownership of such shares, except to the extent of his pecuniary interest. Also includes 21,875 shares and 12,500 shares issuable upon exercise of options held by Mr. Middlemas.

 (4) Includes 451,250 shares held by Acacia Venture Partners, L.P. and 48,750 shares held by South Pointe Venture Partners, L.P.

 (5) Includes 237,873 shares issuable upon exercise of options.

 (6) Includes 93,750 shares issuable upon exercise of options, of which 37,500 shares vest in full only upon the completion of this offering.

 (7) Includes 31,250 shares issuable upon exercise of options.

 (8) Includes 36,875 shares issuable upon exercise of options.

 (9) Includes 3,125 shares issuable upon exercise of options.

(10) Includes 6,250 shares issuable upon exercise of options.

(11) Includes 454,436 shares issuable upon exercise of options. Includes 1,758,392 shares and immediately exercisable warrants to purchase 28,332 shares held by entities affiliated with certain directors as described in footnotes (1) and (3).

                          DESCRIPTION OF CAPITAL STOCK

   Upon the completion of this offering, Data Critical will be authorized to issue 25,000,000 shares of common stock, $0.001 par value per share, and 3,000,000 shares of undesignated preferred stock, $0.001 par value per share. All currently outstanding shares of preferred stock will be converted into common stock upon the closing of this offering. The following description is intended to be a summary of all material terms of our capital stock, but it does not describe all provisions of our certificate of incorporation or bylaws or Delaware law applicable to Data Critical. For a more thorough understanding of the terms of our capital stock, you should refer to our certificate of incorporation and bylaws, which are included as exhibits to the registration statement of which this prospectus is a part.

Common Stock

   As of June 30, 1999, there were 6,324,869 shares of common stock outstanding held of record by 113 stockholders after giving effect to the conversion of all outstanding shares of our preferred stock into common stock. After giving effect to the sale of the shares offered hereby, there will be 9,824,869 shares of common stock outstanding, assuming no exercise of the underwriter's over-allotment option.

   The holders of common stock are entitled to one vote per share on all matters submitted to a vote of the stockholders. Subject to preferences that may be applicable to any outstanding preferred stock, holders of common stock are entitled to receive ratably such dividends, if any, as may be declared by the board of directors out of funds legally available for that purpose. In the event of a liquidation, dissolution or winding up of Data Critical, the holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to the prior distribution rights of any outstanding preferred stock. The common stock has no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions available to the common stock. The outstanding shares of common stock are, and the shares of common stock to be issued upon completion of this offering will be, fully paid and non-assessable.

Preferred Stock

   Upon the closing of this offering, all outstanding shares of preferred stock will be converted into 4,904,689 shares of common stock and automatically retired. Thereafter, the board of directors has the authority, without further action by the stockholders, to issue up to 3,000,000 shares of preferred stock, $0.001 par value, in one or more series, to fix the number of shares constituting any series and to designate the rights, preferences and privileges of each series. The issuance of preferred stock may have the effect of delaying, deferring or preventing a change in control of Data Critical without further action by the stockholders and may also adversely affect the voting power of the holders of common stock. The issuance of preferred stock could have the effect of decreasing the market price of the common stock. Data Critical currently has no plans to issue any shares of preferred stock.

Warrants

   As of June 30, 1999, there were 42 warrants outstanding to purchase an aggregate of 371,471 shares of common stock, with a weighted average exercise price of $2.34, expiring between April 14, 2000 and November 1, 2002. In addition, on April 27, 1999, we issued a warrant to purchase 12,500 shares of Series D preferred stock to a commercial lender in connection with an equipment lease line.

This warrant expires upon the earlier of April 27, 2006 or five years after our initial public offering. Generally, each outstanding warrant contains provisions for the adjustment of the exercise price and the aggregate number of shares issuable upon the exercise of the warrant in the case of stock dividends, stock splits, reorganizations, reclassifications, consolidations and dilutive issuances of securities at prices below the then existing warrant exercise price.

Purchase Option

   There is a purchase option outstanding to purchase 105,000 shares of Series D preferred stock at an exercise price of $5.00 per share issued to a commercial lender in connection with a debt facility. This option expires upon the earlier of our initial public offering or the merger, consolidation or sale of substantially all of our assets.

Registration Rights

   Following the closing of this offering, the holders of 5,293,752 shares of common stock and warrants to purchase 371,471 shares of common stock will have rights to register those shares under the Securities Act. These rights are provided under the terms of an agreement between Data Critical and the holders of the registrable securities. Subject to limitations specified in the agreement, the holders of at least 40% of the registrable securities then outstanding may require, on two occasions beginning 120 days after the date of this offering, that Data Critical use its best efforts to register the registrable securities for public resale if Form S-3 is not available. If Data Critical registers any of its common stock either for its own account or for the account of other security holders, the holders of registrable securities are entitled to include their shares of common stock in such registration, subject to the ability of the underwriters to limit the number of shares included in the offering. The holders of registrable securities then outstanding may also require Data Critical to register all or a portion of their registrable securities on Form S-3 when use of such form becomes available to us, provided that the proposed aggregate selling price net of any underwriters' discounts or commissions is at least $250,000. We will be responsible for paying all registration expenses, and the holders of registrable securities selling their shares will be responsible for paying all selling expenses.

Delaware Law and Data Critical Charter and Bylaw Provisions

   Provisions of Delaware law and our charter documents could make the acquisition of Data Critical or the removal of incumbent officers and directors more difficult. These provisions may discourage certain types of takeover practices and encourage persons seeking to acquire control of Data Critical to negotiate first. Data Critical believes that the benefits of protecting our ability to negotiate with a proponent of an unsolicited business combination proposal outweigh the disadvantages of potentially discouraging such proposals because negotiation of such proposals could result in terms more favorable to our stockholders.

   Data Critical is subject to the provisions of Section 203 of the Delaware General Corporation Law. In general, the statute prohibits a publicly-held Delaware corporation from engaging in a business combination with an interested stockholder for a period of three years after the date that the person became an interested stockholder unless the business combination or the transaction in which the person became an interested stockholder is approved in a prescribed manner. Generally, a business combination includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the stockholder. Generally, an interested stockholder is a person who, together with affiliates and associates, owns, or within three years prior, did own, 15% or more of the corporation's voting stock. These provisions may have the effect of delaying, deferring or preventing a change in control of Data Critical without further action by the stockholders.

   Our board of directors, without stockholder approval, has the authority under our certificate of incorporation to issue preferred stock with rights superior to the rights of the holders of common stock. As a result, preferred stock could be issued quickly and easily, could adversely affect the rights of holders of common stock and could be issued with terms calculated to delay or prevent a change of control or make removal of management more difficult. Our certificate of incorporation provides that stockholder action can be taken only at an annual or special meeting of stockholders and may not be taken by written consent. Our certificate of incorporation also requires that business combinations--including a merger, share exchange or other disposition of a substantial part of our assets--be approved by either the holders of two-thirds of the outstanding shares or by a majority of disinterested directors, in which case the affirmative vote required shall be the holders of a majority of the outstanding shares. In addition, our board of directors will be staggered in three classes effective upon the closing of this offering. See "Management-- Board of Directors". As a result, only one class of directors will be elected at each annual stockholder meeting, with the other classes continuing for the remainder of their terms. The bylaws provide that special meetings of stockholders can be called only by the board of directors, the Chairman of the Board or the President. Moreover, the business permitted to be conducted at any special meeting of stockholders is limited to the business stated in the special meeting notice. The bylaws set forth an advance notice procedure for the nomination of candidates for election as directors and for business to be brought before a meeting of stockholders. These provisions in our certificate of incorporation and bylaws may have the effect of delaying or preventing changes in control of Data Critical.

Transfer Agent and Registrar

   The transfer agent and registrar for the common stock is ChaseMellon Shareholder Service LLC. The transfer agent's address is 520 Pike Street, Suite 1220, Seattle, WA 98101, and telephone number is (206) 674-3030.

                        SHARES ELIGIBLE FOR FUTURE SALE

   Upon completion of the offering, we will have 9,824,869 shares of common stock issued and outstanding, or 10,349,869 shares if the underwriters' over-allotment option is exercised in full, and 1,358,282 shares issuable upon the exercise of outstanding warrants and options, in each case as of June 30, 1999 and as adjusted for the issuance of shares in this offering. The 3,500,000 shares sold in the offering, plus any shares issued or sold upon exercise of the underwriters' over-allotment option, will be freely tradable without restriction or further registration under the Securities Act, except that any shares purchased by "affiliates" as the term is defined in Rule 144 under the Securities Act, may generally only be resold in compliance with applicable provisions of Rule 144.

   We issued the remaining 6,324,869 shares in private transactions. These shares may be publicly sold only if registered under the Securities Act or sold in accordance with an applicable exemption from registration, such as Rule 144. In general, under Rule 144, as currently in effect, a person who has beneficially owned shares for at least one year, including an "affiliate," is entitled to sell, within any three-month period, a number of "restricted" shares that does not exceed the greater of one percent (1%) of the then outstanding shares of common stock, or 98,248 shares based on the number of shares expected to be outstanding after the offering, or the average weekly trading volume during the four calendar weeks preceding such sale. Sales under Rule 144 are subject to manner of sale limitations, notice requirements and the availability of current public information about the issuer. Rule 144(k) provides that a person who is not deemed an "affiliate" and who has beneficially owned shares for at least two years is entitled to sell such shares at any time under Rule 144 without regard to the limitations described
above. We estimate that [    ] outstanding shares fall in this category. Of the
6,324,869 shares outstanding before the offering, affiliates beneficially own
over   % of such shares.

   Any employee, officer, director, advisor or consultant who purchased his or her shares pursuant to a written compensatory plan or contract is entitled to rely on the resale provision of Rule 701, which permits non-affiliates to sell their Rule 701 shares without having to comply with the public information, holding period, volume limitation or notice provisions of Rule 144 and permits affiliates to sell their Rule 701 shares without having to comply with Rule 144's holding period restrictions, in each case commencing 90 days after the date of this prospectus.

   As of June 30, 1999, there were outstanding stock options to purchase an aggregate of 869,311 shares of common stock, of which 443,947 are presently exercisable or exercisable within 60 days. These outstanding stock options are held by our executive officers, directors or employees. Following the offering, we intend to file a registration statement on Form S-8 covering the 2,129,816 shares of common stock issuable under our stock plans, including shares subject to outstanding options, thus permitting the resale of such shares in the public market without restriction under the Securities Act, other than restrictions applicable to affiliates.

   As of June 30, 1999, there were also outstanding warrants to purchase an aggregate of 488,971 shares of common stock, which are all presently exercisable. The warrants have a weighted-average exercise price of $2.97 per share.

   We have granted registration rights to many of our stockholders. As of the date of this prospectus, 5,293,752 of the outstanding shares of common stock are entitled to these registration rights. These registration rights also extend to another 371,471 shares not yet issued, for example, shares issuable upon the exercise of warrants.

   We, our executive officers and directors, and many of our stockholders have agreed that, subject to limited exceptions in which the transferee agrees to the same restriction, for a period 180 days from the date of this prospectus, neither we nor they will, without the prior written consent of Donaldson, Lufkin & Jenrette Securities Corporation:

  . offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise transfer or dispose of, directly or indirectly, any shares of common stock or any securities convertible into or exercisable or exchangeable for common stock or

  . enter into any swap or other arrangement that transfers all or a portion of the economic consequences associated with the ownership of any common stock, regardless of whether any of these transactions are to be settled by the delivery of common stock, or such other securities, in cash or otherwise.

In addition, during the same period, we have agreed not to file any registration statement with respect to, and each of our executive officers, directors and stockholders entitled to registration rights has agreed not to make any demand for, or exercise any right with respect to, the registration of any shares of our common stock or any securities convertible into or exercisable or exchangeable for common stock without the prior written consent of Donaldson, Lufkin & Jenrette Securities Corporation. The lock-up agreements
by persons other than us cover an aggregate of [    ] shares, and an additional
[    ] shares issuable upon exercise of outstanding options and warrants. Of
the [    ] outstanding shares and shares issuable upon exercise of outstanding
options and warrants not subject to lock-up agreements, only [    ] of such
shares will be freely tradable immediately following the offering under Rule
144 as discussed above. Under Rule 144, the remaining [    ] shares will be
available for resale subject to the limitations of Rule 144 beginning 90 days following the offering.

   Donaldson, Lufkin & Jenrette Securities Corporation has advised us that they have no intention to waive any of the agreements described in the immediately preceding paragraph. Donaldson, Lufkin & Jenrette Securities Corporation has further advised us that in determining whether to grant any requested waiver, they would consider the market prices and trading volumes for our common stock at that time, market conditions generally, the size and timing of the requested waiver and any special circumstances of the requesting person.

   Prior to the offering, there has been no public market for our common stock. We are unable to estimate the number of shares that may be sold in the future by our existing stockholders or the effect, if any, that sales of shares by such stockholders, or the availability of shares for sale, will have on the market price of the common stock prevailing from time to time. Sales of substantial amounts of common stock by existing stockholders could adversely affect prevailing market prices.

                                  UNDERWRITING

   Subject to the terms and conditions of an underwriting agreement, dated the date of this prospectus, the underwriters named below, who are represented by Donaldson, Lufkin & Jenrette Securities Corporation, U.S. Bancorp Piper Jaffray, Warburg Dillon Read LLC and DLJdirect Inc., have severally agreed to purchase from us the number of shares of common stock set forth opposite their names below.

                                                                        Number
     Underwriters                                                      of Shares
     Donaldson, Lufkin & Jenrette Securities Corporation..............
     U.S. Bancorp Piper Jaffray.......................................
     Warburg Dillon Read LLC..........................................
     DLJdirect Inc. ..................................................
                                                                       ---------
       Total.......................................................... 3,500,000
                                                                       =========

   The underwriting agreement provides that the obligations of the several underwriters to purchase and accept delivery of the shares of common stock included in the offering are subject to approval of certain legal matters by their counsel and to certain other conditions. The underwriters are obligated to purchase and accept delivery of all the shares, other than those covered by the over-allotment option described below, if they purchase any of the shares.

   The underwriters propose to initially offer some of the shares of common stock directly to the public at the public offering price set forth on the cover page of this prospectus and some of the shares to certain dealers at the
public offering price less a concession not in excess of $   per share. The
underwriters may allow, and such dealers may re-allow, a concession not in
excess of $   per share on sales to certain other dealers. After the initial offering of the shares to the public, the representatives may change the public offering price and such concessions. The underwriters do not intend to confirm sales to any accounts over which they exercise discretionary authority.

   The following table shows the underwriting fees to be paid to the underwriters by us in connection with the offering. These amounts are shown assuming both no exercise and full exercise of the underwriters' option to purchase additional shares of common stock.

                                                         Paid by Data Critical
                                                       -------------------------
                                                       No Exercise Full Exercise
   Per share..........................................    $            $
   Total..............................................    $            $

   We will pay the offering expenses, estimated to be [$    ]

   We have granted to the underwriters an option, exercisable for 30 days from the date of the underwriting agreement, to purchase up to 525,000 additional shares at the public offering price less the underwriting fees. The underwriters may exercise such option solely to cover over-allotments, if any, made in connection with the offering. To the extent that the underwriters exercise such option, each underwriter will become obligated, subject to certain conditions, to purchase a number of additional shares approximately proportionate to such underwriter's initial purchase commitment.

   We have agreed to indemnify the underwriters against certain civil liabilities, including liabilities under the Securities Act of 1933, or to contribute to payments that the underwriters may be required to make in respect of any of those liabilities.

   Our common stock has been approved for quotation on the NASDAQ National Market under the symbol DCCA.

   Prior to the offering, there has been no established trading market for our common stock. The initial public offering price for our shares of common stock offered hereby will be determined by negotiation among us and the representatives of the underwriters. The factors to be considered in determining the initial public offering price include the history of and the prospects for the industry in which we compete, our past and present operations, our historical results of operations, the prospects for future earnings, the recent market prices of securities of generally comparable companies and the general condition of the securities markets at the time of the offering.

   Other than in the United States, no action has been taken by us or the underwriters that would permit a public offering of the shares of our common stock included in the offering in any jurisdiction where action for that purpose is required. The shares included in the offering may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisement in connection with the offer and sale of any such shares be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of such jurisdiction. Persons who receive this prospectus are advised to inform themselves about and to observe any restrictions relating to the offering of the common stock and the distribution of this prospectus. This prospectus is not an offer to sell or a solicitation of an offer to buy any shares of common stock included in the offering in any jurisdiction where that would not be permitted or legal.

   At our request, the underwriters have reserved for sale, at the initial public offering price, up to 5% of the shares included in the offering, to be sold to certain of our directors, officers, employees, distributors, dealers, business associates and related persons. The number of shares available for sale to the general public will be reduced to the extent such persons purchase such reserved shares. Any reserved shares that are not orally confirmed for purchased within one day of the pricing of the offering will be offered by the underwriters to the general public on the same terms as the other shares offered hereby.

   In connection with the offering, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of our common stock. Specifically, the underwriters may overallot the offering, creating a syndicate short position. The underwriters may bid for and purchase shares of our common stock in the open market to cover such syndicate short position or to stabilize the price of the common stock. In addition, the underwriting syndicate may reclaim selling concessions from syndicate members if Donaldson, Lufkin & Jenrette Securities Corporation repurchases previously distributed common stock in syndicate covering transactions, in stabilizing transactions or otherwise or if Donaldson, Lufkin & Jenrette Securities Corporation receives a report that indicates that the clients of such syndicate members have "flipped" the common stock. These activities may stabilize or maintain the market price of our common stock above independent market levels. The underwriters are not required to engage in these activities, and may end any of these activities at any time.

                                 LEGAL MATTERS

   The validity of the common stock in this offering will be passed upon for Data Critical by Venture Law Group, A Professional Corporation, Kirkland, Washington. Craig E. Sherman, a director of Venture Law Group, is the Secretary of Data Critical. Legal matters in connection with this offering will be passed upon for the underwriters by Wilson Sonsini Goodrich & Rosati, Professional Corporation, Palo Alto, California. As of the date of this prospectus, certain directors of Venture Law Group and an investment partnership affiliated with Venture Law Group own an aggregate of 2,500 shares of Data Critical's Series D preferred stock, which shares will convert into 2,500 shares of Data Critical's common stock upon the completion of this offering.

                                    EXPERTS

   The audited financial statements included in this prospectus have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto and are included herein in reliance upon the authority of said firm as experts in giving said reports.

                             ADDITIONAL INFORMATION

   We have filed a registration statement on Form S-1 with the Securities and Exchange Commission for the common stock in this offering. This prospectus does not contain all of the information set forth in the registration statement and its exhibits and schedules. For further information on Data Critical and the common stock offered hereby, you should refer to the registration statement and to its exhibits and schedules. Statements made in this prospectus concerning the contents of any document referred to herein are not necessarily complete. For each such document filed as an exhibit to the registration statement, you should refer to the exhibit for a more complete description of the matter involved. The registration statement and the attached exhibits and schedules may be inspected without charge at the public reference facilities maintained by the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the SEC located at Seven World Trade Center, 13th Floor, New York, NY 10048, and the Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of all or any part of the registration statement may be obtained from the SEC's offices upon payment of certain fees prescribed by the SEC. The SEC maintains a World Wide Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address of this website is http://www.sec.gov.

                           DATA CRITICAL CORPORATION

                         INDEX TO FINANCIAL STATEMENTS

                                                                          Page
                                                                          ----
Report of Independent Public Accountants................................. F-2

Balance Sheets at December 31, 1997 and 1998, and June 30, 1999
 (unaudited)............................................................. F-3

Statements of Operations for the Years Ended December 31, 1996, 1997 and
 1998, and for the Six Months Ended June 30, 1998 and June 30, 1999
 (unaudited)............................................................. F-4

Statements of Stockholders' Deficit for the Years Ended December 31,
 1996, 1997 and 1998, and for the Six Months Ended June 30, 1999
 (unaudited)............................................................. F-5

Statements of Cash Flows for the Years Ended December 31, 1996, 1997 and
 1998, and for the Six Months Ended June 30, 1998 and June 30, 1999
 (unaudited)............................................................. F-6

Notes to Financial Statements............................................ F-7

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors and Stockholders of Data Critical Corporation:

   We have audited the accompanying balance sheets of Data Critical Corporation (a Delaware corporation) as of December 31, 1997 and 1998, and the related statements of operations, stockholders' deficit and cash flows for each of the three years in the period ended December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

   We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Data Critical Corporation as of December 31, 1997 and 1998, and the results of its operations and cash flows for each of the three years in the period ended December 31, 1998, in conformity with generally accepted accounting principles.

                                          ARTHUR ANDERSEN LLP

Seattle, Washington
May 7, 1999

                           DATA CRITICAL CORPORATION

                                 BALANCE SHEETS

                   (In thousands, except share amounts)

                                                                    Pro Forma
                                                                   Shareholders'
                                   At December 31,                    Equity
                                   -----------------   June 30,    (Note 1) at
                                    1997      1998       1999     June 30, 1999
                                   -------  --------  ----------- --------------
                                                      (Unaudited)
             ASSETS
Current Assets:
 Cash and cash equivalents.......  $   865  $  3,053   $  1,118
 Accounts receivable, net........       74     1,182      1,865
 Inventories, net................      189       281        819
 Prepaid expenses and other......       35       271        482
                                   -------  --------   --------
   Total current assets..........    1,163     4,787      4,284
Note receivable from officer.....       45        45         45
Investment in, and advances to
 unconsolidated affiliate........      207       211        214
Property, equipment and software,
 net.............................      253       444        862
Deferred financing costs.........                           397
Other assets, net................      120       138        213
                                   -------  --------   --------
   Total assets..................  $ 1,788  $  5,625   $  6,015
                                   =======  ========   ========

  LIABILITIES AND STOCKHOLDERS'
         (DEFICIT) EQUITY
Current Liabilities:
 Line of credit..................  $    --  $    250   $    900
 Current portion of notes
  payable and capital leases.....       31        98        189
 Accounts payable................      318       486        887
 Deferred revenues...............        6       442      1,644
 Other current liabilities.......       91     1,168      1,119
                                   -------  --------   --------
   Total current liabilities.....      446     2,444      4,739
Notes payable and capital leases,
 net of current portion..........       60       151        218
Convertible notes................    1,581        --         --
                                   -------  --------   --------
   Total liabilities.............    2,087     2,595      4,957
Commitments and contingencies
 (Note 11)
Mandatorily redeemable and
 convertible preferred stock,
 $0.01 par value; 5,200,000
 authorized:
 Series A preferred stock,
  187,500 authorized, 187,500
  issued and outstanding;
  aggregate liquidation
  preference of $150,000 at
  December 31, 1998 and June 30,
  1999 respectively..............      134       134        134           --
 Series B preferred stock,
  1,232,657 authorized,
  1,232,646 issued and
  outstanding; aggregate
  liquidation preference of
  $3,944,500, $5,140,506 and
  $5,298,286 at December 31,
  1997 and 1998 and June 30,
  1999 respectively                  4,732     5,066      5,233           --
 Series C preferred stock,
  1,187,817 authorized,
  1,187,809 issued and
  outstanding; aggregate
  liquidation preference of
  $3,801,014, $4,476,542 and
  $4,628,571 at December 31,
  1997 and 1998 and June 30,
  1999 respectively..............    4,061     4,388      4,551           --
 Series D preferred stock,
  2,450,000 authorized,
  2,296,734 issued and
  outstanding at December 31,
  1998 and June 30, 1999;
  aggregate liquidation
  preference of $9,738,635 and
  $10,106,114 respectively.......              9,660     10,038           --
                                   -------  --------   --------      --------
                                     8,927    19,248     19,956           --
                                   -------  --------   --------      --------
Stockholders' (Deficit) Equity
 Common stock, $.001 par value,
  15,000,000 shares authorized;
  1,402,246, 1,402,839 and
  1,420,180 shares issued and
  outstanding, and 6,324,869
  pro forma respectively, and
  additional paid-in capital.....      713     1,321      2,082      $ 22,038
 Deferred compensation...........       --     (552)       (764)         (764)
 Accumulated deficit.............   (9,939)  (16,987)   (20,216)      (20,216)
                                   -------  --------   --------      --------
   Total stockholders' (deficit)
    equity.......................   (9,226)  (16,218)   (18,898)     $  1,058
                                   -------  --------   --------      ========
   Total liabilities, mandatorily
    redeemable preferred stock
    and stockholders' (deficit)
    equity.......................  $ 1,788  $  5,625   $  6,015
                                   =======  ========   ========

      The accompanying notes are an integral part of these balance sheets.

                           DATA CRITICAL CORPORATION

                            STATEMENTS OF OPERATIONS

                 (In thousands, except per share amounts)

                                                             Six Months Ended
                                Years Ended December 31,         June 30,
                               ----------------------------  ------------------
                                 1996      1997      1998      1998      1999
                               --------  --------  --------  --------  --------
                                                                (unaudited)
Revenue......................  $    190  $    471  $  4,137  $    658  $  3,585
Cost of revenue..............        27       348     1,841       323     1,417
                               --------  --------  --------  --------  --------
   Gross margin..............       163       123     2,296       335     2,168
                               --------  --------  --------  --------  --------
Operating expenses:
  Research and development...       957     1,702     2,194     1,065     1,078
  Sales and marketing........       512     1,200     3,512     1,440     1,997
  General and
   administrative............       738     1,268     2,564     1,228     1,620
                               --------  --------  --------  --------  --------
   Total operating expenses..     2,207     4,170     8,270     3,733     4,695
                               --------  --------  --------  --------  --------
   Loss from operations......    (2,044)   (4,047)   (5,974)   (3,398)   (2,527)
Interest income..............        46        71       202        88        41
Interest expense.............        (6)      (26)      (50)      (40)      (35)
                               --------  --------  --------  --------  --------
Net loss.....................  $ (2,004) $ (4,002) $ (5,822) $ (3,350) $ (2,521)
                               ========  ========  ========  ========  ========
Preferred stock dividends and
 accretion of mandatory
 redemption obligations......       420       685     1,226       598       708
                               --------  --------  --------  --------  --------
   Net loss attributable to
    common stock.............  $ (2,424) $ (4,687) $ (7,048) $ (3,948) $ (3,229)
                               ========  ========  ========  ========  ========
Basic and diluted loss per
 common share................  $  (2.44) $  (4.28) $  (5.03) $  (2.82) $  (2.30)
                               ========  ========  ========  ========  ========
Weighted average shares used
 to calculate basic and
 diluted loss per common
 share.......................       994     1,095     1,402     1,402     1,403
                               ========  ========  ========  ========  ========
Pro forma basic and diluted
 loss per common share.......                      $  (1.01)           $  (0.40)
                                                   ========            ========
Weighted average shares used
 to calculate pro forma basic
 and diluted loss per common
 share.......................                         5,762               6,308
                                                   ========            ========


        The accompanying notes are an integral part of these statements.

                           DATA CRITICAL CORPORATION

                      STATEMENTS OF STOCKHOLDERS' DEFICIT

                   (In thousands, except share amounts)

                           Common Stock
                          and Additional
                         Paid-in Capital
                         ----------------   Deferred   Accumulated Stockholders'
                          Shares   Amount Compensation   Deficit      Deficit
                         --------- ------ ------------ ----------- -------------
Balance, December 31,
 1995...................   993,746 $   57    $  --      $ (2,828)    $ (2,771)
  Common stock options
   and warrants
   exercised............     2,250      2       --            --            2
  Stock warrants issued
   for consulting
   services.............        --      2       --            --            2
  Accretion of mandatory
   redemption
   obligations..........        --     --       --           (38)         (38)
  Series B and C
   mandatorily
   redeemable preferred
   stock dividend
   accruals.............        --     --       --          (382)        (382)
  Net loss..............        --     --       --        (2,004)      (2,004)
                         --------- ------    -----      --------     --------
Balance, December 31,
 1996...................   995,996     61       --        (5,252)      (5,191)
  Common stock options
   and warrants
   exercised............   406,250    650       --            --          650
  Stock warrants issued
   for consulting
   services.............        --      2       --            --            2
  Accretion of mandatory
   redemption
   obligations..........        --     --       --           (67)         (67)
  Series B and C
   mandatorily
   redeemable preferred
   stock dividend
   accruals.............        --     --       --          (618)        (618)
  Net loss..............        --     --       --        (4,002)      (4,002)
                         --------- ------    -----      --------     --------
Balance, December 31,
 1997................... 1,402,246    713       --        (9,939)      (9,226)
  Common stock options
   and warrants
   exercised............       593      1       --            --            1
  Stock warrants issued
   for consulting
   services.............        --      2       --            --            2
  Deferred stock
   compensation.........        --    605     (605)           --           --
  Amortization of
   deferred stock
   compensation.........        --     --       53            --           53
  Accretion of mandatory
   redemption
   obligations..........        --     --       --           (52)         (52)
  Series B, C and D
   mandatorily
   redeemable preferred
   stock dividend
   accruals.............        --     --       --        (1,174)      (1,174)
  Net loss..............        --     --       --        (5,822)      (5,822)
                         --------- ------    -----      --------     --------
Balance, December 31,
 1998................... 1,402,839  1,321     (552)      (16,987)     (16,218)
  Common stock options
   and warrants
   exercised............    17,341     32       --            --           32
  Deferred stock
   compensation.........        --    354     (354)           --           --
  Amortization of
   deferred stock
   compensation.........        --     --      142            --          142
  Accretion of mandatory
   redemption
   obligations..........        --     --       --           (31)         (31)
  Series B, C and D
   mandatorily
   redeemable preferred
   stock dividend
   accruals.............        --     --       --          (677)        (677)
  Warrants issued in
   conjunction with the
   issuance of certain
   credit facilities....        --    375       --            --          375
  Net loss..............        --     --       --        (2,521)      (2,521)
                         --------- ------    -----      --------     --------
Balance, June 30, 1999
 (unaudited)............ 1,420,180 $2,082    $(764)     $(20,216)    $(18,898)
                         ========= ======    =====      ========     ========

        The accompanying notes are an integral part of these statements.

                           DATA CRITICAL CORPORATION

                            STATEMENTS OF CASH FLOWS

                              (In thousands)

                                                                 Six Months
                                                                    Ended
                                  Years Ended December 31,        June 30,
                                 ----------------------------  ----------------
                                   1996      1997      1998     1998     1999
                                 --------  --------  --------  -------  -------
                                                                 (unaudited)
Cash Flows From Operating
 Activities:
 Net loss......................  $ (2,004) $ (4,002) $ (5,822) $(3,350) $(2,521)
 Adjustments to reconcile net
  loss to net cash used in
  operating activities:
   Depreciation and
    amortization...............       133       171       208      103      126
   Amortization of deferred
    stock compensation.........        --        --        53       --      142
   Issuance of preferred stock
    for legal services.........        25        --        --       --       --
   Issuance of warrants for
    consulting services........         2         2         2        1        1
   Changes in assets and
    liabilities:
    Accounts receivable........       (30)      (28)   (1,108)    (241)    (683)
    Inventories................         4        (8)      (92)    (188)    (538)
    Prepaid expenses and other
     current assets............       (46)       28      (263)     (83)    (307)
    Accounts payable and other
     current liabilities.......       157       156     1,681      377      590
    Customer deposits..........        --        --        --      141     (236)
    Deferred revenues..........        --        --        --      143    1,202
                                 --------  --------  --------  -------  -------
     Net cash used in operating
      activities...............    (1,759)   (3,681)   (5,341) (3,097)   (2,224)
                                 --------  --------  --------  -------  -------
Cash Flows From Investing
 Activities:
 Purchases of marketable
  securities...................    (1,813)       --        --       --       --
 Sales of marketable
  securities...................       640     1,813        --       --       --
 Issuance of notes receivable
  from officer.................        --       (44)       --       --       --
 Investment in and advances to
  unconsolidated affiliate.....      (201)       --        --       --       --
 Purchases of property and
  equipment....................       (75)     (197)     (380)    (202)    (539)
 Other assets..................       (83)       (9)      (14)      (2)     (12)
                                 --------  --------  --------  -------  -------
     Net cash (used in)
      provided by investing
      activities...............    (1,532)    1,563      (394)    (204)    (551)
                                 --------  --------  --------  -------  -------
Cash Flows From Financing
 Activities:
 Proceeds from issuance of
  common stock, net............         2       650         1       --       32
 Proceeds from issuance of
  mandatorily redeemable
  preferred stock, net.........     3,223        --     6,975    6,901       --
 Redemption of preferred
  stock........................       (20)       --        --       --       --
 Proceeds from line of credit..        --        --       250       --      650
 Proceeds from notes payable...        --        94       200      131      214
 Payment on notes payable......        --        (3)      (42)     (16)     (56)
 Issuance of convertible
  notes........................       400     1,581       539      539       --
                                 --------  --------  --------  -------  -------
     Net cash provided by
      financing activities.....     3,605     2,322     7,923    7,555      840
                                 --------  --------  --------  -------  -------
Net increase in cash...........       314       204     2,188    4,254   (1,935)
Cash at beginning of period....       347       661       865      865    3,053
                                 --------  --------  --------  -------  -------
Cash at end of period..........  $    661  $    865  $  3,053  $ 5,119  $ 1,118
                                 ========  ========  ========  =======  =======
Supplemental disclosure of cash
 flow information:
 Cash paid for interest........  $      6  $      5  $     72  $    56  $    23
                                 ========  ========  ========  =======  =======
Supplemental disclosure of
 noncash financing activities:
 Conversion of notes payable to
  mandatorily redeemable
  preferred stock..............  $    400  $     --  $  2,120  $ 2,120  $    --
                                 ========  ========  ========  =======  =======

        The accompanying notes are an integral part of these statements.

                           DATA CRITICAL CORPORATION

                         NOTES TO FINANCIAL STATEMENTS

             (Amounts and disclosures for the six months ended

                   June 30, 1998 and 1999 are unaudited)

1. Nature of Business and Summary of Significant Accounting Policies:

Nature of Business

   Data Critical Corporation (the Company) designs, manufactures, markets and supports open personal information communications systems that provide individuals with mobile interactive access to highly complex and life-critical data. The Company's market focus is the healthcare industry, including hospital, clinical, extended care and home care markets. The Company's systems combine wireless technology and proprietary software to allow access to patient vital signs and other diagnostic data from remote locations, both inside and outside the hospital environment, either through an interactive access device, a personal computer server or the Internet. To date, the Company has directed a significant portion of its efforts to research and development, development of markets for its products, application for patents, raising capital and planning. The Company performed selected contract development services during this period as well as commenced sales of related products during 1995. During 1997, the Company focused on addressing its technology to specific medical applications. The resulting products are regulated by the U.S. Food and Drug Administration and therefore require pre-market approval from the FDA prior to making sales. The first of these approvals was granted in November 1997.

   The Company commenced sales of its current products and services late in the third quarter of 1997. The Company continues to be subject to a number of risks similar to other companies in a comparable stage of development including: reliance on key personnel; successful marketing of its products; competition from other companies with greater technical, financial, management and marketing resources; successful development of new products and the enhancement of existing products; and the ability to secure adequate financing to support future growth, if and when required.

Cash and Cash Equivalents

   The Company considers all highly liquid investments with a maturity when purchased of 90 days or less to be cash equivalents. Cash and cash equivalents consist of cash on deposit with banks and money market investments.

Inventories

   The Company's initial medical product is made up of the Company's proprietary software applications which it integrates with hardware that is acquired from third parties as well as hardware made by third parties to the Company's specifications. Inventories consist primarily of the Company's hardware product, components to make such product and other third-party equipment, all of which is stated at the lower of cost or market, using the first-in, first-out method.

Property, Equipment and Software

   Property, equipment and software are stated at historical cost less accumulated depreciation. Depreciation is computed using the straight-line method over the estimated useful lives of the assets, generally three to five years. Ordinary repairs and maintenance and purchases of less than $500 are

                           DATA CRITICAL CORPORATION

             (Amounts and disclosures for the six months ended

                   June 30, 1998 and 1999 are unaudited)

expensed as incurred. Leasehold improvements are amortized over the lesser of the term of the lease or the estimated useful life of the asset.

Investment In and Advances To Unconsolidated Affiliate

   The Company accounts for its investments in entities in which it owns less than a 20% interest under the cost method.

Other Assets

   Other assets include licensed intellectual property rights and other intangible assets which are stated at historical cost less accumulated amortization provided on a straight-line basis over the estimated useful lives of the asset, generally seven years. Other assets also include capitalized legal expenses associated with patent applications. These costs will be amortized over their estimated useful lives upon patent issuance by the U.S. Patent Office. Amortization expense on other assets was $11,000, $15,000 and $19,000 in 1996, 1997 and 1998, respectively, and 7,000 and 9,000 for the six months ended June 30, 1998 and 1999, respectively. Accumulated amortization was $28,000, $42,000 and $54,000 at December 31, 1997 and 1998, and June 30,
1999, respectively.

Revenue Recognition

   The Company's revenue recognition policies are in conformity with Statement of Position 97-2, as amended, of the American Institute of Certified Public Accountants. License revenue is earned under software license agreements to end users and distributors and is recognized when delivery has occurred, the fee is fixed and determinable, evidence of an arrangement exists, collection of the receivable is probable and there are no significant post-delivery obligations remaining. Maintenance and support revenue is recognized over the term of the agreement. In 1996 and 1997, the Company recognized revenue from software development contracts involving significant production, modification or customization of software, based on performance milestones specified in the contract where such milestones fairly reflect progress toward contract completion; no such revenue occurred in 1998 and the first quarter of 1999.

Major Customers

   In January 1997, Data Critical signed a distribution and license agreement with GE Marquette Medical Systems, Inc. for the non-exclusive licensing and distribution of a medical wireless data product. Approximately 17.3%, 38.3%, 54.5%, 99.7% and 20.6% of the Company's revenues for the years ended December 31, 1996, 1997 and 1998, and the six months ended June 30, 1998 and 1999, respectively, is attributable to GE Marquette Medical Systems, Inc. Approximately 65.3% and 20.3% of the Company's revenue for the years ended December 31, 1996 and 1997, respectively, is attributable to Hewlett-Packard Company (HP) pursuant to a 1994 license agreement which provided HP exclusive distribution rights to a specific implementation of the Company's medical wireless data technology. In September 1997, the 1994 license agreement between the Company and HP was terminated by mutual agreement thus allowing the Company to sell directly to HP customers.

                           DATA CRITICAL CORPORATION

             (Amounts and disclosures for the six months ended

                   June 30, 1998 and 1999 are unaudited)

Approximately 1.5% and 22.1% of the Company's revenue for the years ended December 31, 1996 and 1997, respectively, is attributable to federal and state governmental agencies. The Company had no sales to federal and state governmental agencies in 1998 or 1999.

Warranty Obligations

   The Company generally provides product warranties for 12 months after date of purchase. Estimated warranty obligations are provided at the time of the sale of the Company's products.

Royalty Expense

   During 1997 and 1998, the Company entered into two nonexclusive licenses to sell products using patented technology. In exchange for the licenses the Company is required to make quarterly royalty payments based on the number of products invoiced. Amounts charged to expense for the two nonexclusive licenses were $14,000 and $142,000 in 1997 and 1998, respectively, and $59,600 and
$99,500 for the six months ended June 30, 1998 and 1999, respectively.

Research and Development Costs

   The Company's accounting policy is to capitalize eligible computer software development costs upon the establishment of technological feasibility, which the Company has defined as completion of a working model. For the periods ended December 31, 1997 and 1998, the amount of eligible costs to be capitalized has not been material and accordingly, the Company has charged all software development costs to research and development in the accompanying statements of operations.

Advertising Costs

   Costs related to advertising the Company's products are expensed in the period incurred. Advertising costs incurred during the years ended December 31, 1998, 1997 and 1996 were $67,000, $31,600 and $20,400, respectively.

Income Taxes

   Deferred income taxes are accounted for using the asset and liability method. Under the asset and liability method, deferred income taxes are recognized for the tax consequences of temporary differences by applying enacted statutory tax rates applicable to future years to differences between the financial statement carrying amounts and the tax bases of existing assets and liabilities. The effect on deferred taxes for a change in tax rates is recognized in income in the period that includes the enactment date. To date, the Company has fully reserved for its net deferred tax assets.

Stock Options

   The Company has adopted the provisions of Statement of Financial Accounting Standards No. 123 (SFAS 123), "Accounting for Stock-Based Compensation." In accordance with the provisions of SFAS 123, the Company has elected the disclosure only provisions related to employee stock

                           DATA CRITICAL CORPORATION

             (Amounts and disclosures for the six months ended

                   June 30, 1998 and 1999 are unaudited)

options and follows the provisions of Accounting Principals Board Opinion No. 25 (APB 25) in accounting for stock options issued to employees. Under APB 25, compensation expense, if any, is recognized as the difference between the exercise price and the fair value of the common stock on the measurement date, which is typically the date of grant, and is recognized over the service period, which is typically the vesting period.

   The Company discloses the pro forma effect on net income as if it had accounted for option grants to employees under the "fair value" method prescribed by SFAS 123. The fair-value based model values stock options using an acceptable valuation model. Pro forma compensation cost is measured at the grant date based upon the fair value of the award and is recognized over the service period, which is typically the vesting period.

   Warrants and options granted to non-employees are accounted for under the fair value provisions of SFAS 123.

Concentrations of Credit Risk

   Financial instruments which subject the Company to concentrations of credit risk consist principally of cash and trade receivables. The risk for cash and cash equivalents is limited by the Company's policy of maintaining cash and equivalents in multiple, highly rated, liquid investments. The Company has credit risk with respect to trade accounts receivables as most of these receivables are with healthcare institutions or with distributors to healthcare institutions. To mitigate this risk, the Company has a credit policy under which it verifies the creditworthiness of its customers.

Financial Instruments

   The Company enters into various types of financial instruments in the normal course of business and in raising capital. Fair values of cash, trade receivables, notes receivable and notes payable all approximate market value. The fair value of mandatorily redeemable preferred stock at December 31, 1998 and 1997 were estimated to be approximately $32,822,000 and $9,917,000, respectively. These estimates of fair value were determined by management using recent sales of preferred stock, consideration of significant milestones achieved by the Company and other market considerations.

Use of Estimates

   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Loss Per Share

   In accordance with Statement of Financial Accounting Standards No. 128, "Computation of Earnings Per Share," basic loss per share is computed by dividing net loss attributable to common

                           DATA CRITICAL CORPORATION

             (Amounts and disclosures for the six months ended

                   June 30, 1998 and 1999 are unaudited)

stock (net loss less preferred stock redemption obligation accretion and dividend requirements) by the weighted average number of shares of common stock outstanding during the period. Diluted loss per share is computed by dividing net loss by the weighted average number of common and dilutive common equivalent shares outstanding during the period. Common equivalent shares consist of the shares of common stock issuable upon the conversion of the mandatorily redeemable preferred stock (using the if-converted method) and shares issuable upon the exercise of stock options and warrants (using the treasury stock method); common equivalent shares are excluded from the calculation as their effect is antidilutive. Accordingly, basic and diluted loss per share are equivalent. The Company has not had any issuances or grants for nominal consideration as defined under U.S. Securities and Exchange Commission Staff Accounting Bulletin 98.

   Pro forma basic and diluted net loss per share is computed based on the weighted average number of shares of common stock outstanding giving effect to the conversion of mandatorily redeemable preferred stock outstanding as of December 31, 1998, that will automatically convert upon completion of the Company's initial public offering (using the if-converted method from the original issuance date). Pro forma diluted net loss per share excludes the impact of stock options and warrants as the effect of their inclusion would be antidilutive.

Unaudited Interim Financial Statements

   The interim financial information contained herein is unaudited but, in the opinion of management, reflects all adjustments which are necessary for a fair presentation of the financial position, results of operations and cash flows for the periods presented. All such adjustments are of a normal, recurring nature. Results of operations for interim periods presented herein are not necessarily indicative of results of operations for the entire year.

Unaudited Pro Forma Amounts

   If the offering contemplated by this prospectus is completed, all of the mandatorily redeemable preferred stock outstanding as of the closing date will automatically be converted into an aggregate of 4,904,689 shares of common stock. The unaudited pro forma balance sheet at June 30, 1999, is adjusted for the conversion of preferred stock.

Segment Reporting

   The Company adopted Statement of Financial Accounting Standards No. 131, "Disclosures About Segments of an Enterprise and Related Information," (SFAS
131) during 1998. SFAS 131 requires companies to disclose certain information about operating segments. Based on the criteria within SFAS 131, the Company has determined that it has one reportable segment, wireless data products.

Recent Accounting Pronouncements

   In March 1998, the American Institute of Certified Public Accountants issued Statement of Position 98-1 (SOP 98-1), "Accounting for the Cost of Computer Software Developed or Obtained

                           DATA CRITICAL CORPORATION

             (Amounts and disclosures for the six months ended

                   June 30, 1998 and 1999 are unaudited)

for Internal Use." SOP 98-1 is effective for financial statements for years beginning after December 15, 1998. SOP 98-1 provides guidance over accounting for computer software developed or obtained for internal use including the requirement to capitalize specified costs and amortization of such costs. The implementation of SOP 98-1 is not expected to have a material impact on the Company's financial position or results of operations.

   In April 1998, the American Institute of Certified Public Accountants issued Statement of Position 98-5 (SOP 98-5), "Reporting on the Costs of Start-up Activities." SOP 98-5, which is effective for fiscal years beginning after December 15, 1998, provides guidance on the financial reporting of start-up costs and organization costs. It requires costs of start-up activities and organization costs to be expensed as incurred. The implementation of SOP 98-5 is not expected to have a material impact on the Company's financial position or results of operations.

2. Accounts Receivable:

                                                          December 31,
                                                          ------------- June 30,
                                                          1997   1998     1999
                                                          ------------- --------
                                                              (in thousands)
     Accounts receivable................................. $ 80  $ 1,203  $1,906
     Less: Allowance for doubtful accounts...............    6       21      41
                                                          ----  -------  ------
                                                          $ 74  $ 1,182  $1,865
                                                          ====  =======  ======

3. Inventories:

                                                          December 31,
                                                          ------------- June 30,
                                                          1997   1998     1999
                                                          ------------- --------
                                                              (in thousands)
     Purchased components................................ $ 184 $   246  $  485
     Finished goods......................................     5      35     334
                                                          ----- -------  ------
                                                          $ 189 $   281  $  819
                                                          ===== =======  ======

4. Property, Equipment and Software:

                                                          December 31,
                                                          ------------- June 30,
                                                          1997   1998     1999
                                                          ------------- --------
                                                              (in thousands)
     Computers, equipment and purchased software......... $ 592 $   888  $1,278
     Furniture and fixtures..............................    27     111     179
     Leasehold improvements..............................    19      19      97
                                                          ----- -------  ------
                                                            638   1,018   1,554
     Less: Accumulated depreciation......................   385     574     692
                                                          ----- -------  ------
                                                          $ 253 $   444  $  862
                                                          ===== =======  ======

   Depreciation expense was $122,000, $156,000 and $189,000 in 1996, 1997 and
1998, respectively.

                           DATA CRITICAL CORPORATION

             (Amounts and disclosures for the six months ended

                   June 30, 1998 and 1999 are unaudited)

5. Other Current Liabilities:

                                                          December 31,
                                                          ------------- June 30,
                                                          1997   1998     1999
                                                          ------------- --------
                                                              (in thousands)
     Accrued expenses.................................... $ 36  $   184  $  383
     Accrued royalties...................................   --       96     146
     Customer deposits...................................   --      296      60
     Accrued product warranties..........................    5      374     293
     Accrued payroll and benefits........................   50      218     237
                                                          ----  -------  ------
                                                          $ 91  $ 1,168  $1,119
                                                          ====  =======  ======

6. Notes Payable:

   The Company has a secured bank line of credit with maximum available borrowings of $1.5 million, subject to a borrowing base of 75% of accounts receivable. The line bears interest at the bank's prime rate plus 0.75% (10.5% and 8.5% at December 31, 1997 and 1998). The Company had outstanding borrowings of $250,000 and $900,000, and outstanding letters of credit of $170,000 and $340,000, as of December 31, 1998 and June 30, 1999, respectively. The Company had available balances on the line of $480,000 and $260,000 as of December 31, 1998 and June 30, 1999, respectively. There were no outstanding borrowings at December 31, 1997. The line of credit expires in April 2000 and requires the Company to comply with various financial covenants including tangible net worth and liquidity ratios.

   The Company has notes payable to a bank, secured by certain equipment, with a total outstanding balance of $91,000, $249,000 and $200,000 at December 31, 1997, 1998 and June 30, 1999. The loans bear interest at the bank's prime rate plus 1.0% to 2.5% (11.0% at December 31, 1997 and 8.75% to 10.25% at
December 31, 1998), due in monthly installments maturing through October 2001.

   Under these credit arrangements, the Company is restricted as to its ability to pay dividends prior to obtaining approval from the lenders.

   In July and September 1996, the Company consummated private placements of its 8% convertible bridge notes, for $300,000 and $100,000, respectively. Under the terms of the notes, on September 27, 1996, the notes were converted into 125,000 shares of Series C mandatorily redeemable preferred stock at the conversion price of $3.20 per share.

   During 1997 and 1998, the Company issued convertible notes totaling $2.1 million and bearing interest at 9.0%. With these notes, the Company also issued warrants to purchase 198,792 shares of common stock for $1.60 per share. In March 1998, all accrued interest was paid and the principal balances were converted into approximately 530,119 shares of Series D mandatorily redeemable preferred stock.

                           DATA CRITICAL CORPORATION

             (Amounts and disclosures for the six months ended

                   June 30, 1998 and 1999 are unaudited)


   The future scheduled maturities at December 31, 1998 are as follows (in thousands):

           1999........................................ $348
           2000........................................   95
           2001........................................   56
                                                        ----
           Total....................................... $499
                                                        ====

7. Capital Structure

Mandatorily Redeemable Preferred Stock

   As of December 31, 1998, there were approximately 4.9 million shares of preferred stock outstanding, all of which are convertible preferred stock with mandatory redemption requirements of 33 1/3% of the outstanding shares of each class on January 31, 2002, 2003 and 2004. Failure to redeem on the redemption dates results in a reduction in the common stock conversion price by 10.0% per quarter until redemption occurs. Series D mandatorily redeemable preferred stock has liquidation and dividend preference over Series C mandatorily redeemable preferred stock which has liquidation and dividend preference over Series B mandatorily redeemable preferred stock which has liquidation preference over Series A mandatorily redeemable preferred stock. Liquidation preference includes cumulative accrued dividends, which accrue on the Series B, C and D preferred stock at 8.0% per annum. A summary of mandatorily redeemable preferred stock follows (in thousands, except share amounts):

                                                                Mandatorily
                                                                Redeemable
                                                              Preferred Stock
                                                             ------------------
                                                              Shares    Amount
                                                             ---------  -------
Balance, December 31, 1995.................................. 1,426,396  $ 4,194
  Redemption of Series B mandatorily redeemable preferred
   stock....................................................    (6,250)     (20)
  Issuance of Series C mandatorily redeemable preferred
   stock, net of issuance costs of $152..................... 1,054,997    3,223
  Conversion of notes payable to Series C mandatorily
   redeemable preferred stock...............................   125,000      400
  Series C mandatorily redeemable preferred stock issued for
   legal services...........................................     7,812       25
  Accretion of mandatory redemption obligations.............        --       38
  Series B and C mandatorily redeemable preferred stock
   dividend accruals........................................        --      382
                                                             ---------  -------
Balance, December 31, 1996.................................. 2,607,955    8,242
  Accretion of mandatory redemption obligations.............        --       67
  Series B and C mandatorily redeemable preferred stock
   dividend accruals........................................        --      618
                                                             ---------  -------
Balance, December 31, 1997.................................. 2,607,955    8,927
  Issuance of Series D mandatorily redeemable preferred
   stock, net of issuance costs of $91...................... 1,766,615    6,975
  Conversion of notes payable to Series D mandatorily
   redeemable preferred stock...............................   530,119    2,120
  Accretion of mandatory redemption obligations.............        --       52
  Series B, C and D mandatorily redeemable preferred stock
   dividend accruals........................................        --    1,174
                                                             ---------  -------
Balance, December 31, 1998.................................. 4,904,689   19,248
                                                             ---------  -------
  Accretion of mandatory redemption obligations.............        --       31
  Series B, C and D mandatorily redeemable preferred stock
   dividend accruals........................................        --      677
                                                             ---------  -------
Balance, June 30, 1999...................................... 4,904,689  $19,956
                                                             =========  =======

                           DATA CRITICAL CORPORATION

             (Amounts and disclosures for the six months ended

                   June 30, 1998 and 1999 are unaudited)

   Issuance costs associated with the mandatorily redeemable preferred stock offerings were recorded as a reduction to preferred stock. The preferred stock is being accreted to its redemption amount over the period ending with the mandatory redemption dates. Accretion of mandatory redemption costs is computed using the straight-line method, which approximates the effective interest rate method. The redemption price is equal to the liquidation preference.

   Upon the closing of an initial public offering of common stock with gross proceeds of greater than $10.0 million and at a price of at least $8.00 per share, all of the mandatorily redeemable preferred stock will convert into common shares on a one-for-one basis.

Warrants

   The Company has issued warrants to purchase common stock in connection with its stock and debt offerings. A summary of warrant activity follows:

                                                        Warrants Outstanding
                                                     ---------------------------
                                                     Number of  Weighted Average
                                                      Shares     Exercise Price
                                                     ---------  ----------------
     Balance, December 31, 1995.....................  461,299        $1.80
       Issued.......................................  117,630         3.20
       Exercised....................................       --           --
                                                     --------        -----
     Balance, December 31, 1996.....................  578,929         2.08
       Issued.......................................  148,257         1.60
       Exercised.................................... (406,250)        1.60
                                                     --------        -----
     Balance, December 31, 1997.....................  320,936         2.48
       Issued.......................................   50,535         1.60
       Exercised....................................       --           --
                                                     --------        -----
     Balance, December 31, 1998.....................  371,471        $2.34
                                                     ========        =====

   These warrants generally expire within five years from grant (2000 to 2002). The warrants were recorded as a component of additional paid-in capital at their estimated fair value at the date of issuance.

   On April 27, 1999, we issued a warrant to purchase 12,500 shares of Series D preferred stock at an exercise price of $4.00 per share to a commercial lender in connection with an equipment lease line. This warrant expires upon the earlier of April 27, 2006 or five years after our initial public offering. Generally, each outstanding warrant contains provisions for the adjustment of the exercise price and the aggregate number of shares issuable upon the exercise of the warrant in the case of stock dividends, stock splits, reorganizations, reclassifications, consolidations and dilutive issuances of securities at prices below the then existing warrant exercise price.

   There is a purchase option outstanding to purchase 105,000 shares of Series D preferred stock at an exercise price of $5.00 per share issued to a commercial lender in connection with a debt facility. This option expires upon an initial public offering or merger, consolidation or sale of substantially all of the Company's assets.

                           DATA CRITICAL CORPORATION

             (Amounts and disclosures for the six months ended

                   June 30, 1998 and 1999 are unaudited)

8. Stock Option Plan:

   Under the Company's 1994 Stock Option Plan (the Plan), 950,000 shares of common stock have been reserved for issuance to key management, directors or key professional employees. Directors who are not key management employees of the Company can be granted only nonqualified stock options. Options vest ratably over one to four years from the date of grant. In the event option holders cease to be employed by the Company, all unvested options are forfeited and all vested options can be exercised within a three-month period; otherwise the options are forfeited.

   Incentive options are granted at not less than the fair value of common stock on the date of grant, and nonqualified options are granted at not less than 50% of fair value on the date of grant. All options expire no later than seven years from the date of grant.

   Information relating to stock options outstanding and stock options exercisable is as follows:

                                                                        Weighted
                                                                        Average
                                                                        Exercise
                                                               Shares    Price
                                                               -------  --------
     Options outstanding, January 1, 1997..................... 266,331    0.80
      Options granted......................................... 267,917    1.06
      Options canceled........................................  (5,375)   1.43
                                                               -------
     Options outstanding, December 31, 1997................... 528,873    0.92
      Options granted......................................... 317,987    2.33
      Options exercised.......................................    (593)   0.97
      Options canceled........................................  (9,845)   1.65
                                                               -------
     Options outstanding, December 31, 1998................... 836,422    1.45
      Options granted.........................................  91,637    3.60
      Options exercised....................................... (17,341)   1.67
      Options canceled........................................ (41,407)   2.50
                                                               -------
     Options outstanding, June 30, 1999....................... 869,311   $1.62
                                                               =======

   At December 31, 1996, 1997 and 1998, options to purchase 154,657, 238,176, and 339,624 shares were exercisable, respectively.

   Under the Plan, options to purchase 110,734 shares of common stock were available for future grant. As of December 31, 1998 the 836,423 options outstanding under the Plan have exercise prices between $0.80 and $3.20 and a weighted-average remaining contractual life of 5.24 years. During 1998 and the six months ended June 30, 1999, the Company recorded $605,000 and $354,000, respectively, of deferred compensation from the issuance of stock options with exercise prices less than the fair value of common stock. This deferred compensation is recognized as expense ratably over the vesting period of the options. In 1998 and the six months ended June 30, 1999, the Company recognized $53,000 and $142,000, respectively, of expense related to this deferred compensation. The fair value of common stock on the dates of stock option grants was determined by management using recent sales of preferred stock, consideration of significant milestones achieved by

                           DATA CRITICAL CORPORATION

             (Amounts and disclosures for the six months ended

                   June 30, 1998 and 1999 are unaudited)

the Company and other market considerations. The following table summarizes information regarding stock options outstanding and exercisable as of December 31, 1998:

                                    Options Outstanding        Options Exercisable
                              -------------------------------- --------------------
                                                    Weighted
                                          Weighted   Average               Weighted
                                          Average   Remaining              Average
                                Number    Exercise Contractual   Number    Exercise
   Range of Exercise Prices   Outstanding  Price      Life     Exercisable  Price
   ------------------------   ----------- -------- ----------- ----------- --------
       $0.800 - $0.800          442,581    $0.800     4.16       295,208    $0.800
       $1.200 - $1.600          137,655    $1.585     5.99        44,416    $1.589
       $2.400 - $2.400          225,812    $2.400     6.71             0    $0.000
       $3.200 - $3.200           30,374    $3.200     6.87             0    $0.000
                                -------    ------     ----       -------    ------
                                836,422    $1.450     5.25       339,624    $0.903

   For purposes of pro forma disclosure, the estimated fair value of each option grant is estimated on the date of grant using the minimum value method, which considers the time-value of money, with the following assumptions for grants in 1996, 1997 and 1998: risk-free interest rates of 6.25% to 6.35%; expected lives of five years; no dividends. The weighted average fair value of options granted in 1996, 1997 and 1998 were $0.20, $0.27 and $0.58, respectively. The pro forma effect upon net loss and net loss per share, taking into account only the additional compensation expense that would be recognized using the fair value method, are as follows (in thousands):

                                                      1996     1997     1998
                                                     -------  -------  -------
     Net loss....................................... $(2,004) $(4,002) $(5,822)
     Pro forma net loss.............................  (2,004)  (4,012)  (5,865)
     Basic and diluted loss per share...............   (2.44)   (4.28)   (5.03)
     Pro forma basic and diluted loss per share.....   (2.44)   (4.29)   (5.06)

9. Income Taxes:

   At December 31, 1997 and 1998, the Company had net operating loss carryforwards of approximately $7,571,000 and $13,225,000, respectively. The Company is limited in its ability to use these carryforwards in any one year to $1,300,000 due to preferred stock sales. Management believes that, based on a number of factors, the available objective evidence creates significant uncertainty regarding the realization of the net deferred tax assets. Accordingly, a valuation allowance has been provided for the net deferred tax assets of the Company. This valuation allowance increased in 1996, 1997 and 1998 by $661,000, $1,417,000 and $2,232,000, respectively. These carryforwards, which may provide future tax benefits, expire from 2008 to 2018.

   The difference between the statutory tax rate of approximately 35% (34% federal and 1% state, net of federal benefits) and the tax benefit of zero recorded by the Company is primarily due to the Company's full valuation against its net deferred tax assets.

                           DATA CRITICAL CORPORATION

             (Amounts and disclosures for the six months ended

                   June 30, 1998 and 1999 are unaudited)


   The components of the deferred tax asset and liabilities were as follows (in thousands):

                                                                December 31,
                                                               ----------------
                                                                1997     1998
                                                               -------  -------
     Deferred tax assets:
      Net operating loss carryforward......................... $ 2,574  $ 4,629
      Other...................................................     107      284
                                                               -------  -------
     Deferred tax assets......................................   2,681    4,913
     Valuation allowance......................................  (2,681)  (4,913)
                                                               -------  -------
       Total.................................................. $    --  $    --
                                                               =======  =======

10. Related Party Transactions:

Investment in and Advance to Unconsolidated Affiliate

   On July 10, 1996, the Company loaned Nomadics, Inc. $50,000 in exchange for a promissory note, which matures on July 10, 2000. The note is convertible into approximately a 3.6% equity interest in Nomadics, Inc., at the earlier of July 10, 2000 or upon an initial public offering of the Company's stock. Interest accrues at 8.0% per year. On November 7, 1996, the Company acquired Nomadics, Inc. common stock representing a 10.8% interest for a cash payment of $151,000.

Note Receivable from Officer

   As a part of the employment contract with a senior executive, the Company loaned $45,000 on July 18, 1997, in exchange for a promissory note, which matures on July 17, 2001. Interest of 6.7% on the unpaid principal balance is due annually.

11. Commitments And Contingencies:

Commitments

   The Company leases office space under lease agreements which expire over the next two years. In December 1998, the Company entered into a lease for a new facility which will expire five years after the scheduled June 1999 occupancy. The leases require minimum monthly payments over the term of the lease. The Company's rent expense during 1996, 1997 and 1998 was $76,000, $124,000 and $243,000, respectively. Future minimum payments required under non-cancelable leases as of December 31, 1998, are as follows (in thousands):

           1999...................................... $  263
           2000......................................    311
           2001......................................    252
           2002......................................    264
           2003......................................    271
           Thereafter................................    113
                                                      ------
                                                      $1,474
                                                      ======

                           DATA CRITICAL CORPORATION

             (Amounts and disclosures for the six months ended

                   June 30, 1998 and 1999 are unaudited)


Contingencies

   Under a Registration Rights Agreement between the Company and its common and preferred stockholders, the Company may be required to register its common stock under the Federal Securities Act at the request of 40% of the common and preferred stockholders. The expenses of the registration would be borne by the Company.

12. Valuation and Qualifying Amounts:

                                                 Charged                Balance
                                      Balance at to costs               at end
                                      Beginning    and                    of
Description                           of period  expenses Deductions(1) period
-----------                           ---------- -------- ------------- -------
Allowance for doubtful accounts
 December 31, 1996...................       0      1,505         0       1,505
 December 31, 1997...................   1,505      4,078         0       5,583
 December 31, 1998...................   5,583     15,618      (575)     20,626

--------
(1) Amounts include write-offs of accounts receivable deemed uncollectable.

13. Subsequent Events:

   In April 1999, the Company established a subordinated debt facility totaling $1.5 million that expires in October 1999. Loans made under this facility will be secured by substantially all of the Company's assets, subordinated to the commercial bank loans. Advances under the subordinated debt agreement are subject to certain conditions, and these advances are limited to $500,000 or more per advance and are payable at 11.0% interest only for the first 12 months and in equal monthly principal and interest payments for the following 24 months. In connection with this debt facility, the lender received an option to purchase up to 105,000 shares of Series D preferred stock at a purchase price of $5.00 per share. This option expires upon an initial public offering or merger, consolidation or sale of substantially all of the Company's assets.

   The same lender has also provided a lease line of credit for up to $1.0 million, comprised of $800,000 to finance equipment and $200,000 to finance equipment, leasehold improvements and software. Advances made under the lease line are payable over 36 equal monthly installments. As part of this lease line, the lender received a warrant to purchase 12,500 shares of Series D preferred stock at an exercise price of $4.00 per share. This warrant expires upon the earlier of April 27, 2006 or five years after an initial public offering.

   On May 7, 1999, the board of directors approved the filing with the U.S. Securities and Exchange Commission a registration statement and prospectus for the initial public offering of the Company's common stock.

   On May 7, 1999, the board of directors approved a one-for-four reverse stock split of all outstanding common and mandatorily redeemable preferred stock. All common share and per share amounts in the accompanying consolidated financial statements have been adjusted retroactively to give effect to the reverse stock split.

                           DATA CRITICAL CORPORATION

             (Amounts and disclosures for the six months ended

                   June 30, 1998 and 1999 are unaudited)

   In May, 1999 the Directors' Stock Option Plan was adopted by the board of directors and approved by the stockholders. 100,000 shares of common stock have been reserved for issuance under the Directors' Plan. The Directors' Plan provides for the grant of nonstatutory stock options to non-employee directors of Data Critical. As of June 30, 1999, no options to purchase shares of common stock had been granted by Data Critical.

   In May 1999 the Employee Stock Purchase Plan was adopted by the board of directors and approved by the stockholders. 100,000 shares plus an annual increase in each of the next five years equal to the lessor of 150,000 shares or one percent of the outstanding shares of common stock on the last day of the preceding fiscal year of common stock have been reserved for issuance under the Purchase Plan. As of June 30, 1999, no rights to purchase stock under this plan had been granted by Data Critical.

   In March and June 1999 the Company entered into capital leases for computer software and hardware, which expire in fiscal 2002 and have effective interest rates ranging from 15.2% to 16.6%. Capital lease obligations as of June 30, 1999 were $207,000.

[Inside back cover of prospectus]

Page titled "Internet ECG" with the words "Under Development" immediately beneath the title. The bottom left corner of the page contains a rendering of a prototype Internet ECG transmitter. This photograph is linked by an arrow to a photograph immediately to the right labeled "Home" that shows a home user holding the Internet ECG transmitter to her chest while sitting at a personal computer. There is a line connecting the photograph of the home user to an icon immediately above it labeled "Internet," which is in turn linked to an icon above it labeled "Server." The "Server" icon is depicted as connecting to screen shots of a personal computer displaying vital sign waveforms.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

       , 1999

                            [LOGO OF DATA CRITICAL]

                     3,500,000 Shares of Common Stock

                               ----------------

                                PROSPECTUS

                               ----------------




                       Donaldson, Lufkin & Jenrette

                        U.S. Bancorp Piper Jaffray


                         Warburg Dillon Reed LLC

                              DLJdirect Inc.

--------------------------------------------------------------------------------

We have not authorized any dealer, salesperson or other person to give you written information other than this prospectus or to make representations as to matters not stated in this prospectus. You must not rely on unauthorized information. This prospectus is not an offer to sell these securities or our solicitation of your offer to buy the securities in any jurisdiction where that would not be permitted or legal. Neither the delivery of this prospectus nor any sales made hereunder after the date of this prospectus shall create an implication that the information contained herein or the affairs of Data Critical have not changed since the date hereof.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

Until     , 1999 (25 days after the date of this prospectus), all dealers that effect transactions in these shares of common stock may be required to deliver a prospectus. This is in addition to the dealer's obligation to deliver a prospectus when acting as an underwriter and with respect to their unsold allotments or subscriptions.

--------------------------------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

   The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by Data Critical in connection with the sale of common stock being registered. All amounts are estimates except the SEC registration fee, the NASD filing fee and the Nasdaq National Market listing fee.

                                                                        Amount
                                                                      to be Paid
                                                                      ----------
   SEC registration fee..............................................  $14,546
   NASD filing fee...................................................  $ 5,232
   Nasdaq National Market listing fee................................       *
   Printing and engraving expenses...................................       *
   Legal fees and expenses...........................................       *
   Accounting fees and expenses......................................       *
   Blue Sky qualification fees and expenses..........................       *
   Transfer agent and registrar fees.................................       *
   Miscellaneous fees and expenses...................................       *
                                                                       -------
     Total...........................................................       *
                                                                       =======

--------
* to be filed by amendment

Item 14. Indemnification of Directors and Officers

   Section 145 of the Delaware General Corporation Law (the "Delaware Law") authorizes a court to award, or a corporation's board of directors to grant, indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933, as amended (the "Securities Act"). Article IX of our Certificate of Incorporation (Exhibit 3.2 hereto) and Article VI of our Bylaws (Exhibit 3.3 hereto) provide for indemnification of our directors, officers, employees and other agents to the maximum extent permitted by Delaware Law. In addition, we have entered into Indemnification Agreements (Exhibit 10.22 hereto) with its officers and directors. The Underwriting Agreement (Exhibit 1.1) also provides for cross-indemnification among Data Critical and the Underwriters with respect to certain matters, including matters arising under the Securities Act.

Item 15. Recent Sales of Unregistered Securities

   Since March 31, 1996, Data Critical has issued and sold the following securities:

     1. On April 4, 1996, Data Critical issued 15,625 shares of its Series B preferred stock to Elizabeth M. Riley in exchange for services rendered by Mazza & Riley.

     2. From September 27, 1996 to November 1, 1996, Data Critical issued 1,187,809 shares of its Series C preferred stock to 38 accredited investors for an aggregate cash consideration of $3,800,988.80.

     3. From March 11, 1998 to May 29, 1998, Data Critical issued 2,296,734 shares of its Series D preferred stock to 39 accredited investors for an aggregate cash consideration of $9,186,936.

     4. Since inception Data Critical has issued and sold 20,184 shares of common stock to employees at prices ranging from $0.80 to $3.20 per share, in cash, upon exercise of stock options pursuant to the 1994 stock option plan.

     5. On July 10, 1996, Data Critical issued warrants to purchase 99,682 shares of its common stock with an exercise price of $3.20 per share to two holders in part consideration for entering into a product development agreement with Data Critical; on October 18, 1996, Data Critical issued warrants to purchase 54,888 shares of its common stock with an exercise price of $0.80 per share to six accredited investors in partial consideration for the Series C preferred stock financing; and on November 4, 1997, Data Critical issued warrants to purchase 198,798 shares of common stock with an exercise price of $1.60 per share to 15 accredited investors in partial consideration for providing a bridge loan to Data Critical.

     6. On April 27, 1999, Data Critical issued a warrant to purchase 12,500 shares of its Series D preferred stock with an exercise price of $4.00 per share to one holder in partial consideration for financing an equipment lease to Data Critical.

     7. On April 27, 1999, Data Critical granted a purchase option to convert up to $525,000 of the outstanding principal on a subordinated loan into 105,000 shares of Series D preferred stock at a price of $5.00 per share at the lender's option.

     8. On August 10, 1999, Data Critical issued to Michael Singer 7,500 shares of its common stock in connection with his employment agreement.

   The issuances of the above securities were deemed to be exempt from registration under the Securities Act in reliance on Section 4(2) or Regulation D, or other applicable exemption of such Securities Act as transactions by an issuer not involving any public offering. In addition, certain issuances described in Item 4 were deemed exempt from registration under the Securities Act in reliance upon Rule 701 promulgated under the Securities Act. The recipients of securities in each such transaction represented their intentions to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the share certificates and warrants issued in such transactions. All recipients had adequate access, through their relationships with Data Critical, to information about Data Critical.

Item 16. Exhibits and Financial Statement Schedules

   (a) Exhibits

 Number                              Description
 ------                              -----------
 1.1**  Form of Underwriting Agreement dated              ,     .

 3.1*   Amended and Restated Certificate of Incorporation of Data Critical.

 3.2*   Amended and Restated Certificate of Incorporation of Data Critical
         (proposed).

 3.3*   Amended and Restated Bylaws of Data Critical.

 4.1**  Specimen Stock Certificate.

 4.2*   Amended and Restated Registration Rights Agreement dated February 22,
         1995, as amended.

 4.3*   Warrant Agreement dated April 13, 1995 between Data Critical and
         Spencer Trask Securities Incorporated with Form of Common Stock
         Purchase Warrant issued in connection with the Series B and Series C
         Preferred Stock financings.


 Number                               Description
 ------                               -----------
  4.4*  Form of Common Stock Purchase Warrant issued in connection with the bridge loan financing.

  4.5*  Common Stock Purchase Warrant dated July 10, 1996 issued by Data
         Critical in favor of Nomadics, Inc.

  4.6*  Common Stock Purchase Warrant dated July 10, 1996 issued by Data
         Critical in favor of Colin Cumming.

  4.7*  Warrant Agreement to purchase shares of Series D Preferred Stock dated
         April 27, 1999 issued by Data Critical in favor of Comdisco, Inc.

  5.1** Opinion of Venture Law Group regarding the legality of the common stock being registered.

 10.1+* Termination and Patent License Agreement dated September 16, 1997 between Data Critical and Hewlett-Packard Company.

 10.2+* Distribution and License Agreement dated January 23, 1997 between Data
         Critical and Marquette Medical Systems, Inc.

 10.3+* Addendum to Marquette Distribution and License Agreement dated
         September 14, 1998 between Data Critical and Marquette Medical
         Systems, Inc.

 10.4*  Subordinated Loan and Security Agreement dated April 27, 1999 between
         Data Critical and Comdisco, Inc.

 10.5*  Master Lease Agreement dated April 27, 1999 between Data Critical and
         Comdisco, Inc.

 10.6*  Business Loan Agreement dated April 10, 1997 between Data Critical and
         Silicon Valley Bank.

 10.7* Loan Modification Agreement dated June 17, 1997 between Data Critical and Silicon Valley Bank.

 10.8*  Loan Modification Agreement dated October 15, 1997 between Data
         Critical and Silicon Valley Bank.

 10.9* Loan Modification Agreement dated April 14, 1998 between Data Critical and Silicon Valley Bank.

 10.10* Loan Modification Agreement dated May 8, 1998 between Data Critical and
         Silicon Valley Bank.

 10.11* Loan Modification Agreement dated September 1, 1998 between Data
         Critical and Silicon Valley Bank.

 10.12* Loan Modification Agreement dated February 12, 1999 between Data
         Critical and Silicon Valley Bank.

 10.13* Loan Modification Agreement dated March 26,1999 between Data Critical and Silicon Valley Bank.
 10.14* Loan Modification Agreement dated May 6, 1999 between Data Critical and
         Silicon Valley Bank.

 10.15* Promissory Note dated April 10, 1997 between Data Critical and Silicon
         Valley Bank with an original principal amount of $100,000.00.

 10.17* Promissory Note dated April 10, 1997 between Data Critical and Silicon
         Valley Bank with an original principal amount of $500,000.00.

 10.18* Promissory Note dated April 14, 1998 between Data Critical and Silicon
         Valley Bank with an original principal amount of $250,000.00.

 10.19  Employment Agreement dated June 14, 1999 between Data Critical and
         Michael E. Singer.

 10.20* Facility Lease dated December 21, 1998 between S/I Northcreek II,
         L.L.C. and Data Critical.

 10.21* Amendment dated March 30, 1999 to the Facility Lease dated December 21,
         1998 between S/I Northcreek II, L.L.C. and Data Critical.

 10.22* Form of Indemnification Agreement between Data Critical and each of its Officers and Directors.

 10.23* 1999 Stock Option Plan (adopted May 7, 1999).

 10.24* 1999 Directors' Stock Option Plan (adopted May 7, 1999).


 Number                          Description
 ------                          -----------

 10.25* 1999 Employee Stock Purchase Plan (adopted May 7, 1999).

 10.26* 1994 Stock Option Plan (dated December 19, 1994).

 23.1   Consent of Arthur Andersen LLP.

 23.2** Consent of Venture Law Group (included in Exhibit 5.1)

 24.1*  Power of Attorney (included in signature page to Registration
         Statement).

 27.1   Financial Data Schedule.

--------

 *  Previously filed.

 ** To be filed by amendment.
 + Confidential treatment has been requested for the portions in the copy of the exhibit filed with the Securities and Exchange Commission. The omitted information has been filed separately with the Securities and Exchange Commission pursuant to the application for confidential treatment.

   (b) Financial Statement Schedules

   Schedules not listed above have been omitted because the information required to be set forth is not applicable or is shown in the financial statements or their related notes.

Item 17. Undertakings

   The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreements certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

   Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

   The undersigned registrant hereby undertakes that:

     (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or
  (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

     (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Bothell, State of Washington on September 15, 1999.

                                          DATA CRITICAL CORPORATION

                                                /s/ Jeffrey S. Brown

                                          By: ____________________________

                                                Jeffrey S. Brown

                                                President and Chief Executive
                                                Officer

   Pursuant to the requirements of the Securities Act of 1933, as amended, this amendment has been signed by the following person in the capacities and on the date indicated:

             Signature                           Title                   Date
             ---------                           -----                   ----

       /s/ Jeffrey S. Brown          President, Chief Executive      September 15,
____________________________________  Officer and Director               1999
          Jeffrey S. Brown

                 *                   Vice President, Chief           September 15,
____________________________________  Financial Officer                  1999
         Michael E. Singer

                 *                   Director                        September 15,
____________________________________                                     1999
       David E. Albert, M.D.

                 *                   Director                        September 15,
____________________________________                                     1999
        George M. Middlemas

                 *                   Director                        September 15,
____________________________________                                     1999
          Richard Earnest

                 *                   Director                        September 15,
____________________________________                                     1999
            Ronald Kase

                 *                   Director                        September 15,
____________________________________                                     1999
          David B. Swedlow

    /s/ Jeffrey S. Brown

*By: _____________________

     Jeffrey S. Brown

     Attorney-in-Fact

                                 EXHIBIT INDEX


 Number                               Description
 ------                               -----------
  1.1** Form of Underwriting Agreement dated            ,     .

  3.1*  Amended and Restated Certificate of Incorporation of Data Critical.

  3.2*  Amended and Restated Certificate of Incorporation of Data Critical
         (proposed).

  3.3*  Amended and Restated Bylaws of Data Critical.

  4.1** Specimen Stock Certificate.

  4.2*  Amended and Restated Registration Rights Agreement dated February 22,
         1995, as amended.

  4.3*  Warrant Agreement dated April 13, 1995 between Data Critical and
         Spencer Trask Securities Incorporated with Form of Common Stock
         Purchase Warrant issued in connection with the Series B and Series C
         Preferred Stock financings.

  4.4* Form of Common Stock Purchase Warrant issued in connection with the bridge loan financing.

  4.5*  Common Stock Purchase Warrant dated July 10, 1996 issued by Data
         Critical in favor of Nomadics, Inc.

  4.6*  Common Stock Purchase Warrant dated July 10, 1996 issued by Data
         Critical in favor of Colin Cumming.

  4.7*  Warrant Agreement to purchase shares of Series D Preferred Stock dated
         April 27, 1999 issued by Data Critical in favor of Comdisco, Inc.

  5.1** Opinion of Venture Law Group regarding the legality of the common stock being registered.

 10.1+* Termination and Patent License Agreement dated September 16, 1997 between Data Critical and Hewlett-Packard Company.

 10.2+* Distribution and License Agreement dated January 23, 1997 between Data
         Critical and Marquette Medical Systems, Inc.

 10.3+* Addendum to Marquette Distribution and License Agreement dated
         September 14, 1998 between Data Critical and Marquette Medical
         Systems, Inc.

 10.4*  Subordinated Loan and Security Agreement dated April 27, 1999 between
         Data Critical and Comdisco, Inc.

 10.5*  Master Lease Agreement dated April 27, 1999 between Data Critical and
         Comdisco, Inc.

 10.6*  Business Loan Agreement dated April 10, 1997 between Data Critical and
         Silicon Valley Bank.

 10.7* Loan Modification Agreement dated June 17, 1997 between Data Critical and Silicon Valley Bank.

 10.8*  Loan Modification Agreement dated October 15, 1997 between Data
         Critical and Silicon Valley Bank.

 10.9* Loan Modification Agreement dated April 14, 1998 between Data Critical and Silicon Valley Bank.

 10.10* Loan Modification Agreement dated May 8, 1998 between Data Critical and
         Silicon Valley Bank.

 10.11* Loan Modification Agreement dated September 1, 1998 between Data
         Critical and Silicon Valley Bank.

 10.12* Loan Modification Agreement dated February 12, 1999 between Data
         Critical and Silicon Valley Bank.

 10.13* Loan Modification Agreement dated March 26, 1999 between Data Critical and Silicon Valley Bank.
 10.14* Loan Modification Agreement dated May 6, 1999 between Data Critical and
         Silicon Valley Bank.

 10.15* Promissory Note dated April 10, 1997 between Data Critical and Silicon
         Valley Bank with an original principal amount of $100,000.00.


 Number                               Description
 ------                               -----------
 10.17* Promissory Note dated April 10, 1997 between Data Critical and Silicon
         Valley Bank with an original principal amount of $500,000.00.

 10.18* Promissory Note dated April 14, 1998 between Data Critical and Silicon
         Valley Bank with an original principal amount of $250,000.00.

 10.19  Employment Agreement dated June 14, 1999 between Data Critical and
         Michael E. Singer.

 10.20* Facility Lease dated December 21, 1998 between S/I Northcreek II,
         L.L.C. and Data Critical.

 10.21* Amendment dated March 30, 1999 to the Facility Lease dated December 21,
         1998 between S/I Northcreek II, L.L.C. and Data Critical.
 10.22* Form of Indemnification Agreement between Data Critical and each of its Officers and Directors.

 10.23* 1999 Stock Option Plan (adopted May 7, 1999).

 10.24* 1999 Directors' Stock Option Plan (adopted May 7, 1999).

 10.25* 1999 Employee Stock Purchase Plan (adopted May 7, 1999).

 10.26* 1994 Stock Option Plan (dated December 19, 1994).

 23.1   Consent of Arthur Andersen LLP.

 23.2** Consent of Venture Law Group (included in Exhibit 5.1).

 24.1*  Power of Attorney (included in signature page to Registration
         Statement).

 27.1   Financial Data Schedule.

--------

 *  Previously filed.

 ** To be filed by amendment.

 + Confidential treatment has been requested for the portions in the copy of the exhibit filed with the Securities and Exchange Commission. The omitted information has been filed separately with the Securities and Exchange Commission pursuant to the application for confidential treatment.